Exhibit 10.1
AMENDED AND RESTATED
STOCK PURCHASE AGREEMENT
among
PARTNER REINSURANCE COMPANY OF THE U.S.,
CERITY GROUP, INC.
and
EMPLOYERS HOLDINGS, INC.
(solely in its capacity as Guarantor)

Dated as of May 23, 2018

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EXHIBITS
Exhibit A — Definitions
Exhibit B — Reinsurance Agreement
Exhibit C — Services Agreement
Exhibit D — Guaranty
Exhibit E — Recapture and Termination Agreement

SCHEDULES
2.4 – Licensed States
2.5 – Securities Owned
2.9 – Governmental Approvals
2.10 – Third Party Approvals
2.11 – Conflicts with Other Instruments
2.14(e) – Tax Extensions or Waivers
2.14(l) – Tax Indemnities
2.15 – Litigation
2.17 – Powers of Attorney and Agents
2.21(a) – Special Deposits
2.21(b) – Bank Accounts and Safe Deposit Boxes
2.23(a) – Compliance Violations
2.23(b) – Governmental Proceedings/Investigations/Examinations
2.25 – Contracts
2.26 – Absence of Certain Changes
3.6 – Governmental Approvals
4.1 – Operation in the Ordinary Course
4.5 – Prohibited Contact
4.9(a) – Agreements Other Than Existing Reinsurance Contracts, Reinsurance Agreement, Recapture and Termination Agreement, and Services Agreement and Guaranty
4.9(b) – Terminated Agreements

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AMENDED AND RESTATED
STOCK PURCHASE AGREEMENT
THIS AMENDED AND RESTATED STOCK PURCHASE AGREEMENT (this “Agreement”) dated as of May 23, 2018, by and among Partner Reinsurance Company of the U.S., a New York corporation (the “Seller”), Cerity Group, Inc., a Nevada corporation (the “Purchaser”), and, solely for purposes of Section 11.20, Employers Holdings, Inc., a Nevada corporation (the “Guarantor” and, together with the Seller and the Purchaser, collectively, the “Parties” and individually a “Party”). Defined terms used and not defined herein have the meaning ascribed thereto in Exhibit A.
W I T N E S S E T H:
WHEREAS, the Seller beneficially owns 300,000 shares of common stock, $20.00 par value per share (the “Shares”), representing 100% of the issued and outstanding capital stock, of PartnerRe Insurance Company of New York, a New York corporation (the “Company”);
WHEREAS, the Company has been engaged in the Business, for which it has become licensed as an admitted insurer or accredited as a reinsurer in various jurisdictions;
WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, all of the Shares, on the terms and conditions hereinafter set forth; and
WHEREAS, the Parties entered into a Stock Purchase Agreement dated as of August 11, 2017 with respect to the sale and purchase of the Shares (the “Existing Agreement”), and the Parties desire to amend and restate the Existing Agreement in its entirety as set forth herein.
NOW THEREFORE, in consideration of the premises set forth above, and subject to the terms and conditions stated herein, the Parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

The Purchase and Sale Transaction

Section 1.1Purchase and Sale of the Shares. The Purchaser agrees to purchase from the Seller, and the Seller agrees to sell, assign, transfer and deliver to the Purchaser, on the Closing Date, the Shares for the consideration specified in Section 1.2 on the terms and conditions provided for herein.

Section 1.2Purchase Price. (a) Subject to adjustment pursuant to Section 1.3, the Purchaser agrees to pay to the Seller, and the Seller agrees to accept from the Purchaser, as payment for the Shares an amount in cash (the “Purchase Price”), equal to the sum of:

(i)The amount of statutory capital and surplus of the Company in accordance with Statutory Accounting Principles as of the Closing as set forth in the Estimated Closing Statement (the “Initial Statutory Capital and Surplus”); plus

(ii)Five Million Eight Hundred Thousand Dollars ($5,800,000.00).

(b)Subject to any Requirement of Law including, without limitation, any approval of the New York Department and any limits imposed by the New York Department restricting the amount of the dividends or other distributions which the Company may pay to the Seller, the Seller will use its reasonable efforts to reduce the Initial Statutory Capital and Surplus of the Company on the Closing Date to an amount not less than the amount required by applicable Requirements of Law after giving effect to the transactions contemplated by the Reinsurance Agreement and not substantially more than Forty Million Dollars ($40,000,000), which includes Special Deposits. The Purchaser acknowledges that, on the Closing Date, the Initial Statutory Capital and Surplus shall only include cash, cash equivalents and United States Treasury securities.

(c)Subject to Section 1.3, the Purchase Price shall be payable by the Purchaser at the Closing by wire transfer of immediately available funds to an account designated in writing by the Seller at least three (3) Business Days prior to the anticipated Closing Date.

(d)No later than two (2) Business Days prior to the anticipated Closing Date, the Seller shall provide to the Purchaser a statement (the “Estimated Closing Statement”) setting forth an estimated balance sheet of the Company reflecting the Seller’s good faith estimate of the statutory financial position of the Company as of the Closing Date, which shall be in accordance with Statutory Accounting Principles in effect as of the date of the Estimated Closing Statement. The Initial Statutory Capital and Surplus reflected on the Estimated Closing Statement will be calculated as set forth in the immediately preceding sentence (except for the Company’s investment assets, which will be valued at fair market value as of the date of the Estimated Closing Statement) and will be the amount of Initial Statutory Capital and Surplus to be paid by the Purchaser as provided in Section 1.2(b) above.

Section 1.3Adjustments to Purchase Price.

The Purchase Price shall be subject to adjustment at and/or subsequent to the Closing at the times and as provided in this Section 1.3.
(a)Seller (on or prior to the Closing Date) shall notify Purchaser in writing if any of the Company’s licenses or accreditations to transact insurance or reinsurance business in the jurisdictions listed on Schedule 2.4 or any of the authorizations under each of those licenses or accreditations to write specific lines of insurance or reinsurance business (collectively the “Licenses”, and each such jurisdiction a “Licensed State”) have been and continue to be rescinded, terminated, revoked, nonrenewed, suspended or are in a proceeding with respect to any of the foregoing or are otherwise materially restricted or impaired (a “Rescinded License”) at the time of the Closing as a result of conduct (or a failure to act) occurring prior to the Closing Date by the Seller, the Company or their respective Affiliates. After the Closing Date, if any of the Licenses becomes and continues to be a Rescinded License as a result of conduct (or a failure to act) occurring prior to the Closing Date by the Seller, the Company or their respective Affiliates, Purchaser shall notify Seller in writing prior to the date that is sixty (60) days following the Closing Date.

(b)Prior to and on the Closing Date, the Seller, at its own expense, will use its reasonable efforts, with the cooperation of the Purchaser, as needed, to eliminate, cure or resolve any restriction, impairment or proceeding resulting in a License being a Rescinded License, so as to enable the Company to continue writing all lines of insurance and reinsurance business in such states that the Company was licensed or accredited to write prior to such License becoming a Rescinded License (such elimination or cure, a “License Cure”). After the Closing Date, the Purchaser, at Seller’s expense, will use its reasonable efforts, with the cooperation of Seller, to obtain License Cures; provided, that (i) the Purchaser shall, in good faith, give due consideration to any and all recommendations of the Seller in connection with obtaining a License Cure, (ii) the expenses incurred in connection with a License Cure must be reasonable for a matter of such nature and (iii) in no event shall the Seller’s expenses exceed the amount of the License Value for such License.

(c)If there is any Licensed State in which a Rescinded License exists on and as of the Closing Date and, notwithstanding the exercise of Seller’s reasonable efforts, the Seller fails to obtain a License Cure prior to the Closing Date with respect thereto, the Purchaser shall withhold the License Value with respect to such Licensed State from the Purchase Price otherwise payable by the Purchaser to the Seller on the Closing Date; provided, however, that (i) if such License Cure has been obtained prior to the date that is three (3) months after the Closing Date, then the Purchaser shall promptly (but in any event no more than fifteen (15) days following such License Cure) pay to the Seller the full License Value for such Licensed State, and (ii) if such License Cure has been obtained after the three (3) month anniversary of the Closing Date but prior to the date that is six (6) months after the Closing Date, then the Purchaser shall promptly (but in any event no more than fifteen (15) days following such License Cure) pay to the Seller seventy-five percent (75%) of the License Value for such Licensed State. For the avoidance of doubt, with respect to this Section 1.3(c), any License Cure obtained after the six (6) month anniversary of the Closing Date shall not entitle the Seller to payment of any part of the License Value with respect to such Licensed State.

(d)If there is any Licensed State where a License becomes a Rescinded License after the Closing Date and prior to the date that is sixty (60) days following the Closing attributable to the action (or failure to act) of the Seller, the Company or their respective Affiliates prior to the Closing Date, (i) the Purchaser will notify the Seller of such status as a Rescinded License promptly after the Purchaser receives written notice of such Rescinded License and provide to Seller any information available to the Purchaser as to the reason for such Rescinded License, and (ii) notwithstanding the exercise of Purchaser’s reasonable efforts to obtain a License Cure, the Seller will promptly (but in any event no more than fifteen (15) days following such deadlines below) pay to the Purchaser with respect to such Licensed State (A) twenty-five percent (25%) of the License Value, if such License Cure has not been obtained prior to the date that is three (3) months after the date when the License became a Rescinded License, and (B) the remaining seventy-five percent (75%) of the License Value if such License Cure has not been obtained prior to the date that is six (6) months after the date when the License became a Rescinded License. For the avoidance of doubt, with respect to this Section 1.3(d), if the License Cure is obtained after the six (6) month anniversary of the date when the License became a Rescinded License, the Purchaser shall be entitled to repayment in full of the License Value with respect to such Licensed State.

(e)(i)    No later than sixty (60) days after the Closing Date, Purchaser shall deliver to Seller a statement (the “Final Closing Statement”) setting forth the balance sheet of the Company as of the Closing Date, prepared in good faith from the books and records of the Company and in accordance with Statutory Accounting Principles in effect as of the Closing Date. Seller shall have thirty (30) days from the date on which the Final Closing Statement is delivered to review such statement (the “Review Period”).

(ii)    If Seller disagrees with the Final Closing Statement, Seller may, on or prior to the last day of the Review Period, deliver a notice to Buyer setting forth, in reasonable detail, each disputed item or amount and the basis for Seller’s disagreement therewith (the “Dispute Notice”). The Dispute Notice shall set forth, with respect to each disputed item, Seller’s position as to the correct amount or computation that should have been included in the Final Closing Statement.
(iii)    If no Dispute Notice is received by Purchaser with respect to any item in the Final Closing Statement on or prior to the last day of the Review Period, the amount or computation with respect to such item as set forth in the Final Closing Statement shall be deemed accepted by Seller, whereupon the amount or computation of such item or items shall be final and binding on the parties.
(iv)    If a Dispute Notice is received by Purchaser, then the Parties will endeavor in good faith to resolve by mutual agreement all matters identified in the Dispute Notice. In the event that the Parties are unable to resolve by mutual agreement any matter in the Dispute Notice within ten (10) Business Days, then the Parties shall jointly engage PriceWaterhouseCoopers to make a final determination with respect to all matters in dispute, the cost of which shall be borne equally by the Parties. The report of the independent accounting or actuarial firm (the “Final Report”) shall be final and binding on the Parties, and shall be deemed a final arbitration award that is binding on the Parties, and, absent fraud, no Party shall seek further recourse to courts, other tribunals or otherwise, other than to enforce the Final Report.
(v)    If the statutory capital and surplus of the Company reflected in the Final Closing Statement or, if applicable, the Final Report (the “Final Statutory Capital and Surplus”) is more than the Initial Statutory Capital and Surplus, then Purchaser shall remit to Seller an amount equal to the absolute value of such difference within ten (10) Business Days of the end of the Review Period or the date of the Final Report, as applicable. If the Final Statutory Capital and Surplus is less than the Initial Statutory Capital and Surplus, then Seller shall remit to Purchaser an amount equal to the absolute value of such difference within ten (10) Business Days of the end of the Review Period or the date of the Final Report, as applicable.

Section 1.4Closing. The Closing shall take place at the offices of Morgan, Lewis & Bockius LLP located at One State Street, Hartford, Connecticut at 10:00 a.m., local time, within seven (7) Business Days following the date on which the approval of the acquisition of the Shares by the Purchaser has been obtained from the New York Department or such other time and date as the Parties hereto may agree in writing, subject to satisfaction or waiver of each of the closing conditions set forth in ARTICLES VI and VII. Notwithstanding the foregoing, if the approval of the acquisition of the Shares by the Purchaser is obtained from the New York Department within seven (7) Business Days prior to the end of any calendar quarter and all other conditions to closing have been satisfied or waived, each of the Seller and the Purchaser shall use reasonable efforts to consummate the Closing prior to the end of such calendar quarter.

Section 1.5Withholding. Notwithstanding anything in this Agreement to the contrary, the Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any other provision of Tax law; provided, that Purchaser shall take reasonable efforts to provide sufficient time and opportunity for the Seller to review Purchaser’s decision to withhold on any payments made pursuant to this Agreement, and that all Parties shall, to the extent reasonably practicable and as permitted by law, work together to avoid or reduce any such withholding obligation. To the extent that amounts are so withheld or deducted by the Purchaser such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by the Purchaser.

ARTICLE II

Representations and Warranties by the Seller

The Seller hereby represents and warrants to the Purchaser as of the date hereof and as of the Closing Date, in each case as set forth in this ARTICLE II. All disclosures to be made by the Seller in connection with, or exceptions to, these representations and warranties are made by the Seller solely in the Schedules attached to this Agreement.
Section 2.1Organization and Qualification of the Seller. The Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of New York. The Seller has all requisite corporate authority to carry on its business as the same is being conducted on the date hereof, to own or otherwise possess all of the assets and properties it owns or otherwise possesses on the date hereof, to execute and deliver this Agreement and to perform its obligations hereunder.

Section 2.2Corporate Action. The authorization, execution and delivery of this Agreement, the Reinsurance Agreement, the Recapture and Termination Agreement and the Services Agreement by the Seller, and the consummation by the Seller of the transactions contemplated herein and therein, have been authorized by all requisite corporate action, if any, on the part of the Seller, including the approval, if any, by the Board of Directors of the Seller.

Section 2.3Authority. The Seller has full corporate power and authority to execute and deliver the Transaction Agreements to which it is a party and to take the actions and carry out the transactions contemplated by the Transaction Agreements. The execution, delivery and performance by the Seller of the Transaction Agreements to which it is a party, and the consummation of the transactions contemplated thereby, have been duly authorized and approved by all required corporate action on the part of the Seller.

Section 2.4Organization and Qualification of the Company. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of New York. Except as set forth in Schedule 2.4 hereto, the Company (i) is duly licensed as a domestic insurance company in the State of New York, (ii) is duly licensed or accredited as a foreign insurance or reinsurance company in each other jurisdiction listed on Schedule 2.4, which are the only jurisdictions other than the State of New York in which the Company is licensed or accredited, and (iii) has the required minimum Statutory Capital and Surplus required in each such jurisdiction. The Seller has made available to the Purchaser true and complete copies of each of the Company’s Licenses, reflecting all amendments thereto, for New York and each of the jurisdictions listed in Schedule 2.4 where the Company is licensed or accredited to conduct the Business. Except as set forth in Schedule 2.4, (a) the Company is in good standing in each such jurisdiction, and each License is in full force and effect in all respects, and (b) there are no investigations, proceedings, actions or claims pending, threatened in writing or, to the Seller’s Knowledge, threatened orally, in any jurisdiction to suspend, restrict and/or revoke any License of the Company or any of its lines of authority in each state in which it has a License or, to the Knowledge of the Seller, any basis for any such suspension, restriction or revocation. Except as may be required by an applicable governmental or regulatory authority as a condition to writing new business, the Company is not subject to any Requirement of Law limiting or restricting its ability in any respect to make full use of its Licenses in accordance with the terms thereof. Subject to the receipt of all Required Approvals, none of the Licenses will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated herein.

Section 2.5No Subsidiaries of the Company. The Company does not own, either directly or indirectly, any voting securities or other equity of any corporation, partnership or other business entity, other than marketable securities and other investments set forth on Schedule 2.5, and is not a participant in any joint venture with any other person, including special purpose vehicles, or other off balance sheet arrangements.

Section 2.6Capitalization of the Company. The entire authorized capital stock of the Company consists of 300,000 shares of common stock with a par value of $20.00 per share. The Shares have been validly issued and are fully paid and nonassessable and they constitute all of the issued and outstanding capital stock of the Company. The Seller is the sole holder of lawful record and beneficial owner of the Shares free and clear of all Liens. Except for the Shares, there are no outstanding voting securities, equity interests, options or warrants, or other agreements or rights to purchase or otherwise acquire securities convertible into any of the Shares or any other shares of common stock or preferred stock of the Company. Except for this Agreement, neither the Seller nor the Company has made any commitment to issue or to sell any of the Shares or any other shares of common stock or preferred stock of the Company or any options, warrants, rights or convertible securities or evidences of indebtedness of the Company. There are no shareholder agreements, voting trust, proxy or other agreement or understanding with respect to the voting of the Shares. The transfer of the Shares to the Purchaser in accordance with this Agreement will deliver good and marketable title in and to the Shares to the Purchaser, free and clear of all Liens (other than Liens, if any, created by the Purchaser).

Section 2.7Certificate of Incorporation and By-laws. The Seller has delivered to the Purchaser a true, correct and complete copy of the Certificate of Incorporation and the By-Laws of the Company in effect on the date of this Agreement reflecting all amendments thereto.

Section 2.8Validity. Each of this Agreement, the Reinsurance Agreement, the Recapture and Termination Agreement and the Services Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws presently or hereafter in force affecting the enforcement of creditors’ rights generally and subject to general equitable principles limiting the right to obtain specific performance or other equitable relief.

Section 2.9Governmental Approvals. Except for the approval of the New York Department, as described in Section 5.1, and any necessary consents, authorizations and regulatory approvals set forth on Schedule 2.9 hereto, no authorization, consent or approval or other order or action of a governmental or regulatory body or authority is required for (i) the execution and delivery of any Transaction Agreement by the Seller to which it is a party, (ii) the consummation by the Seller of the transactions provided for therein, or (iii) the transfer of the Shares to the Purchaser on the Closing Date.

Section 2.10Third Party Approvals. Except for the Required Approvals and as set forth on Schedule 2.10, no authorization, consent or approval from any third party is required for (i) the execution and delivery of any Transaction Agreement by the Seller to which it is a party, (ii) the consummation by the Seller of the transactions provided for herein, or (iii) the transfer on the records of the Company of the Shares to the Purchaser on the Closing Date.

Section 2.11Conflict With Laws and Other Instruments. Assuming the receipt of all Required Approvals, except as disclosed on Schedule 2.11 the execution, delivery and performance of any Transaction Agreement by the Seller and the consummation of the transactions contemplated thereby do not and will not (i) materially conflict with or result in the material breach of any of the terms, conditions or provisions of, or constitute a material default (or an event which with the passage of time or notice or both would become a material default) under (A) the Certificate of Incorporation or By-Laws or other organizational documents, as the case may be, of the Seller or the Company or (B) any material mortgage, note, bond, indenture, agreement, contract, license or other instrument or obligation to which either the Seller or the Company is a party or by which either of them or any of their respective properties may be bound or affected or (ii) violate any law or regulation, or order, writ, judgment, injunction or decree of any court, administrative agency or governmental body applicable to the Seller or the Company in effect on the date hereof or on the Closing Date.

Section 2.12Financial Statements.
(a)The statutory financial statements of the Company, filed with the New York Department (the “Statutory Financial Statements”) and delivered to the Purchaser prior to the execution and delivery of this Agreement, for the fiscal years ended December 31, 2015 and 2016 and for the fiscal quarter ended on March 31, 2017, have been prepared in accordance with the Statutory Accounting Principles which, except as noted in the Statutory Financial Statements, have been applied on a consistent basis.
(b)The Statutory Financial Statements fairly present in all material respects the financial condition, the results of operations, surplus as regards policyholders and changes in financial position of the Company as of and for the respective dates and periods indicated therein, in accordance with Statutory Accounting Principles applied thereto on a consistent basis.

Section 2.13No Material Adverse Effect. Except for the transactions contemplated by this Agreement, there has been no event, circumstance or condition occurring or in effect since January 1, 2017, which, individually or in the aggregate, is or would reasonably be expected to result in a Material Adverse Effect.

Section 2.14Taxes.

(a)All Tax Returns required to have been filed by or with respect to the Company have been timely filed (taking into account any extension of time to file granted or obtained), all such Tax Returns were true, correct and complete in all material respects at the time of filing and all Taxes required to have been paid by or with respect to the Company have been timely paid. The Company has made available to Purchaser all material Tax Returns filed by or with respect to the Company in the past five years (other than the consolidated income Tax Returns for the group of which PartnerRe U.S. Corporation is the parent).

(b)All Taxes required to have been withheld, collected or remitted by the Company have been withheld, collected or remitted, as the case may be.

(c)No deficiency for any material amount of Tax has been proposed, asserted or assessed by any governmental authority in writing against the Company that has not been satisfied by payment, settled or withdrawn.

(d)There is no tax audit, examination, suit or other tax proceeding now in progress, pending, threatened in writing or, to the Knowledge of the Seller, threatened orally against the Company.

(e)There are no outstanding waivers extending the statutory period of limitations on assessment or payment of Taxes due from the Company except as disclosed in Schedule 2.14(e).

(f)There are no Tax Liens (other than Liens for Taxes which are not yet due and payable) on any assets of the Company.

(g)None of the assets of the Company directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(h)The Company is a U.S. domestic corporation, and the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(i)The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying, or intended to qualify, for tax-free treatment under Section 355 of the Code during the two (2) -year period ending on the date of this Agreement.

(j)The Company has not (A) entered into a closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) with any governmental authority or (B) received or sought, or participated in a request for, a ruling (or other determination or form of advice) from any governmental authority pertaining to the treatment of any item for Tax purposes.

(k)Within the past five (5) years, the Company has not received a written claim from any governmental authority in a jurisdiction where the Company does not file Tax Returns to the effect that, or inquiring as to whether, the Company is or may be subject to taxation by that jurisdiction.

(l)Except as set forth on Schedule 2.14(l), the Company is not a party to any Tax indemnity, Tax sharing or Tax allocation agreement.

(m)The Company has not executed or filed with any Taxing Authority any power of attorney relating to Taxes, which power of attorney remains outstanding.

(n)The Company has not engaged in any “listed transaction” as defined in Section 1.6011-4 of the Treasury Regulations.

(o)The Seller and the Company are members of an “affiliated group” within the meaning of Section 1504 of the Code, and PartnerRe U.S. Corporation is the “common parent” of such affiliated group.

(p)There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws) that are required to be taken into account by the Company in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date.

(q)The Company is not a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

Section 2.15Litigation. (a) Except as disclosed on Schedule 2.15 and except for claims for payments of amounts due under insurance or reinsurance policies or contracts in the ordinary course of business, for the past two (2) years there have not been, and currently there are no, actions, suits, investigations or claims (including legal, administrative or arbitration proceedings) pending, threatened in writing or, to the Knowledge of the Seller, threatened orally before or by any governmental authority, nor is there any outstanding order, judgment, writ, injunction or decree of any court, governmental authority or arbitration tribunal, in each case by, against or affecting the Company, its Business or any of its assets (including, without limitation, the Licenses).

(b)There is no action, suit, proceeding or investigation of the Seller which is pending, threatened in writing or, to the Knowledge of the Seller, threatened orally, which questions the validity or propriety of any Transaction Agreement or any action taken by the Seller in connection therewith.

Section 2.16Employees. (a) The Company does not have and for the past two (2) years has not had any employees.

(b)There are no written or oral employment or consulting agreements, severance pay plans, pension, retirement, profit sharing, employee relations policies, practices and arrangements, agreements with respect to leased or temporary employees, executive compensation plans, incentive compensation plans or arrangements, vacation pay plans or arrangements, sick pay plans, deferred compensation and bonus plans, incentive stock option, stock ownership and stock purchase plans, or any other employee benefit programs, arrangements, agreements or understandings, including medical, vision, dental or other health plans, insurance and disability plans, including, without limitation, “any employee benefit plan” as defined in Section 3(3) of ERISA, in effect to which the Company contributes or is a party, or under which the Company may have liability.

Section 2.17Powers of Attorney and Agents. Except as set forth in Schedule 2.17, no person holds a power of attorney granted by the Company except statutory agents for service of process.

Section 2.18Environmental Matters. (a) Except for claims for payments of amounts due under insurance or reinsurance policies or contracts in the ordinary course of business, there are no litigation, suits, claims, proceedings or investigations or private or governmental enforcement actions or orders pending, threatened in writing or, to the Knowledge of the Seller, threatened orally against the Company with respect to any Hazardous Material or Environmental Law applicable to the Company.

(b)Neither the Seller nor its Affiliates nor the Company has received any written notice in the past two (2) years from any governmental authority or other person of any claims or potential violations by the Company of, or liability under, any Environmental Law.

(c)For purposes of this Section 2.18, “Environmental Law” means any Requirement of Law relating to pollution or protection of the environment, health, safety, or natural resources or to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials; and “Hazardous Material” means any material, substance, waste, pollutant, contaminant, chemical or other matter that is defined as a hazardous material, hazardous substance, hazardous waste, toxic material, toxic substance or other term having a similar meaning under any Requirement of Law or is otherwise subject to elimination, abatement, removal, remediation or cleanup under any Requirement of Law.

Section 2.19Assets and Property. The Company owns and has good and marketable title to all of its assets and properties, free and clear of any Liens (other than Liens for Taxes which are due and not yet payable and Liens, if any, created by the Purchaser), except for Special Deposits. On the Closing Date, the Company’s assets will include (i) those assets reflected on its Estimated Closing Statement and (ii) all other assets retained by the Company after giving effect to the transactions contemplated by the Reinsurance Agreement, including, without limitation, its minute books and other corporate records, operational books and records, Licenses referred to in Schedule 2.4, and the Statutory Capital and Surplus (as provided in Section 1.2 of this Agreement).

Section 2.20No Liabilities. All liabilities of the Company that have arisen or could arise under any insurance contract or any reinsurance contract to which the Company is a party have been and will be ceded pursuant to the Existing Reinsurance Contracts and the Reinsurance Agreement. As of the date of this Agreement, the Company has no liabilities (and there is no existing condition, situation or set of circumstances which will or would reasonably be expected to result in any liability) of any nature, whether absolute, accrued, contingent or otherwise or whether due or to become due, except for (a) liabilities disclosed on the Reference Balance Sheet, (b) liabilities incurred in the ordinary course of business since the date of the Reference Balance Sheet, which liabilities (i) are not prohibited or limited by this Agreement or any other Transaction Agreement and (ii) would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect and (c) liabilities ceded or to be ceded pursuant to the Existing Reinsurance Contracts and the Reinsurance Agreement. As of the Closing Date, the Company has no liabilities (and there is no existing condition, situation or set of circumstances which will or would reasonably be expected to result in any liability) of any nature, whether absolute, accrued, contingent or otherwise or whether due or to become due, except for (a) liabilities disclosed on the Reference Balance Sheet and (b) liabilities incurred in the ordinary course of business since the date of the Reference Balance Sheet, which liabilities (i) are not prohibited or limited by this Agreement or any other Transaction Agreement, and (ii) would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, in the case of each of clause (a), (b)(i) and (b)(ii), other than those ceded pursuant to the Existing Reinsurance Contracts and the Reinsurance Agreement.

Section 2.21Special Deposits; Accounts. (a) Schedule 2.21(a) contains a list of all Special Deposits and the location of such Special Deposits. No other Special Deposits are required by any Requirement of Law in order to maintain any of the Licenses or to conduct the Business.

(b)Schedule 2.21(b) contains a complete and correct listing of each bank account and other financial institution account and safe deposit box maintained by the Company, and the names of persons authorized to access such accounts or boxes.

Section 2.22Corporate Records. Each of the corporate minute books and stock record books of the Company contains, respectively, a true and correct record of all of the material corporate actions and stock records of the Company since March 1, 1999.

Section 2.23Compliance. (a) Except as set forth on Schedule 2.23(a), the Company is not, and at all times during the two (2) year period preceding the date hereof has not been, in violation of any Requirement of Law (i) with respect to the Licenses (including the related lines of authority) that is material or (ii) that, to the Seller’s Knowledge, is or would reasonably be expected to result in a Material Adverse Effect. Schedule 2.23(a) sets forth a list of all such violations (including any penalties incurred with respect thereto), and the Seller or the Company, as applicable, has resolved or cured any such violation in the manner set forth on Schedule 2.23(a) such that the violation will not materially impair the Company’s Licenses or the ability to do Business. No event has occurred or circumstance exists that, with notice or the passage of time or both, would reasonably be expected to constitute or result in a violation in any material respect of, or failure to comply in all material respects with, any Requirement of Law to which the Company, or to which any of its assets (including the Licenses), owned or used by it, is or has been subject during the two (2) year period preceding the date hereof. Except as set forth on Schedule 2.23(a), neither the Company nor the Seller within the two (2) year period preceding the date hereof has received written notice from any governmental authority regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Requirement of Law to which the Company, or to which any of its assets (including the Licenses), owned or used by it, is or has been subject.

(b)Schedule 2.23(b) lists all material governmental proceedings, examinations or investigations conducted within the two (2) year period preceding the date hereof with respect to the Company’s Business or Licenses and, except as set forth on Schedule 2.23(b), none of which were determined adversely to the Company. Except as set forth on Schedule 2.23(b), the Company is currently not the subject of, threatened in writing with, or, to the Seller’s Knowledge, threatened orally with any governmental proceedings, examinations or investigations, including without limitation any state insurance department proceedings or investigations. The Company has filed all material reports, data, registrations, filings, other information and applications required during the past two (2) years to be filed with or otherwise to be provided to any governmental authority with jurisdiction over the Company or its Business, properties or assets (including the Licenses), and all required regulatory approvals in respect thereof are in full force and effect. Except as set forth in Schedule 2.23(b), all such regulatory filings were complete and correct when filed and remain in compliance with applicable Requirements of Law, and no deficiencies have been asserted by any governmental authority with respect to such regulatory filings which have not been fully cured or otherwise resolved.

Section 2.24Brokers or Finders. (i) No broker, advisor or finder has acted directly or indirectly for the Seller or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby other than Merger & Acquisition Services, Inc., the fees and expenses of which will be paid by the Seller, (ii) no Person is entitled to any brokerage, advisory or finder’s fee or other commission based in any way on agreements, arrangements or understandings with the Seller or any of its Affiliates relating to the sale of the Company to the Purchaser (“Seller Fees”) other than Merger & Acquisition Services, Inc. and (iii) if any Seller Fees are due, they will be the sole obligations of the Seller and neither the Company nor the Purchaser shall have any liability therefor.

Section 2.25Contracts. Except as set forth in Schedule 2.25 hereto, the Company is not:

(a)a party to, nor is it bound by, nor are its assets subject to, any Lien, contract, mortgage, indenture, note guaranty, lease, commitment or agreement of any kind;

(b)a party to any agreement, commitment or instrument evidencing indebtedness of the Company whether directly or indirectly by way of purchase money obligations, conditional sale, lease purchase, guaranty or otherwise;

(c)a party to or obligated under any agreement, contract or other instrument to pay any fees, bonus or other amount upon or following any threatened or actual change in control, or change in the nature of the Company’s Business or any other aspect of its operations;

(d)a party to any contract or agreement not of the type covered by any other subsections of this Section 2.25 which by its terms does not terminate or is not terminable by and without penalty or cost to the Company within thirty (30) Business Days and which is not indemnifiable pursuant to this Agreement or assumed under the Existing Reinsurance Contracts;

(e)a party to any contract with any governmental entity or third party containing any provision or covenant (i) restricting, restraining or impairing the ability of the Company to engage in any line of the insurance or reinsurance business, to compete with any Person, to do business with any Person or in any location or to employ any Person, or (ii) restricting, restraining or impairing the ability of any Person to obtain products or services from the Company;

(f)a party to any agreement with any agent, broker, producer or other intermediary that is or was a distributor of products of the Company pursuant to which any such agent, broker, producer or other intermediary currently has authority to bind the Company to insurance policies or other obligations;

(g)a party to any forward foreign exchange contract or substantially identical instrument; or

(h)in default under any agreement, lease, license, accreditation or other arrangement otherwise material to its ability to operate an insurance or reinsurance business.

Section 2.26Absence of Certain Changes or Events. Except as set forth on Schedule 2.26, since January 1, 2017, there has not been:

(a)any change in the assets, liabilities, operating results or condition (financial or otherwise) of the Company that would reasonably be expected to result in a Material Adverse Effect;

(b)any redemption, purchase or other acquisition of any of the Company’s capital stock or other securities of the Company except as may occur after the date hereof solely pursuant to the terms of this Agreement;

(c)any grant of any option to purchase or other right to acquire any of the Shares or any capital stock of the Company, any grant of any stock appreciation rights, or any issuance of shares of capital stock (whether treasury shares or otherwise) by the Company;

(d)any indebtedness incurred for borrowed money or commitment to borrow money by the Company;

(e)any sale, assignment or transfer of any Licenses;

(f)any mortgage, pledge, transfer of a security interest in, or Lien, created by the Seller or the Company, with respect to any of the Company’s material properties or assets, including but not limited to its Licenses, excluding Liens for taxes not yet due or payable;

(g)any dividend, distribution or payment on shares of capital stock of the Company declared, made, set aside or paid, except as contemplated pursuant to and consistent with the terms of this Agreement;

(h)with respect to the Company, any making, revocation of or change in any election in respect of Taxes, filing of any amended Tax Return, entering into any closing agreement, settling any claim or assessment in respect of Taxes, surrendering by any affirmative action any right to claim a refund of Taxes, or consenting to any extension or waiver of any statute of limitation applicable to any claim or assessment in respect of Taxes; or

(i)any amount which is presently due and payable from the Company in respect of any guaranties or similar instruments, issued by the Company guaranteeing loans advanced to its agents by any financial institution under any agent loan program or similar type program.

The Company has not entered into any oral or written agreement as to any of the acts or things described in this Section 2.26.
Section 2.27Embargoed Persons. The Company is not, and is not acting, directly or indirectly for or on behalf of, any Person, who is (i) identified on the Specially Designated Nationals and Blocked Persons List maintained by the United States Treasury Department Office of Foreign Assets Control or any similar list maintained pursuant to any Requirement of Law, (ii) subject to trade restrictions under United States Requirement of Law, including, without limitation, the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated under any such laws, (iii) subject to blocking, sanction or reporting under the USA Patriot Act, as amended; Executive Order 13224, as amended; Title 31, Parts 595, 596 and 597 of the U.S. Code of Federal Regulations, as they exist from time to time; and any other Requirement of Law or Executive Order or regulation through which the U.S. Department of the Treasury has or may come to have sanction authority, or (iv) subject to or covered by any other sanction laws of the United States (the Persons referred to in clauses (i) through (iv), each an “Embargoed Person”). The Company is not engaged in, facilitating or taking part in, and to the Knowledge of the Seller has not engaged in, facilitated or taken part in, any transaction or business, directly or indirectly, with, on behalf of or in connection with, any Embargoed Person.

ARTICLE III

Representations and Warranties by the Purchaser

The Purchaser represents and warrants to the Seller as of the date hereof and as of the Closing Date, in each case as set forth in this ARTICLE III. All disclosures to be made by Purchaser in connection with, or exceptions to, these representations and warranties are made by Purchaser solely in the Schedules attached to this Agreement.
Section 3.1Corporate Existence, Power and Authority. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated herein.

Section 3.2Corporate Action. The execution and delivery of this Agreement by the Purchaser, and the consummation by the Purchaser of the transactions contemplated herein, have been authorized by all requisite corporate action on the part of the Purchaser.

Section 3.3Validity. This Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws presently or hereafter in force affecting the enforcement of creditors’ rights generally and subject to general equitable principles limiting the right to obtain specific performance or other equitable relief.

Section 3.4Conflict with Other Instruments. Neither the execution and delivery of this Agreement by the Purchaser nor the consummation of the transactions contemplated hereby (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default (or an event which with notice or passage of time or both would become a default) under, the Articles of Incorporation or By-Laws of the Purchaser or any material indenture, mortgage, lease, agreement, contract, note or other instrument or obligation to which the Purchaser is a party or by which it or its properties may be bound or affected; or (ii) violate any law or regulation to which the Purchaser is subject or by which it or its properties are bound in effect on the date hereof or the Closing Date.

Section 3.5Brokers or Finders. (i) No broker, advisor or finder has acted, directly or indirectly, for the Purchaser in connection with this Agreement, or the transactions contemplated hereby, (ii) no Person is entitled to any brokerage, advisory or finder’s fee or other commission based in any way on agreements, arrangements or understandings with the Purchaser relating to the sale of the Company to the Purchaser (“Purchaser Fees”), and (iii) if any Purchaser Fees are due, they will be the sole obligations of the Purchaser and neither the Company nor the Seller shall have any liability therefor.

Section 3.6Governmental Approvals. (a) Except for the approval of the New York Department, as described in Section 5.1, and as otherwise set forth on Schedule 3.6, no authorization, consent or approval or other order or action of or filing with any court, administrative agency or other governmental or regulatory body or authority is required for the execution and delivery by the Purchaser of this Agreement or the Purchaser’s consummation of the transactions contemplated hereby.
(b)There are no facts or circumstances relating to the Purchaser or any Affiliate thereof (including the operations, management, business or regulatory matters thereof) which, to the Knowledge of the Purchaser, would cause any rejection, limitation or restriction or a delay in connection with the approval of the Acquisition Statement as contemplated by Section 5.1 or any License of the Company as a result of the transactions contemplated hereby.

Section 3.7Litigation. There is no action, suit, proceeding or investigation of the Purchaser which is pending, threatened in writing or, to the Knowledge of the Purchaser, threatened orally against the Purchaser which questions the validity or propriety of any Transaction Agreement or any action taken by the Purchaser in connection therewith.

Section 3.8No Securities Acts Violation. The Purchaser acknowledges that the Shares to be delivered to the Purchaser have not been registered under the Acts. On the Closing Date, the

Purchaser will acquire the Shares for its own account for investment, with no intention of reselling or otherwise disposing of all or any portion of the Shares in a manner which would constitute a violation of the Acts.

Section 3.9Availability of Funds. The Purchaser has cash or other assets available or has access to cash or other assets sufficient to enable it to pay the Purchase Price and otherwise consummate the transactions contemplated by this Agreement and the other Transaction Agreements at the Closing.

ARTICLE IV

Covenants of the Seller

Section 4.1Operate in the Ordinary Course. The Seller covenants and agrees that between the date of this Agreement and the Closing Date, the Company will operate its business only in the ordinary course of business consistent with past practice since January 1, 2017, except as otherwise agreed herein.

Section 4.2Access to Records. The Seller agrees that (i) between the date of this Agreement and the Closing Date, the Seller will cause the Company to make available to the Purchaser and its authorized representatives at reasonable times, upon reasonable notice and under reasonable circumstances all the Company records, minute books, stock books, seals, examination reports, annual statements, financial statements, contracts and any other documents of the Company reasonably requested by the Purchaser, and (ii) after the Closing Date, the Seller will provide the Purchaser with any information which the Purchaser reasonably may request in order to respond to litigation and to comply with regulatory requirements and requests, subject to the Seller’s rights to withhold such information in order to protect its attorney-client privileged communications or to comply with confidentiality obligations. The Purchaser recognizes the proprietary nature of all of the information as it pertains to the Seller and its Affiliates (other than the Company from and after the Closing) provided pursuant to this Section 4.2, whether in oral or written form, and agrees not to reveal or disclose such information to any third party except as required by law or governmental authority; provided, however, that such confidentiality obligations will not apply to any information that becomes generally available to the public other than as a result of the breach of this Section 4.2 or information not otherwise known by the Purchaser that becomes available to the Purchaser from a Person other than the Seller and which Person is or was not, to the knowledge of the Purchaser, otherwise in violation of a confidentiality agreement with the Seller with respect to the disclosure of such information.

Section 4.3[Intentionally omitted].

Section 4.4Cooperation in Regulatory Filings. The Seller shall reasonably cooperate with the Purchaser in connection with the Purchaser’s preparation and filing of the Acquisition Statement and any other filing to be made by the Purchaser in respect of any Required Approval. Upon the request of the Purchaser, the Seller shall use its reasonable efforts to facilitate approval of, and to do or cause to be done all things necessary, proper or advisable by the Seller to consummate and make effective, the transactions contemplated by this Agreement; provided however, that the Seller shall not be required to take any action or agree to any condition or restriction not customarily required for the type of acquisition as set forth in this Agreement.

Section 4.5Prohibited Conduct. Except as set forth on Schedule 4.5 or as otherwise permitted or required by this Agreement, between the date of execution hereof and the Closing Date, unless the Purchaser has given its prior written consent, or such action is required or contemplated by this Agreement or any Requirement of Law, the Seller shall not cause or permit the Company to do any of the following:

(a)issue, sell, pledge, dispose of or encumber any stock or security of the Company of whatsoever kind, or grant any option to purchase, or other right to acquire, any stock or security of the Company;

(b)introduce any new method of accounting for financial reporting or Tax purposes in connection with the Company unless as the result of a Requirement of Law or recommendation by the Seller’s auditors;

(c)change the Company’s auditors or actuaries without the prior written consent of the Purchaser, which shall not be unreasonably withheld or delayed;

(d)make, revoke or change any election in respect of Taxes, file any amended Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of any statute of limitation applicable to any claim or assessment in respect of Taxes;

(e)mortgage, pledge or grant a Lien on any of the Company’s properties or assets;

(f)incur any liabilities (including, without limitation, making any loan commitment by the Company) other than those to be discharged by the Seller at or prior to the Closing;

(g)take any action (or omit to take any action) that would constitute a Material Adverse Effect;

(h)transact any insurance or reinsurance business or any other aspect of its operations except in the ordinary course of business consistent with past practices since January 1, 2017;

(i)make any new or additional investments of the assets of the Company other than in cash, cash equivalents, United States Treasury securities or investment grade corporate bonds, unless required by a Requirement of Law in connection with a Special Deposit; or

(j)make any offer or commitment or incur any obligation to enter into any contract, arrangement or transaction of a type described in this Section 4.5.

Section 4.6Special Deposits. The Special Deposits listed on Schedule 2.21(a) shall be maintained through the Closing Date and will constitute assets to be included in the Company’s Statutory Capital and Surplus.

Section 4.7Preservation of Licenses. The Seller covenants and agrees that from and after the date of the execution of this Agreement through and including the Closing Date, the Seller will cause the Company to use its reasonable efforts to preserve and keep in full force and effect the Licenses. In addition, subject to applicable Requirements of Law, the Seller shall, and shall cause the Company to, deliver to the Purchaser promptly upon receipt copies of all communications with state regulatory authorities that involves or could reasonably be expected to result in any rescission, termination, revocation, nonrenewal, suspension, or material restriction or impairment of any of the Licenses, or any notice of any proceeding or anticipated proceeding with respect to any of the foregoing.

Section 4.8No Amendments. Except as contemplated by this Agreement, the Seller shall take no action to cause or allow the Company’s Certificate of Incorporation or By-Laws to be amended prior to the Closing other than as may be necessary, in the reasonable opinion of the Seller and with the prior written consent of the Purchaser (such consent not to be unreasonably withheld), to preserve one or more of the Licenses of the Company or to otherwise comply with any Requirement of Law.

Section 4.9Agreements and Indebtedness. On the Closing Date, the Reinsurance Agreement, the Recapture and Termination Agreement, the Services Agreement and the Guaranty shall be in effect, and, other than the Existing Reinsurance Contracts, the Reinsurance Agreement, the Services Agreement and the Guaranty there shall be no (i) outstanding indebtedness or other liability of the Seller or any of its Affiliates to the Company, or of the Company to any of its Affiliates, and (ii) agreements in effect between the Company and any other Persons other than such agreements as set forth on Schedule 4.9(a). On or prior to the Closing Date, the Seller shall cause the Company to terminate, or, subject to the approval or non-disapproval of any applicable regulatory authority, terminate the participation of the Company as a party to, each of the contracts set forth on Schedule 4.9(b) (the “Terminated Agreements”), which shall include, without limitation, intercompany agreements and agreements pertaining to the Prior Insurance Business (other than the Existing Reinsurance Contracts, the Reinsurance Agreement, the Recapture and Termination Agreement, the Services Agreement and the Guaranty).

Section 4.10Exclusivity. Between the date hereof and the Closing Date or the earlier termination of this Agreement, the Seller shall, and shall cause the Company and its and their respective affiliates, officers, directors, employees and representatives, not to directly or indirectly (i) initiate, solicit, encourage or knowingly facilitate the submission of any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, any Alternative Transaction Proposal, (ii) engage or participate in any discussions or negotiations regarding, or provide or cause to be provided any information or data relating to the Seller or the Company in furtherance of, or have any discussions with any Person relating to, an actual or proposed Alternative Transaction Proposal or (iii) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar statement of intention or agreement relating to any Alternative

Transaction Proposal. The Seller will immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date hereof with any parties other than the Purchaser or its Affiliates with respect to any Alternative Transaction Proposal. The Seller will also promptly notify the Purchaser of any inquiry or proposal received by the Seller, the Company or their respective Affiliates, officers, directors, employees and representatives with respect to an Alternative Transaction Proposal received on or subsequent to the date hereof that relates to an Alternative Transaction Proposal first made prior to the date hereof (including, for the avoidance of doubt, any proposal on or subsequent to the date hereof that relates to an Alternative Transaction Proposal first made prior to the date hereof).

Section 4.11Delivery of Financial Statements and Regulatory Filings.

(a)No later than ten (10) days prior to filing with the applicable regulatory authorities, the Seller shall cause the Company to deliver to the Purchaser true, correct and complete copies for its information only of any financial statements and other material filings to be made by the Company with any such regulatory authority on or prior to the Closing Date. If the Purchaser communicates any comments relating thereto within five (5) days of its receipt thereof, the Seller shall reasonably and in good faith consider reflecting, in whole or in part, such comments regarding such financial statements and other material filings.
(b)    The Seller shall prepare and file (at its sole cost and expense) the Statutory Financial Statements of the Company for each fiscal quarter that ends after the date hereof and prior to the Closing Date and that are required to be filed on or prior to the Closing Date. For any subsequent Statutory Financial Statements, the Seller shall provide the Purchaser and/or the Company with any information in the Seller’s possession that the Purchaser and/or the Company may reasonably request in order that the Purchaser and/or the Company may prepare such Statutory Financial Statements. The Statutory Financial Statements prepared by the Seller in accordance with this Section 4.11 will be prepared in accordance with the Statutory Accounting Principles which, except as noted in such financial statements, have been applied on a consistent basis with the Statutory Financial Statements of the Company for the years ended December 31, 2015 and December 31, 2016 filed with the New York Department.

Section 4.12Termination of Signing Powers. At least three (3) Business Days prior to the Closing Date, the Seller shall, or the Seller shall cause the Company to, deliver written notification to any bank (or other financial institution) which maintains, on behalf of the Company, any account or safe deposit box listed on Schedule 2.21(b) notifying any such bank of the entry into this Agreement, and notifying any and all such banks that the check signing or withdrawal powers or other authority of all persons with respect to the accounts or safe deposit boxes of the Company maintained therein are revoked immediately upon receipt by any such bank from the Seller of notice of the consummation of the Closing. The Seller will cooperate with the Purchaser in communicating with the bank(s) as to the transition of control of these accounts from the Seller to the Purchaser.

Section 4.13Dividends and Other Distributions. The Seller covenants and agrees that between the date of this Agreement and the Closing Date, the Seller will not cause to be made, or permit the Company to make or agree to, any distribution of cash, properties or other assets of the Company by way of dividends, distributions, redemptions, assignments or otherwise, and whether or not in respect of the Shares; provided, however, that as contemplated by Section 1.2(b), the Company shall, to the extent legally permitted and subject to any Requirement of Law, make distributions and assignments of assets from time to time so that the Statutory Capital and Surplus of the Company shall be in compliance with the requirements set forth in Section 1.2(b).

Section 4.14Liquidation of Investment Assets. The Seller covenants and agrees that prior to the Closing Date the Seller shall use reasonable efforts to cause the Company, to the extent legally permitted and subject to any Requirements of Laws, to liquidate the Company’s investment assets (other than the Special Deposits) such that the Statutory Capital and Surplus of the Company on the Closing Date shall comply with the requirements set forth in Section 1.2(b).

ARTICLE V

Covenants of the Purchaser

Section 5.1Acquisition Statement and Compliance with Insurance Laws; Other Approvals. As soon as reasonably possible and in any event not later than May 31, 2018, the Purchaser shall file an amendment to the Acquisition Statement appropriately reflecting all changes in the transactions contemplated hereby since the original filing thereof with the New York Department and contemporaneously provide the Seller with a copy of such filing. The Purchaser shall take all other actions in connection with such filing and each other Required Approval in order to permit the Purchaser to be authorized (subject to the terms and conditions of this Agreement) to consummate the transactions contemplated by the Transaction Agreements, including, without limitation, the filing of any further amendment to the Acquisition Statement required by a Requirement of Law, and shall not take or cause to be taken any action that, to the Knowledge of Purchaser, would have the effect of delaying, impairing or impeding the making of any such filing or the receipt of any Required Approval in connection therewith; provided however, that the Purchaser shall not be required to take any action or agree to any condition or restriction not customarily required for the type of acquisition as set forth in this Agreement. The Purchaser shall provide to the Seller copies of the Acquisition Statement (including any amendments thereto) and all other filings in respect of any Required Approval prior to the filing or submission thereof so that the Seller has a reasonable opportunity to review and comment thereon and, subject to applicable Requirements of Law, the Purchaser shall provide the Seller with copies of all material correspondence between the Purchaser or its Affiliates and any governmental or regulatory authority and shall advise the Seller of all material communications with any governmental or regulatory authority concerning any such filing. None of the Purchaser or any of its Affiliates shall participate or agree to participate in any material meeting with any governmental or regulatory authority relating to the Acquisition Statement or any other Required Approval unless it consults with the Seller in advance and, to the extent permitted by such governmental or regulatory authority, affords the Seller the opportunity to attend such meeting (whether in person or by telephone) and provides reasonable notice in advance thereof. The costs and expenses incurred pursuant to this Section 5.1(a) shall be borne by the Purchaser, except for the costs of any action required of the Seller by a governmental or regulatory authority in connection therewith.

Section 5.2Post-Closing Access/Responsibilities. After the Closing, the Purchaser will cause the Company to afford to the Seller and its agents and representatives, at reasonable times during normal business hours, upon reasonable notice and under reasonable circumstances, reasonable access to the properties, books and records of the Company to the extent they relate to the period ending on or before the Closing Date to the extent necessary or desirable to permit the Seller to determine or investigate any matter relating to its rights and obligations with respect to any period ending on or before the Closing Date, subject to the Purchaser’s rights to withhold such information in order to protect its attorney-client privileged communications or to comply with confidentiality obligations. The Seller may make and retain copies at its own expense of any books and records of the Company that it reasonably expects to need for the express purposes set forth in the preceding sentence. The Seller recognizes the proprietary nature of all of the information as it pertains to the Purchaser and its Affiliates (including the Company from and after the Closing) provided pursuant to this Section 5.2, whether in oral or written form, and agrees not to reveal or disclose such information to any third party except as required by law or a governmental authority. The Seller shall be entitled to any refunds or other amounts (i) paid to the Company pursuant to or resulting from any of the Terminated Agreements or (ii) that are due on any premium tax return or as a result of any assessments by the State of New York or any other state or the agencies thereof, but only to the extent related to any period ending prior to the Closing Date; provided, however, that in the event that a refund is made on amounts paid both before and after the Closing Date, the Seller shall only be entitled to that portion of the refund representing the percentage of amounts paid by the Seller prior to the Closing Date against the total amount upon which such refund is made. The Purchaser shall use its reasonable efforts to cooperate with the Seller and cause the Company, at the Seller’s expense, to recoup such assessments and refunds and other amounts on behalf of the Seller. To the extent that the Purchaser, the Company or any of their respective Affiliates receives any tax refund to which the Seller is entitled, in full or in part, pursuant to this Section 5.2, the Purchaser shall cause the recipient of such tax refund to remit within ten (10) days of the receipt thereof the amount due to the Seller pursuant to this Section 5.2 to an account designated by the Seller.

Section 5.3Company Name. On the Closing Date or as soon as practicable and in any case not later than ten (10) days thereafter the Purchaser shall file or cause to be filed with the New York Department a Certificate of Amendment to the Certificate of Incorporation of the Company changing the name of the Company to remove the name “PartnerRe” therefrom. The Purchaser acknowledges and agrees that the names “PartnerRe”, “Partner Reinsurance” and any and all derivatives thereof (the “Excluded Marks”), and all rights and interest therein, are excluded from the purchase and sale of the Shares pursuant to this Agreement, and that the Excluded Marks are and shall from and after the Closing remain the sole and exclusive property of the Seller and its Affiliates.

ARTICLE VI

Conditions Precedent to Obligation of the Purchaser to Close

The obligation of the Purchaser under this Agreement to purchase the Shares on the Closing Date shall be subject to the satisfaction of the following conditions precedent or waiver by the Purchaser thereof in writing:
Section 6.1Representations and Warranties of the Seller. Each of the representations and warranties made by the Seller in ARTICLE II (other than those in Sections 2.1-2.6, 2.8, 2.11, 2.13 and 2.24) shall be true and correct in all material respects (without giving any effect to any limitation as to “materiality” set forth therein), and each of the representations and warranties made by the Seller in Sections 2.1-2.6, 2.8, 2.11, 2.13 and 2.24 shall be true and correct in all respects, in each case as of the date of this Agreement and at the time of the Closing on the Closing Date (except for any such representations and warranties that speak to a certain date, in which case on and as of such date).

Section 6.2Compliance with Covenants. The Seller shall have complied with and performed in all material respects all covenants and agreements required to be performed by the Seller herein on or before the Closing Date.

Section 6.3No Injunctions or Orders. No injunction, decree, award, writ, judgment, ruling, decision, subpoena, mandate, precept, command, directive, consent, approval, award, order or any similar determination or finding by any court, administrative agency or other governmental authority shall be in effect which shall or would reasonably be expected to prohibit, enjoin, limit, impair or challenge the right of the Purchaser or the Seller to consummate the transactions provided for in this Agreement.

Section 6.4Directors and Officers. The Seller shall have delivered to the Purchaser evidence of the resignation or removal of all of the officers and directors of the Company effective as of the Closing Date.

Section 6.5Regulatory Approvals. All Required Approvals for the acquisition of the Shares and control of the Company by the Purchaser shall have been obtained, including from the New York Department as provided in Section 5.1, effective on the consummation of the Closing.

Section 6.6Delivery of Certificates for the Shares. The Seller shall have delivered to the Purchaser, against receipt of the Purchase Price, the certificates evidencing ownership of the Shares, endorsed in blank or accompanied by separate stock powers duly executed in blank.

Section 6.7Delivery of Closing Documents by the Seller. The Seller shall have delivered, or caused to be delivered, to the Purchaser the following documents:

(a)A certificate of an officer of the Seller, dated as of the Closing Date, to the effect that the conditions to closing set forth in Sections 6.1 and 6.2 have been satisfied;

(b)The By-Laws, minute books, stock books, financial books and other corporate records of the Company in the possession of the Seller, including the Licenses currently in effect for each state in which the Company is licensed or accredited;

(c)A certificate from the New York Department evidencing the continued existence of the Company and its good standing as a corporation organized under the laws of the State of New York dated within ten (10) days of the Closing Date; and

(d)A schedule setting forth (i) the adjusted tax basis of the Company in its assets, and (ii) the amount of any net operating loss, net capital loss, unused investment credit or other credit, or excess charitable contribution allocable to the Company, in each case as of the Closing.

Section 6.8Capital and Surplus. The Statutory Capital and Surplus of the Company shall satisfy the requirements as provided in Section 1.2(b).

Section 6.9Other Transaction Agreements. The Reinsurance Agreement, the Recapture and Termination Agreement, the Services Agreement and the Guaranty shall be in full force and effect, each of which is contingent upon, and shall be effective contemporaneously with, the Closing, and there shall not exist any defaults by the Seller or its Affiliates thereunder which have not been cured on or prior to the Closing Date.

Section 6.10Termination of Agents, Brokers, Etc. All appointments of any agent, broker, producer or other intermediary with respect to the Company shall have been terminated with respect to the Company and no new appointments shall have been made with respect to the Company.

Section 6.11Termination of Agreements. The Seller shall have caused the Company to terminate or, subject to the approval or non-disapproval of any applicable regulatory authority, terminate the participation of the Company as a party to, each of the Terminated Agreements.

Section 6.12No Material Adverse Effect. There shall not have been any Material Adverse Effect.

ARTICLE VII

Conditions Precedent to Obligation of the Seller to Close

The obligation of the Seller under this Agreement to sell the Shares on the Closing Date shall be subject to the satisfaction of the following conditions precedent or waiver by the Seller thereof in writing:
Section 7.1Representations and Warranties. Each of the representations and warranties made by the Purchaser in ARTICLE III (other than those in Sections 3.1-3.5) shall be true and correct in all material respects (without giving any effect to any limitation as to “materiality” set forth therein), and each of the representations and warranties made by the Purchaser in Sections 3.1-3.5 shall be true and correct in all respects, in each case as of the date of this Agreement and at the time of the Closing on the Closing Date (except for any such representations and warranties that speak to a certain date, in which case on and as of such date).

Section 7.2Compliance with Covenants. The Purchaser shall have complied with and performed in all material respects all covenants and agreements required to be performed by the Purchaser herein on or before the Closing Date.

Section 7.3No Injunctions or Orders. No injunction, decree or order by any court, administrative agency or other governmental authority shall be in effect which shall or would reasonably be expected to prohibit, enjoin, limit, impair or challenge the right of the Purchaser or the Seller to consummate the transactions provided for in this Agreement.

Section 7.4Regulatory Approvals. All Required Approvals for the acquisition of the Shares and control of the Company by the Purchaser shall have been obtained, including from the New York Department as provided in Section 5.1, effective on the consummation of the Closing.

Section 7.5Payment of Purchase Price. The Purchase Price shall have been paid to the Seller in accordance with Section 1.2.

Section 7.6Delivery of Closing Documents by the Purchaser. The Purchaser shall have delivered, or caused to be delivered, to the Seller, a certificate of an officer of the Purchaser, dated as of the Closing Date, to the effect that the conditions to closing set forth in Sections 7.1 and 7.2 have been satisfied.

ARTICLE VIII

Indemnification

Section 8.1Indemnity by the Seller. From and after the Closing, the Seller agrees to indemnify, defend and hold the Purchaser and its Affiliates (including the Company) and its and their respective employees, officers, directors and agents harmless from any loss, cost, expense, action, suit, proceeding, claim, penalty, fine, deficiency, obligation, liability, amount paid in settlement, Tax, judgment or damage, including court costs and reasonable accountants’ and attorneys’ fees and other investigatory fees and out-of-pocket expenses (any of which are hereafter referred to as a “Loss” and collectively as the “Losses”; provided, however Losses shall not include any punitive damages or any special, incidental, indirect, or consequential damages of any kind or nature (including loss of revenue, income or profits, or loss in value of assets or securities), except to the extent awarded in respect of a Third-Party Claim (as defined below) or actually expended or incurred by the Purchaser and its Affiliates (including the Company) and its and their respective employees, officers, directors and agents, arising out of or resulting from (i) any breach of a representation or warranty by the Seller in this Agreement or any certificate or document delivered by the Seller pursuant hereto, (ii) any nonfulfillment of any covenant or agreement on the part of the Seller under this Agreement or any certificate or document delivered by the Seller pursuant hereto, or (iii) all actions or omissions of the Seller or the Company or events occurring or conditions existing on or prior to the Closing Date associated with the conduct of the Business or other operations of the Company on or prior to the Closing Date. Notwithstanding anything to the contrary set forth herein, the remedies of the Purchaser in connection with a Rescinded License shall be exclusively those set forth in Section 1.3.

Section 8.2Indemnity by the Purchaser. From and after the Closing, the Purchaser agrees to indemnify, defend and hold harmless the Seller and its Affiliates and its and their respective employees, officers, directors and agents of and from any Loss, actually expended or incurred by the Seller and its employees, officers, directors and agents, arising out of or resulting from (i) any breach of a representation or warranty of the Purchaser in this Agreement or any certificate or document delivered by the Purchaser pursuant hereto, (ii) the nonfulfillment of any covenant or agreement on the part of the Purchaser under this Agreement or any certificate or document delivered by the Purchaser pursuant hereto or (iii) all actions or omissions of the Purchaser or the Company or events occurring or conditions existing after the Closing Date associated with the conduct of the Business or other operations of the Company after the Closing Date.

Section 8.3Notice and Defense of Third Party Claims. (a) Each Person entitled to indemnification under this ARTICLE VIII (the “Indemnified Party”) shall provide notice (“Claims Notice”) to the Party required to provide indemnification (the “Indemnifying Party”) promptly, but no later than thirty (30) days, after such Indemnified Party receives written notice of, or becomes aware of (as applicable), any claim, litigation, proceeding, event or matter as to which indemnity may be sought (the “Claim”). A delay on the part of the Indemnified Party to so notify any Indemnifying Party shall not relieve the Indemnifying Party of its obligation hereunder (except and only to the extent that such delay shall have not materially and adversely prejudiced the Indemnifying Party).

(b)If the Claim is asserted by a Person who is not a Party (or a successor to a Party) to this Agreement (a “Third Party Claim”), the Indemnifying Party shall have twenty (20) Business Days from the date of receipt of a Claims Notice in which to assume the entire control of the defense, compromise or settlement of such Third Party Claim (the “Defense”); provided, however, that an Indemnifying Party shall not be entitled to assume or maintain control of the Defense of any Third Party Claim and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (ii) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be detrimental to the Indemnified Party’s reputation or future business prospects (which shall be set out in a written notice to the Indemnifying Party describing the reasons for such belief in reasonable detail), (iii) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or (iv) the Indemnifying Party has failed or is failing to prosecute or defend vigorously the Third Party Claim. The assumption of the Defense by a Party shall not be deemed an acknowledgement by the Party that indemnification is available under this Agreement. If a Party shall assume such Defense, it shall notify the other Party in writing of such assumption and its selection of counsel (which must be reasonably acceptable to the Indemnified Party) within twenty (20) Business Days of receipt of such Claims Notice and thereafter promptly advise the other Party of its activities and efforts in connection therewith and of the ultimate resolution of such Third Party Claim. The Indemnifying Party shall not have the right to settle, compromise or adjust any such Third Party Claim without the prior written consent of the Indemnified Party unless (A) there is no finding or admission of any violation of any Requirement of Law or any violation of the rights of any Person and no effect on any other claims that may be made by or against the Indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party. In connection with any Defense assumed by the Indemnifying Party, the Indemnified Party shall be entitled, at its own cost and expense, to have its counsel monitor the progress and status thereof and, in such event, the Indemnifying Party and its counsel agree to afford all reasonable cooperation to the Indemnified Party and its counsel in order to permit counsel to the Indemnified Party effectively to monitor the progress and status from time to time of any such Third Party Claim; provided, however, that if the representation of both the Indemnified Party and Indemnifying Party by the same counsel could create a conflict of interest which is not capable of being waived under applicable rules of professional conduct, then the Indemnified Party shall be entitled to have its own counsel at the Indemnifying Party’s cost and expense. The Indemnifying Party shall not be obligated to pay for more than two counsels pursuant to the foregoing sentence with respect to claims or any group of related claims for which indemnification is sought hereunder regardless of the number of Indemnified Parties subject to each claim, but each may, if it so elects, designate and pay for its own counsel to participate with the counsel selected by the Indemnifying Party in the conduct of such defense. If the Indemnifying Party fails to notify the Indemnified Party that it has assumed the Defense or elects not to assume the Defense, the Indemnified Party may, but shall not be required to, pay, compromise or settle such Third Party Claim, or take action to settle such Third Party Claim, provided that the Indemnified Party shall notify the Indemnifying Party of such action. If not agreed by the Parties, the Indemnified Party’s entitlement to indemnification hereunder shall be determined by a court of competent jurisdiction.

Section 8.4Direct Claims. With respect to Losses arising under this Agreement, the Indemnified Party shall provide prompt written notice to the Indemnifying Party of the amount of each such Loss, which notice shall include in reasonable detail information explaining the calculation of the amount of such Loss. Within thirty (30) Business Days after the receipt of such notice by the Indemnifying Party, the Indemnifying Party shall provide a written response stating the Indemnifying Party’s objection to the claim for indemnification, if any, and/or the calculation of the amount of the Loss by the Indemnified Party. If the Indemnifying Party disagrees with either the claim for indemnification or the amount of the Loss made by the Indemnified Party, the Parties shall endeavor forthwith, and within thirty (30) Business Days after receipt of such notice of disagreement by the Indemnified Party, to negotiate in good faith to resolve the issue or issues which form the basis of their disagreement. If no resolution with respect to such disagreement has been reached by the Parties within such thirty (30) Business Day period, then any and all disputes arising under this Section 8.4 shall be settled by any court of competent jurisdiction, or in, such other forum as may be mutually agreed upon by the Parties.

Section 8.5Limitations. (a) All representations, warranties, covenants and agreements of a Party and the related indemnification obligations of such Party hereunder with respect thereto shall terminate eighteen (18) months after the Closing Date, provided, however, that those set forth in Sections 2.1-2.6, 2.8, 2.11, 2.24, 3.1, 3.3 and 3.5 shall survive the Closing until sixty (60) days following the expiration of the relevant statutes of limitation. Notwithstanding anything to the contrary in this ARTICLE VIII, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence if a Claims Notice to such right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to the termination times set forth in this Section 8.5.

(b)No Party shall be entitled to indemnification for any Losses included or otherwise taken into account in the determination of Final Statutory Capital and Surplus or any other adjustment to the Purchase Price as provided in Section 1.3.

(c)The indemnification provided under this ARTICLE VIII shall be the sole remedy of any Party to this Agreement against any other Party to this Agreement for any claim covered by such indemnification, other than claims for specific performance or injunctive relief and claims based on fraud.

Section 8.6Tax Matters. Anything in this ARTICLE VIII to the contrary notwithstanding, the rights and obligations of the Parties with respect to indemnification by Seller for any and all Tax matters (except as specifically provided elsewhere in this Agreement) shall be solely governed by ARTICLE IX and shall not be subject to the provisions of this ARTICLE VIII.

Section 8.7[Intentionally omitted].

Section 8.8[Intentionally omitted].

Section 8.9Waiver and Release. Effective at Closing, the Seller, on behalf of itself and its Affiliates and their respective employees, officers, directors, agents, successors and assigns, irrevocably and unconditionally waives and releases any and all rights with respect to, and releases, acquits and discharges the Company from all claims, demands, charges, suits, liabilities, indebtedness or damages, at law or in equity, arising in contract, tort or otherwise, of any nature whatsoever, known or unknown, now or hereafter arising, in each case which arise out of, are based upon, or are connected with facts or events occurring or in existence on or prior to the Closing Date, other than claims arising under this Agreement or any other Transaction Agreement.

ARTICLE IX

Tax Matters

Section 9.1Tax Indemnities.

(a)The Seller shall indemnify, defend and hold harmless the Purchaser and its Affiliates (including the Company), and each of their respective officers, directors, employees and agents (each, a “Tax Indemnitee”) from and against, and shall reimburse each Tax Indemnitee for, any and all Taxes (including, without limitation, reasonable accountants’ and attorneys’ fees and other investigatory fees and out-of-pocket expenses) arising out of or attributable to (i) any breach of any representation or warranty contained in Section 2.14 of this Agreement, (ii) any and all Taxes for any Taxable Period, or portion thereof, ending on or before the Closing Date except to the extent that such Taxes are specifically set forth in any Tax reserve accrued on the Final Closing Statement, (iii) any and all unpaid Taxes, whether determined on a separate, consolidated, combined, group or unitary basis, including any penalties and interest in respect thereof, of the Company (A) pursuant to Treasury Regulations section 1.1502-6 or any comparable provision of state or local law resulting from the Company having been a member of an affiliated, consolidated, combined or unitary group prior to the Closing Date, (B) pursuant to any guaranty, indemnification, Tax sharing, or similar agreement made on or before the Closing Date principally relating to the sharing of liability for, or payment of, Taxes and (C) as a transferee or successor, or by operation of law, (iv) the Seller providing inaccurate tax basis information as provided for in Section 6.7(d) for any items which would affect the deferred tax positions of the Company or the inability of Seller to provide acceptable support to any Taxing Authority with respect to such basis, or (v) the breach of any of the tax covenants provided for in Section 9.6. Notwithstanding the foregoing, the Purchaser shall be entitled to recover Losses as a result of clause (iv) of the preceding sentence only if and to the extent that such cumulative Losses result from an inaccuracy in the tax basis information that exceeds $500,000 in the aggregate, taking into account both overstatements and understatements of basis. For the avoidance of doubt, the rights and obligations of the Parties with respect to indemnification by the Seller for any and all Tax matters shall be solely governed by this ARTICLE IX and shall not be subject to the provisions of ARTICLE VIII.

(b)If the Purchaser files a consolidated Tax Return for U.S. federal income tax purposes for its Tax year that includes the Closing Date, the parties acknowledge and agree that they intend to treat the Company as becoming a member of the Purchaser’s consolidated group and as ceasing to be a member of the consolidated group that includes the Seller at the end of the day on the Closing Date; and, accordingly, the parties agree that the taxable year of the Company will end for federal (and applicable state and local) income Tax purposes as of the end of the day on the Closing Date pursuant to the provisions of Treasury Regulations Section 1.1502-76(b). In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of such Straddle Period ending on and including the Closing Date shall be:

(i)in the case of Taxes that are either (A) based upon or related to income, premiums, or receipts, (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, with respect to which Section 9.4 shall govern), or (C) not described in Section 9.1(b)(ii), deemed equal to the amount which would be payable (after giving effect to amounts which may be deducted from or offset against such Taxes) if the Taxable Period ended as of the end of the day on the Closing Date as determined using a “closing of the books methodology”; and

(ii)in the case of property Taxes and other similar Taxes imposed on a periodic basis with respect to the assets of the Company, deemed to be the amount of such Taxes for the entire Straddle Period (after giving effect to amounts which may be deducted from or offset against such Taxes) (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

(c)In the event of an indemnity claim by a Tax Indemnitee pursuant to Section 9.1 hereof, payment by the Seller of any amount payable under Section 9.1 that can be satisfied by a remittal of Tax to a Taxing Authority shall be made within ten (10) days (or such shorter period of time as shall constitute timely payment) following Seller’s receipts of written notice from the Tax

Indemnitee that payment of such amounts to the appropriate Taxing Authority is due; provided that the Seller shall not be required to make any payment earlier than five (5) days before it is due to the appropriate Taxing Authority. In all other cases, payment shall be made within ten (10) days following written demand therefor. In the case of a Tax that is contested in accordance with the provisions of Section 9.5, payment of the Tax to the appropriate Taxing Authority will be considered to be due no earlier than the date a final determination to such effect is made by the appropriate Taxing Authority or court.

Section 9.2Preparation of Tax Returns, Etc.

(a)The Seller shall prepare and timely file (or, for Tax Returns filed before the Closing, cause the Company to prepare and timely file) in a manner consistent with past practice (as modified to reflect changes in applicable facts and Requirements of Law) (i) all income Tax Returns of the Company (including consolidated, combined, group or unitary Tax Returns that include the Company) for any Taxable Period ending on or before the Closing Date, and (ii) all other Tax Returns of or with respect to the Company that are required to be filed (with extensions) on or before the Closing Date. The Seller shall pay or cause the Company to pay all Taxes shown as due, or required to be shown as due, on such Tax Returns. For federal income tax purposes, the Parties agree to deduct all Seller transaction expenses (including any expenses related to License Cure) in the Taxable Period ending on the Closing Date (and, for the avoidance of doubt, on the income Tax Return of the Company that includes the Closing Date) except to the extent prohibited by Requirements of Law. Seller shall provide a copy of any such Tax Return of the Company that is not a Tax Return that is filed on a consolidated, combined, unitary or similar basis to Purchaser for Purchaser’s review and comment.

(b)The Parties hereto acknowledge and agree that the Purchaser shall control the preparation and filing of all other Tax Returns of the Company (the “Post-Closing Returns”). The Seller shall cooperate with the Purchaser and the Company and its Affiliates in the preparation of Post-Closing Returns and shall provide assistance as reasonably requested by the Purchaser. With respect to any Tax Return for a Straddle Period or in connection with Taxes that would otherwise be the obligation of the Seller under Section 9.1, the Purchaser shall provide the Seller and its authorized representative with a copy of such completed Tax Return and a statement (with which the Purchaser will make available supporting schedules and information) certifying the amount of Tax shown on such Tax Return for which the Seller is responsible pursuant to Section 9.1 at least twenty (20) days prior to the due date (including any extension thereof) for filing such Tax Return, and the Seller and its authorized representative shall have ten (10) days to review and comment on such Tax Return and statement prior to the filing of such Tax Return. Purchaser shall consider in good faith any comments provided by the Seller and shall accept such comments if such comments are consistent with past practice (as modified to reflect changes in applicable facts and Requirements of Law).

Section 9.3Tax Cooperation and Exchange of Information. The Seller shall, and shall cause its, Affiliates, officers, employees, agents, auditors and other representatives to, (i) after the Closing, assist the Purchaser in preparing and filing any Tax Returns that the Purchaser is responsible for preparing and filing with respect to the Company, (ii) after the Closing, cooperate fully in preparing for any audits of the Company, or disputes or other proceedings with any Taxing Authority relating to Taxes of the Company and (iii) make available to the Purchaser as reasonably requested all information, records and documents relating to Tax matters (including Tax Returns) of or relating to the Company for any Taxable Period that begins on or before the Closing Date. The Purchaser shall keep any information obtained under this Section 9.3 confidential except (x) as may be necessary in connection with the filing of Tax Returns or claims for refund or the conduct of any audit, litigation or other proceeding with respect to Taxes or (y) with the consent of the Seller.

Section 9.4Conveyance Taxes. All transfer, documentary, sales, use, registration and other such Taxes (including, without limitation, all applicable real estate transfer or gains Taxes and stock transfer Taxes) shall be paid fifty percent (50%) by the Purchaser and fifty percent (50%) by the Seller. The Seller shall prepare any Tax Returns with respect to such Taxes, and the Purchaser shall cooperate in good faith in the preparation and filing of such Tax Returns. The Purchaser will pay to the Seller the Purchaser’s applicable fifty percent (50%) portion of such Taxes no later than two (2) days prior to the due date of the relevant Tax Return.

Section 9.5Contests.

(a)In the event any Tax Authority informs Seller, on the one hand, or Purchaser or Company, on the other, of any notice of any proposed assessment or the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on the Purchaser and its Affiliates or the Company (a “Contest”) with respect to which the other Party would reasonably be expected to incur liability hereunder, the Party so informed shall promptly notify the other party of such matter; provided, however, the failure to give such notice shall not affect the indemnification provided hereunder, except to the extent that the liable Party is materially prejudiced by such delay. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice or other documents received from any Tax authority with respect to such matter.

(b)In the case of a Contest that relates to Taxable Periods ending on or prior to the Closing Date, the Seller shall have the sole right, at its expense, to control the conduct of such Contest, provided that with respect to any Contest that could adversely affect the Purchaser or the Company in a Taxable Period ending after the Closing Date, the Seller (i) must first consult in good faith with the Purchaser before taking any action with respect to such Contest, (ii) shall permit the Purchaser, and counsel of its own choosing, to participate in the Contest, and (iii) shall not settle or compromise any such Contest without the approval of Purchaser (which approval shall not be unreasonably conditioned, delayed or withheld).

(c)With respect to Taxes for any Straddle Period, the Seller may elect to participate at its expense in any Contest involving any asserted Tax liability with respect to which indemnity may be sought from the Seller pursuant to Section 9.1.

Section 9.6Tax Covenants.

(a)Neither the Purchaser nor any Affiliates of the Purchaser shall amend, refile or otherwise modify, or cause or permit the Company to amend, refile or otherwise modify, any Tax election or Tax Return with respect to any Taxable Period (or portion of any Taxable Period), ending on or prior to the Closing without prior written consent from Seller, which shall not be unreasonably withheld or delayed.

(b)Notwithstanding any other provision in this Agreement, Seller shall make an election under section 1.1502-36(d)(6)(i)(A) of the Treasury Regulations to reduce all or any portion of its basis in shares of Company Shares if and to the extent necessary to ensure that the statements on the schedule described in Section 6.7(d) are true and correct.

(c)The Seller shall deliver to the Purchaser a non-foreign affidavit dated as of the Closing Date which shall conform to the model certification set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B).

(d)All contracts, agreements or arrangements that principally relate to Taxes under which the Company may at any time have an obligation to indemnify for or share the payment of or liability for any portion of a Tax (or any amount calculated with reference to any portion of a Tax) shall be terminated with respect to the Company as of the Closing Date subject to the receipt of any approval or non-disapproval of any applicable regulatory authority, and the Company shall thereafter be released from any liability thereunder.

Section 9.7Miscellaneous.

(a)For Tax purposes, unless otherwise required by Requirement of Law, the parties agree to treat all payments made under this ARTICLE IX and under any other indemnity provisions or Purchase Price adjustment provisions contained in this Agreement, and any payments in respect of any breaches of representations, warranties, covenants or agreements hereunder, as adjustments to the Purchase Price.
(b)Except as provided in this Agreement, this ARTICLE IX shall be the sole provision governing indemnities for Taxes under this Agreement.

(c)Notwithstanding any provision in this Agreement to the contrary, all representations, warranties, covenants and agreements of the Parties hereto relating to Taxes contained in this Agreement shall survive until sixty (60) days beyond the lapse of the statute of limitations applicable to the Tax that is the subject of the representation, warranty, covenant or agreement (including any extension thereof).

(d)Payments by the Seller under this ARTICLE IX shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance, indemnity, contribution or other similar payment actually recovered by the Purchaser or the Company or any Affiliates of the Purchaser from any third party with respect thereto after the use of reasonable efforts to obtain any such amount as provided herein, and, as applicable, after deducting therefrom any amounts specifically set forth in any Tax reserve accrued on the Final Closing Statement.

Section 9.8Certain Definitions Relating to Taxes. For purposes of this Agreement:

(a)“Contest” has the meaning ascribed thereto in Section 9.5(a) hereof.

(b) “Tax Indemnitee” has the meaning ascribed thereto in Section 9.1(a) hereof.

(c)“Tax Return” or “Tax Returns” shall mean any and all returns, reports and forms (including elections, declarations, amendments, schedules, estimates, information returns or attachments thereto) related to Taxes, including any amendment thereof.

(d)“Taxable Period” shall mean any taxable year or any other period that is treated as a taxable year (or other period, or portion thereof, in the case of a Tax imposed with respect to such other period; e.g., a quarter) with respect to which any Tax may be imposed under any applicable Requirement of Law.

(e)“Taxes” shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions, levies and liabilities, including taxes that are or are based upon or measured by gross receipts, income, profits, sales, use, premiums, use and occupation, and value added, ad valorem, alternative, transfer, gains, capital stock, franchise, withholding, payroll, recapture, employment, workers’ compensation, excise, unemployment, insurance, social security, business license, occupation, fuel, custom, duty, goods and services, excess profits, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts. For the avoidance of doubt, “Taxes” does not include insurance regulatory fees and assessments.

(f)“Taxing Authority” shall mean any federal, national, provincial, state, local or foreign government, or any subdivision, agency, commission or authority thereof exercising Tax regulatory, enforcement, collection or other authority.

ARTICLE X

Termination

Section 10.1Termination. This Agreement may be terminated, and the transactions contemplated hereby abandoned, prior to Closing:

(a)by the mutual written consent of the Purchaser and the Seller;

(b)by the Purchaser if there has been a misrepresentation on the part of the Seller in any representation or warranty contained herein, or if there has been any failure on the part of the Seller to comply with or perform any of its agreements, covenants or obligations hereunder, which would reasonably be expected to result in a failure of the closing conditions contained in Article VI that either cannot be cured or shall not have been cured within fifteen (15) days after written notice thereof to the Seller;

(c)by the Seller if there has been a misrepresentation on the part of the Purchaser in any representation or warranty contained herein, or if there has been any failure on the part of the Purchaser to comply with or perform any of its agreements, covenants or obligations hereunder, which would reasonably be expected to result in a failure of the closing conditions contained in Sections 7.1 or 7.2 that either cannot be cured or shall not have been cured within fifteen (15) days after written notice thereof to the Purchaser;

(d)by the Seller or the Purchaser if the New York Department shall have disapproved the Purchaser’s acquisition of the Shares;

(e)at the election of the Purchaser or the Seller on or after August 15, 2018, if the Closing shall not have occurred on or prior to such date, unless such date is extended by the mutual written consent of the Parties hereto; provided, however, that the right to terminate this Agreement pursuant to this paragraph (e) shall not be available to a Party whose failure or whose Affiliates’ failure to perform or observe in any material respect any of its obligations under this Agreement shall either have been the principal cause of or directly resulted in the failure to consummate the Closing on or before such date; or

(f)by the Purchaser if there has been a Material Adverse Effect on or after the date of this Agreement.

Section 10.2Effect of Termination. If any Party terminates this Agreement pursuant to Section 10.1, all rights and obligations of the Parties hereunder shall terminate (other than ARTICLES X and XI) without any liability of any Party or further obligation to any other Party hereto; provided, however, if this Agreement is terminated by a Party because of a breach of this Agreement by another Party hereto or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of another Party’s failure to fully comply with its obligations under this Agreement, the terminating Party’s right to pursue all remedies at Law or in equity will survive such termination unimpaired.

ARTICLE XI

Miscellaneous Provisions

Section 11.1Expenses. Except as otherwise expressly set forth in this Agreement, each Party shall bear its respective expenses incurred in connection with the preparation, execution and performance of any Transaction Agreement and the transactions contemplated thereby, including all fees and expenses of its representatives; provided, however, that the Seller shall also bear the expenses of the Company incurred on and prior to the Closing Date in connection with the foregoing.

Section 11.2Exhibits and Schedules: This Agreement. The Exhibits and Schedules attached hereto are incorporated herein and made a part hereof for all purposes. As used herein, the expression “this Agreement” means the body of this Agreement and such Exhibits and Schedules, and the expression “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement and such Exhibits and Schedules as a whole and not to any particular part or subdivision thereof. Any disclosure made in the body of this Agreement or in any Schedule hereto qualifying a representation or warranty shall be deemed to qualify any other representation or warranty herein to the extent its applicability is reasonably apparent on the face of such disclosure.

Section 11.3Amendments and Waivers. Except as otherwise specifically stated herein, no provision of this Agreement may be amended, supplemented or modified except by, and only by, a written instrument executed by the Parties hereto or their respective successors or assigns. No provision of this Agreement may be waived except by a written instrument signed by the Party against whom the waiver is to be effective. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 11.4Other Instruments to be Executed; Further Assurances. From and after the Closing Date, assuming consummation of the transactions provided for in this Agreement on such date, the Seller shall, from time to time, at the request of the Purchaser and without further consideration (but at the expense of the Purchaser unless the Purchaser or the Company is entitled to indemnification therefor under Articles VIII or IX or such request is required pursuant to this Agreement) do, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required by the Purchaser to transfer the Shares on the Closing Date to the Purchaser. The Seller acknowledges and agrees that from and after the Closing, Purchaser will be entitled to possession of all documents, books, records (including Tax records), agreements, Licenses, and financial data of any sort to the extent included in the assets of the Company.

Section 11.5Refunds and Receipts. After the Closing Date, if the Seller receives any refund or other amount which is properly due and owing to the Purchaser or the Company in accordance with this Agreement, the Seller shall promptly remit, or shall cause to be remitted, such amount to the Purchaser. After the Closing Date, if the Purchaser or the Company receives any refund or other amount which is properly due and owing to the Seller in accordance with this Agreement, the Purchaser shall promptly remit, or shall cause to be remitted, such amount to such Seller.

Section 11.6Public Statements; Confidentiality. Neither the Seller nor the Purchaser shall issue (nor shall the Seller permit the Company or any of its Affiliates to issue) any press release or other public statement concerning the transactions contemplated by this Agreement at any time and in any event without first providing the other with a written copy of the text of such release or statement and obtaining the consent of the other respecting such release or statement (which consent may be withheld in each Party’s sole discretion), except that such consent will not be required to the extent disclosure may be required by a Requirement of Law (including, without limitation, stock exchange regulation) or to secure regulatory approval of the transactions contemplated by this Agreement. The Purchaser and the Seller shall keep, and shall cause their respective Affiliates and its and their respective officers, directors, employees and agents to keep, this Agreement, the terms hereof (including, without limitation, the identity of the Purchaser and the Seller), and all documents and information relating hereto, or furnished pursuant to or in connection with, this Agreement or the transactions contemplated hereby confidential, except to the extent disclosure may be required by a Requirement of Law (including, without limitation, stock exchange regulation) or to secure regulatory approval of the transactions contemplated by this Agreement; provided, however, that the Party required to make such disclosure provides the other Party with notice thereof to the extent legally permissible. If the other Party seeks an appropriate protective order or other such remedy as such Party deems appropriate prior to such disclosure, the Party required to make such disclosure

(at the other Party’s sole expense) shall provide reasonable cooperation and cause its representatives to provide reasonable cooperation to the other Party in seeking any such remedy. Notwithstanding the foregoing, following the Closing, the restrictions set forth in this Section 11.6 shall not apply to Purchaser’s or any of its Affiliates’ use of documents and information concerning the Company furnished by or on behalf of the Company or the Seller. In the event the transactions contemplated hereby are not consummated and this Agreement is terminated, upon the request of the other Party, each Party shall, and shall cause its Affiliates, promptly (and in no event later than five (5) days after such request) to redeliver or cause to be redelivered all copies of documents and information furnished by the other Party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the Party that furnished such documents and information or its officers, directors, employees and agents. Notwithstanding any other provision of this Agreement, the Seller, the Purchaser and the Company (including any of their respective employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to the Seller, the Purchaser and the Company relating to such tax treatment or tax structure; provided that the foregoing does not constitute an authorization to disclose information identifying the Seller, the Purchaser or the Company or any parties to transactions engaged by the Seller, the Purchaser and the Company or (except to the extent relating to such tax structure or tax treatment) any nonpublic commercial or financial information.

Section 11.7Parties Bound. This Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against the Parties hereto and their respective successors and permitted assigns.

Section 11.8Governing Law. This Agreement, and the rights and obligations of the Parties hereto, shall be enforced by and construed in accordance with the laws of the State of New York without regard to conflict of law principles thereof other than the insurance laws of any state. To the extent that any insurance laws or regulations are applicable to matters under this Agreement, such matters shall be governed by the insurance laws or regulations of the applicable jurisdiction involved.

(i)Submission to Jurisdiction. Each Party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America therein for any actions, suits, or proceedings arising out of or relating to this Agreement (and each Party agrees not to commence any actions, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to addresses set forth in Section 11.9 shall be effective service of process for any action, suit or proceeding brought in any such court. Each Party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in the courts of the State of New York or the United States of America therein and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(ii)Waiver of Jury Trial. EACH OF THE SELLER AND THE PURCHASER WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY IT ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN. No Party to this Agreement shall seek a jury trial in any lawsuit, proceeding, counterclaim, or any other litigation procedure based upon, or arising out of, this Agreement or any related instruments or the relationship between the Parties. No Party will seek to consolidate any such action, in which a jury trial has been waived, with any other action in which a jury trial cannot be or has not been waived. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS.

Section 11.9Notices. Any notices, consents, waivers and other communications under this Agreement must be in writing and transmitted by one of the methods set forth in this Section 11.9. Such notices, consents, waivers and other communications will be deemed to have been duly given only when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile with confirmation of transmission by the transmitting equipment, (c) received by the addressee, if sent by certified mail, return receipt requested, (d) receipt by the sender of electronic confirmation of the transmission when sent by electronic mail, or (e) received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses or facsimile numbers set forth below (or to such other addresses or facsimile numbers as a Party may designate by written notice to the other Party):

If to the Seller:
Partner Reinsurance Company of the U.S.
One Greenwich Plaza
Greenwich, CT 06830-6352
Attention:     Marta J. Shevchik
E-mail:     Marta.Shevchik@partnerre.com

With a Copy to:
Morgan, Lewis & Bockius LLP
One State Street
Hartford, Connecticut 06103
Facsimile:     (860) 240-2520
Attention:     Jeffrey S. MacDonald
E-mail:     jeffrey.macdonald@morganlewis.com

If to the Purchaser or the Guarantor:
Cerity Group, Inc.
10375 Professional Circle
Reno, NV 89521
Attention:     Michael S. Paquette
E-mail:     mpaquette@employers.com

Employers Holdings, Inc.
10375 Professional Circle
Reno, NV 89521
Attention:     Michael S. Paquette
E-mail:     mpaquette@employers.com

With a Copy to:
Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304
Facsimile:     650.493.6811
Attention:     Douglas Schnell; Katherine Ku
E-mail:     dschnell@wsgr.com; kku@wsgr.com

Section 11.10Number and Gender of Words. Whenever herein the singular is used, the same shall include the plural, where appropriate, and whenever herein the plural is used, the same shall include the singular, where appropriate, and words of any gender shall include each other gender, where appropriate.

Section 11.11Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. The Parties agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the law governing this Agreement, they will take any actions reasonably necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent reasonably necessary, will amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 11.12Currency. Whenever the word “Dollars” or the sign “$” appears in this Agreement, they shall be construed to mean United States Dollars and all transactions under this Agreement shall be in United States Dollars.

Section 11.13Entire Agreement. This Agreement, together with the Schedules, Exhibits and other documents delivered pursuant to this Agreement, the Reinsurance Agreement, the Recapture and Termination Agreement, the Services Agreement and the Guaranty constitute a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter and supersedes all prior agreements, whether written or oral, between the Parties with respect to its subject matter.

Section 11.14Waiver. No failure to exercise, and no delay in exercising, on the part of either Party any right hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right hereunder preclude further exercise of any right hereunder.

Section 11.15Counterparts; Effectiveness. This Agreement may be executed in counterparts, each of which shall be deemed an original for all purposes and all of which shall be deemed, collectively, one and the same agreement. Execution of a counterpart hereof in facsimile or electronic form will be deemed to be the execution of an original counterpart hereof. This Agreement shall become effective when executed and delivered by the Parties hereto.

Section 11.16Assignment. This Agreement shall not be assignable by any Party without the prior written consent of the other Parties and any attempt to assign this Agreement without such consent shall be void; provided, however, that the Purchaser may assign all or any portion of this Agreement to any Affiliates of the Purchaser if such Affiliate assumes the obligations hereunder. Any permitted assignment by the any Party shall not release such party from its obligations and responsibilities hereunder. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the permitted transferees, successors and assigns of either Party.

Section 11.17Headings; Construction; Interpretation. The headings contained in this Agreement are for convenience of reference only and shall not affect the interpretation or meaning of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. In addition:
(a)The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
(b)References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.
(c)All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.
(d)Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
(e)Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.
(f)The use of the word “or” shall not be exclusive.

(g)A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation.
(h)Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. No prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement. No parol evidence shall be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernible from a reading of this Agreement without consideration of any extrinsic evidence. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the Parties intend that, except as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content). The doctrine of election of remedies shall not apply in construing or interpreting the remedies provisions of this Agreement or the equitable power of a court considering this Agreement or the transactions contemplated hereby.

Section 11.18Third Party Beneficiaries. Except as otherwise provided herein (including, for the sake of clarity, with respect to the Indemnified Parties identified in ARTICLE VIII hereof), nothing herein, express or implied, is intended, or shall be construed, to confer upon or give to any Person other than the Parties and their successors and assigns, any rights or remedies under or by reason of this Agreement.

Section 11.19Other Representations and Warranties; Remedies Exclusive. The representations and warranties made by the Seller and the Purchaser herein, in any other Transaction Agreement (in the case of the Seller), or in any other agreement, certificate, document, or instrument delivered in connection herewith or therewith are the sole representations and warranties made by each such Party to the other with respect to the transactions contemplated by this Agreement. There are no other express or implied warranties. The remedies provided by Article VIII and Article IX, together with the remedies provided by the Guaranty, shall be the sole and exclusive remedies of the Parties to this Agreement with respect to any dispute involving monetary damages arising from or related to this Agreement, except that specific performance shall continue to be available.

Section 11.20Guaranty. The Guarantor unconditionally, absolutely and irrevocably guarantees to the Seller and its Affiliates, as applicable, as primary obligor and not merely as surety, the full and prompt payment and performance by Purchaser and its Affiliates of all of Purchaser’s and its Affiliates’ obligations, liabilities and indemnities herein, in any other Transaction Agreement, or in any other agreement, certificate, document, or instrument delivered in connection herewith or therewith and the transactions, services and arrangements contemplated thereby, including, without limitation, obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due (the “Obligations”). The Guarantor hereby waives to the fullest extent permitted by applicable Requirement of Law (a) grace, demand, presentment and protest or notice of dishonor with respect to the Obligations, (b) notice of or as to grace, demand, presentment and protest, (c) notice of non-payment or other defaults under this Agreement or any other Transaction Agreement, (d) notice of and/or any right to consent or object to the assignment of any interest in the Obligations, or the creation, advancement, accrual, renewal, increase, extension or rearrangement of the Obligations, (e) filing of any civil, criminal, administrative, investigative or informal action, audit, demand, suit, claim, arbitration, hearing, litigation, dispute, investigation or other proceeding of any kind or nature (an “Action”) by the Seller or its Affiliates in collection or enforcement of the Obligations, (f) any other notice regarding the Obligations, (g) any right they may have to require the Seller or its Affiliates to proceed against the Purchaser or against any other party, (h) any and all rights or defenses arising by reason of any Requirement of Law that would otherwise require any election of remedies by the Seller or its Affiliates, (i) any defense based on or arising out of the disability of the Purchaser or the Guarantor or any other party, or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Purchaser or any other Person other than that the Obligations shall have been indefeasibly discharged and fulfilled in full, and (j) all suretyship defenses generally. The Guarantor agrees that all of the obligations under this Section 11.20 are independent of the Obligations and that a separate Action may be brought against the Guarantor whether or not an Action is commenced against the Purchaser or its Affiliates under any Transaction Agreement. Notwithstanding anything contained herein to the contrary, the Seller hereby agrees, on behalf of itself and its Affiliates, that the Guarantor shall have the right to assert any and all defenses with respect to the payment and performance of any of the Obligations which could be asserted by the Purchaser or any of its Affiliates under any of the Transaction Agreements.

Section 11.21Existing Agreement. The Existing Agreement is hereby amended and restated in its entirety superseded by this Agreement, and is of no further force or effect.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

SELLER:

PARTNER REINSURANCE COMPANY OF THE U.S.

By:	/s/ Richard Sanford
Name: Richard Sanford
Title: President

PURCHASER:

CERITY GROUP, INC.

By:	/s/ Michael Paquette
Name: Michael Paquette
Title: Treasurer

Solely for purposes of Section 11.20,

GUARANTOR:

EMPLOYERS HOLDINGS, INC.

By:	/s/ Michael Paquette
Name: Michael Paquette
Title: CFO

EXHIBIT A
DEFINITIONS
“Acquisition Statement” means the required Form A statement, and all related materials (which shall include an appropriate change of name application), to be filed with the New York Department in connection with the Purchaser’s acquisition of the Shares pursuant to the requirements of the New York insurance laws.
“Action” has the meaning ascribed thereto in Section 11.20 hereof.
“Acts” means the Securities Act of 1933, as amended, or any applicable state securities laws, as amended.
“Affiliates” means any Person controlling, controlled by or under common control with another Person.
“Agreement” has the meaning ascribed thereto in the introductory paragraph hereof and Section 11.2 hereof.
“Alternative Transaction Proposal” means any proposal or offer (whether or not in writing) from any Person or group of Persons, other than the Purchaser or its Affiliates, regarding any of the following: (a) the acquisition by a third party of any voting or other equity securities of the Company or power to vote any such voting securities (or an interest that currently or with the passage of time or other event is convertible into or exchangeable or exercisable for the same), (b) a merger, consolidation, business combination, reorganization, share exchange, recapitalization or similar transaction or series of related transactions involving the Company, (c) a liquidation or dissolution of the Company or (d) any sale, lease, exchange, transfer, license or other disposition of the assets of the Company (other than as contemplated by this Agreement).
“Business” means the business of providing insurance or, as applicable, reinsurance, including, but not limited to, the conduct of investment, underwriting, claims and administrative activities.
“Business Day” means any day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York or Los Angeles, California are required or authorized by applicable law to be closed.
“Claim” has the meaning ascribed thereto in Section 8.3(a) hereof.
“Claims Notice” has the meaning ascribed thereto in Section 8.3(a).
“Closing” means the date of the consummation of the transactions contemplated by this Agreement.
“Closing Date” means the date of the consummation of the transactions contemplated by this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning ascribed thereto in the recitals hereof.
“Contest” has the meaning ascribed thereto in Section 9.5(a) hereof.
“Defense” has the meaning ascribed thereto in Section 8.3(b) hereof.
“Dispute Notice” has the meaning ascribed thereto in Section 1.3(e) hereof.
“Embargoed Persons” has the meaning ascribed thereto in Section 2.27 hereof.
“Environmental Law” has the meaning ascribed thereto in Section 2.18(c) hereof.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the regulations promulgated thereunder.
“Estimated Closing Statement” has the meaning ascribed thereto in Section 1.2(d) hereof.
“Excluded Marks” has the meaning ascribed thereto in Section 5.3 hereof.
“Existing Reinsurance Contracts” means the reinsurance agreements, contracts or treaties under which the Company ceded certain liabilities relating to the Prior Insurance Business.
“Final Closing Statement” has the meaning ascribed thereto in Section 1.3(e) hereof.
“Final Report” has the meaning ascribed thereto in Section 1.3(e) hereof.
“Final Statutory Capital and Surplus” has the meaning ascribed thereto in Section 1.3(e) hereof.
“Guarantor” has the meaning ascribed thereto in the first paragraph of this Agreement.
“Guaranty” means the agreement to be entered into by PartnerRe Ltd., as guarantor, in favor of the Purchaser, substantially in the form attached hereto as Exhibit D.
“Hazardous Material” has the meaning ascribed thereto in Section 2.18(c) hereof.
“Indemnified Party” has the meaning ascribed thereto in Section 8.3(a) hereof.
“Indemnifying Party” has the meaning ascribed thereto in Section 8.3(a) hereof.
“Initial Statutory Capital and Surplus” has the meaning ascribed thereto in Section 1.2(a)(i) hereof.
“Knowledge” means (i) with respect to the Seller, the actual knowledge of its General Counsel or its Chief Financial Officer, and (ii) with respect to the Purchaser, the actual knowledge of its General Counsel or its Chief Financial Officer, in each case after reasonable investigation.
“License Cure” has the meaning ascribed thereto in Section 1.3(b) hereof.
“License Value” means (i) with respect to each Licensed State in which the Company maintains a License to write one or more lines of primary insurance business, One Hundred

Thirty-Eight Thousand Dollars ($138,000) per License, (ii) with respect to each Licensed State in which the Company maintains a License to write only reinsurance business One Hundred Thirty-Eight Thousand Dollars ($138,000) per License, and (iii) with respect to each Licensed State in which the Company maintains a License to write reinsurance business as an accredited reinsurer, Zero Dollars ($0) per License.
“Licensed State” has the meaning ascribed thereto in Section 1.3(a) hereof.
“Licenses” has the meaning ascribed thereto in Section 1.3(a) hereof.
“Lien” means, with respect to any property or asset, any claim, license, charge, easement, encumbrance, lease, covenant, security interest, mortgage, right of way, lien, option, pledge, right of first option, first refusal or similar restriction, restriction (whether on voting, sale, transfers, disposition or otherwise), or other encumbrance whatsoever, whether imposed by agreement, law, equity or otherwise, except for any restrictions on transfer generally arising under the Acts.
“Loss” and “Losses” has the meaning ascribed thereto in Section 8.1 hereof.
“Material Adverse Effect” means, with respect to the Company, any effect, development or change that is, or would reasonably be expected to be, materially adverse, individually or in the aggregate, to the Statutory Capital and Surplus or to the Company’s Licenses, business, condition (financial or otherwise) or results of operations or to the ability of the Company to perform its obligations under this Agreement or consummate the transactions contemplated hereby, other than any of the following, or any effect, event, development or change arising out of or resulting therefrom: (i) changes in conditions in the United States or global economy or capital or financial markets generally, (ii) changes in general legal, tax, regulatory, political or business conditions, (iii) changes in Statutory Accounting Practices following the date hereof, (iv) the negotiation, execution, announcement, pendency or performance of this Agreement and the other Transaction Agreements or the consummation of the transactions contemplated hereby and thereby (it being understood that this clause (iv) will not apply with respect to any representation or warranty the purpose of which is to address compliance with any Requirement of Law, or applicable accounting regulations or principles, or contractual requirement), (v) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any of the foregoing, (vi) earthquakes, hurricanes, floods or other natural disasters or (vii) any action by the Purchaser or any of its Affiliates, the omission of an action that is expressly required to be taken by the Purchaser or any of its Affiliates pursuant to the Transaction Agreements or any action taken by the Company or the Seller at the request or with the consent of the Purchaser; provided, however, with respect to (i), (ii), (v) and (vi), except to the extent that such effect, event, development or change has, or would reasonably be expected to have, individually or in the aggregate, a materially disproportionate adverse effect on the Company relative to other participants in the property and casualty insurance industry.
“New York Department” means the Department of Financial Services of the State of New York.
“Obligation” has the meaning ascribed thereto in Section 11.20 hereof.
“Parties” means has the meaning set forth in the first paragraph of this Agreement.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization.
“Post-Closing Returns” has the meaning ascribed thereto in Section 9.2(b) hereof.
“Prior Insurance Business” means any and all insurance and reinsurance contracts, policies, agreements, riders, endorsements, binders or other arrangements of the Company that were written, renewed, effective, entered into, or have liabilities (contingent or otherwise) arising out of or covering any period of time on or prior to the Closing Date.
“Purchase Price” has the meaning ascribed thereto in Section 1.2(a) hereof.
“Purchaser” has the meaning ascribed thereto in the first paragraph of this Agreement.
“Purchaser Fees” has the meaning ascribed thereto in Section 3.5 hereof.
“Recapture and Termination Agreement” means the Recapture and Termination Agreement to be entered into as of or prior to the Closing between the Company and Partner Reinsurance Company Ltd., substantially in the form attached hereto as Exhibit E.
“Reinsurance Agreement” means the Loss Portfolio Reinsurance Agreement to be entered into as of or prior to the Closing between the Company and the Seller, substantially in the form attached hereto as Exhibit B.
“Reference Balance Sheet” means the balance sheet included in the Statutory Financial Statements for the period ended December 31, 2016.
“Required Approvals” means any consents, authorizations and regulatory approvals listed or required to be listed on Schedule 2.9 or Schedule 3.6, and the approval of the New York Department of one or more extraordinary dividends to PartnerRe U.S. Corporation prior to the Closing Date in accordance with Section 1.2(b) of this Agreement.
“Requirement of Law” means any federal, state or local law (both common and statutory law and civil and criminal law), treaty, convention, legislation, regulation, rule, ordinance, writ, by-law, regulatory code (including, without limitation, statutory instruments, guidance notes, circulars, directives, decisions, rules, regulations, restrictions or conditions imposed on a Person or its assets) or similar provision having the force of law or an order, injunction or decree of any governmental authority or any regulatory organization.
“Rescinded License” has the meaning ascribed thereto in Section 1.3(a) hereof.
“Review Period” has the meaning ascribed thereto in Section 1.3(e) hereof.
“Seller” has the meaning ascribed thereto in the first paragraph of this Agreement.
“Seller Fees” has the meaning ascribed thereto in Section 2.24 hereof.
“Services Agreement” means the Underwriting and Claims Services Agreement to be entered into as of or prior to the Closing between the Company and the Seller, substantially in the form attached hereto as Exhibit C.
“Shares” has the meaning ascribed thereto in the recitals hereof.

“Special Deposits” means deposits which are payable to a state or regulatory authority of such state and which are required under a Requirement of Law as a condition to engage in one or more lines of insurance and reinsurance business in such state or other states in which the Company has Licenses.
“Statutory Accounting Principles” means the accounting practices prescribed or permitted by the New York Department to be used in connection with the preparation of financial statements of an insurance company in effect at the time such financial statements in question are prepared.
“Statutory Financial Statements” has the meaning ascribed thereto in Section 2.12(a) hereof.
“Straddle Period” means any Taxable Period beginning on or before the Closing Date and ending after the Closing Date.
“Tax Indemnitee” has the meaning ascribed thereto in Section 9.1(a) hereof.
“Tax Return” and “Tax Returns” have the meaning ascribed thereto in Section 9.8(b) hereof.
“Taxable Period” has the meaning ascribed thereto in Section 9.8(c) hereof.
“Taxes” (or in the singular “Tax”) has the meaning ascribed thereto in Section 9.8(d) hereof.
“Taxing Authority” has the meaning ascribed thereto in Section 9.8(e) hereof.
“Terminated Agreements” has the meaning ascribed thereto in Section 4.9 hereof.
“Third Party Claim” has the meaning ascribed thereto in Section 8.3(b) hereof.
“Transaction Agreements” means this Agreement, the Reinsurance Agreement, the Recapture and Termination Agreement, the Services Agreement and the Guaranty and any other agreements, certificates and instruments to be executed and delivered as contemplated by this Agreement.

EXHIBIT B
FORM OF
REINSURANCE AGREEMENT

LOSS PORTFOLIO REINSURANCE AGREEMENT
between
PARTNERRE INSURANCE COMPANY OF NEW YORK
New York, New York

hereinafter referred to as the “Company”

and

PARTNER REINSURANCE COMPANY OF THE U.S.
New York, New York

hereinafter referred to as the “Reinsurer” and, together with the Company, the “parties” and individually, a “party”

LOSS PORTFOLIO REINSURANCE AGREEMENT
(hereinafter referred to as this “Agreement”)

ARTICLE 1 - PREAMBLE

WHEREAS, pursuant to that certain Amended and Restated Stock Purchase Agreement (the “Purchase Agreement”) by and between the Reinsurer and Cerity Group, Inc., dated as of [ ], the Reinsurer will sell 100% of the issued and outstanding capital stock of the Company to Cerity Group, Inc.;

WHEREAS, the execution and delivery of this Agreement by the parties hereto is a condition to the closing of the transactions contemplated by the Purchase Agreement (the “Closing”);

WHEREAS, the Company and Partner Reinsurance Company LTD. (“Partner LTD”) previously entered into that certain Portfolio Reinsurance Agreement, effective as of December 31, 1998 (as amended) (the “Existing LPT Agreement”), pursuant to which the Company retroceded to Partner LTD, and Partner LTD assumed from the Company a 100% quota share of certain liabilities arising under certain insurance and reinsurance agreements then in effect;

WHEREAS, the Company and Partner LTD entered into a Recapture and Termination Agreement pursuant to which, effective as of [12:00 A.M.] Eastern time on [ ], the Company recaptured all liabilities ceded to Partner LTD under the Existing LPT Agreement (the “LPT Recapture Agreement”);

WHEREAS, the Company and the Reinsurer previously entered into that certain Retrocession Agreement, effective as of January 1, 1999 (as amended) (the “Existing Retrocession Agreement”), pursuant to which the Company retroceded to the Reinsurer, and the Reinsurer assumed from the Company a 100% quota share of certain liabilities arising under certain insurance and reinsurance agreements written on or after January 1, 1999;

WHEREAS, the Company and the Reinsurer entered into a Commutation Agreement, effective as of [12:00 A.M.] Eastern time on [ ], pursuant to which all liabilities under the Existing Retrocession Agreement were commuted and extinguished (the “Reinsurer Commutation Agreement” and, together with the LPT Recapture Agreement, the “Recapture Agreements”);

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, effective as of the Effective Time, the Company wishes to cede and retrocede, and the Reinsurer wishes to assume, a one hundred percent (100%) quota share of the Reinsurance Liabilities (as defined below), which include, but are not limited to, the liabilities recaptured by the Company pursuant to the Recapture Agreements, subject to the terms and conditions contained herein; and

WHEREAS, concurrent with the execution and delivery of this Agreement, the Company and the Reinsurer have entered into an Administrative Services Agreement (the “Services Agreement”) under which the Reinsurer, acting as an administrator (the “Administrator”), will provide administration and claims handling services to the Company with respect to the policies and contracts covered by this Agreement.

NOW THEREFORE, for and in consideration of the promises and the mutual agreements set forth herein, the sufficiency of which is hereby acknowledged and stipulated, the parties agree as follows:

ARTICLE 2 - CERTAIN DEFINITIONS

A.“Additional Premiums” means premiums, considerations, deposits, payments and all other amounts received by or on behalf of the Company in respect of the Covered Contracts.
B.“Applicable Law” means any applicable law, statute, rule, ruling, determination, ordinance, regulation, regulatory guideline, opinion, order or judgment of any governmental authority, or any decision, judgment, order, writ, injunction or decree of any such governmental authority.
C."Covered Contracts" means all insurance contracts, certificates, treaties, policies, binders, slips, cover notes and other agreements of insurance, reinsurance and retrocession (including all supplements, endorsements, riders, amendments, addendums and ancillary agreements in connection therewith) and all extensions thereto, whether or not in-force, issued, renewed, written, assumed or reinsured by or on behalf of the Company and incepting on or prior to the Effective Time.
D.“Damages” means costs, expenses, fines, penalties, losses, judgments, damages and other amounts (including reasonable attorneys’, actuaries’, accountants’ and experts’ fees and settlement amounts) incurred by any party.
E."Inuring Reinsurance" means all reinsurance and retrocession agreements, treaties and contracts, including any renewals or extensions thereof, whereby the Company ceded or retroceded losses under the Covered Contracts to third parties (other than Partner LTD) (the “Inuring Reinsurers”), to the extent such reinsurance or retrocession agreements, treaties and contracts provide reinsurance coverage for losses thereunder.
F.“Inuring Reinsurance Recoveries” means all amounts received by or on behalf of the Company on or after the Effective Time under the Inuring Reinsurance to the extent related to the Covered Contracts, including all recoveries, returns, amounts in respect of profit sharing, allowances and all other sums to which the Company is entitled under the Inuring Reinsurance.
G."Reinsurance Liabilities means all liabilities and obligations of the Company based upon or arising under the Covered Contracts, including, but not limited to, obligations to make payments to policyholders, beneficiaries, third-party claimants and/or ceding companies and all loss adjustment expenses, defense costs and extra contractual obligations with respect thereto under the Covered Contracts, whether incurred before, on or after the Effective Time, and all premium taxes and guaranty fund assessments payable by the Company with respect to premium paid on or after the Effective Time under the Covered Contracts, in each case, (i) to the extent paid or payable after the Effective Time and (ii) net of Inuring Reinsurance actually collected by or on behalf of the Company. For the avoidance of doubt, the “Reinsurance Liabilities” shall include, but not be limited to, the liabilities recaptured by the Company pursuant to the Recapture Agreements.
H.“Representative” means, with respect to a particular party, any director, officer, employee, agent, consultant, advisor, or other representative of such party, including legal counsel, experts or others working at the direction of counsel, accountants, auditors, financial advisors, insurers, reinsurers and third party administrators.
I.“Required Balance” means, as of any date of determination, the aggregate amount of the Schedule F Provision for Reinsurance as of such date.
J.“Schedule F Provision for Reinsurance” means the amount of any statutory financial statement penalties on Schedule F (or any successor schedule) of the Company’s statutory financial statement filed with the New York State Department of Financial Services arising from reinsurance recoverables due from Inuring Reinsurance in respect of the Covered Contracts.

ARTlCLE 3 - REINSURANCE COVERAGE
The Company hereby cedes and retrocedes, and the Reinsurer hereby accepts and assumes and agrees to indemnify the Company for, one hundred percent (100%) of the Reinsurance Liabilities.

ARTICLE 4 - INURING REINSURANCE COVERAGE
All Inuring Reinsurance shall inure to the benefit of the Reinsurer and, accordingly, any actual recovery of funds by the Company under the Inuring Reinsurance shall be paid promptly to the Reinsurer.
The collectability of the Inuring Reinsurance shall be at the risk of and for the account of the Reinsurer. The Reinsurer, as the administrator pursuant to Article 21, shall have the exclusive right and obligation to collect all Inuring Reinsurance on behalf of the Company to be used for the payment of claims under the Covered Contracts. Whether or not the applicable reimbursements owed to the Company under any Inuring Reinsurance are actually paid or collected by the Company or the Reinsurer, the Reinsurer shall be obligated to make payments in respect of claims for Reinsurance Liabilities in full on a timely basis in accordance with the terms hereof.

ARTICLE 5 - INITIAL PREMIUM; ADDITIONAL PREMIUM
A. As initial consideration for the reinsurance by the Reinsurer of the Reinsurance Liabilities hereunder, the Company shall pay to the Reinsurer an amount equal to $[XX], which the parties agree is the amount of statutory reserves of the Company associated with the Reinsurance Liabilities as of the Effective Time determined in a manner consistent with the usual and customary practices of the Company (the “Initial Reinsurance Premium”). The parties agree and acknowledge that to the extent the calculation of the Initial Reinsurance Premium was based on the parties’ estimates as of the date hereof, notwithstanding the results of any subsequent calculations, such payment of the Initial Reinsurance Premium in accordance with this Article 5(a) shall be binding and the payment of such Initial Reinsurance Premium shall constitute the Company’s payment in full of its obligations under this Article 5.A.. The Company shall pay (or cause to be paid) the Initial Reinsurance Premium on the date hereof in cash or investment assets (or any combination of cash and investment assets) to an account or accounts identified by the Reinsurer to the Company on or prior to the date hereof. The parties agree and acknowledge that, in payment of the Initial Reinsurance Premium, the Company will (i) direct Partner LTD to transfer the Terminal Accounting and Settlement (as defined in the LPT Recapture Agreement) payment that is due to be paid by Partner LTD to the Company under the LPT Recapture Agreement directly to the Reinsurer on behalf of the Company and (ii) pay any remaining portion of the Initial Reinsurance Premium directly to the Reinsurer, in each case, on the date hereof.
B. As additional consideration for the reinsurance by the Reinsurer of the Reinsurance Liabilities hereunder, effective as of the Effective Time, the Company hereby sells, assigns, transfers and delivers to the Reinsurer as premium hereunder all of its right, title and interest in one hundred percent (100%) of all of the following amounts actually received, or receivables for the following amounts receivable, from and after the Effective Time by the Company or the Reinsurer, whether in its role as reinsurer hereunder or as Administrator (such amounts, the “Additional Reinsurance Consideration”):
(i) Additional Premium;
(ii) Salvage and subrogation recoveries under or in connection with the Covered Contracts; and
(iii) Inuring Reinsurance Recoveries.

To the extent that the Company recovers any Additional Reinsurance Consideration from any third party, the Company shall promptly transfer such amounts to the Reinsurer, together with any pertinent information that the Company may have relating thereto. The Company agrees to execute and record all additional documents and take all other steps reasonably requested by the Reinsurer to effect the transfer of the Additional Reinsurance Consideration to the Reinsurer. Direct receipt by the Reinsurer, including in its role as Administrator under the Services Agreement, shall satisfy the Company’s obligations to transfer any such amount to the Reinsurer hereunder.
The parties intend for the Company’s assignment pursuant to the second paragraph of this Article 5.B. to be a present assignment of all of the Company’s right, title and interest in the Additional Reinsurance Consideration and not an assignment as collateral. However, to the extent that such assignment is not recognized as a present assignment, is not valid or is recharacterized as a pledge rather than a lawful conveyance to the Reinsurer, the Company does hereby grant, bargain, sell, convey, assign and otherwise pledge to the Reinsurer all of the Company’s now owned and hereafter acquired or arising, and all proceeds and products thereof, right, title and interest, if any (legal, equitable or otherwise) to all Additional Reinsurance Consideration (and any lockbox or account set up for the receipt of the Additional Reinsurance Consideration) (the “Collateral”) to secure all of the Company’s obligations to remit the Additional Reinsurance Consideration to the Reinsurer.
Upon the failure of the Company to remit any Additional Reinsurance Consideration to the Reinsurer, which failure remains uncured ten (10) days after written notice thereof is received by the Company, the Reinsurer shall have, in addition to all other rights under this Agreement or under Applicable Law, the following rights:
(i)the right to exercise all rights and remedies granted a secured party under the Uniform Commercial Code, as said code has been enacted in the State of New York or any other applicable jurisdiction (the “UCC”), as though all the Collateral constituted property subject to a security interest under Article 9 thereof;
(ii)the right to set-off;
(iii)the right to intercept and retain moneys and property in any lockbox or other account set up for the receipt of Additional Reinsurance Consideration;
(iv)without giving rise to any right of double recovery under this Article, the right to reasonable attorney’s fees incurred in connection with the enforcement of this Agreement or in connection with the disposition of the Collateral; and
(v)the right to dispose of the Collateral.
The foregoing provisions in the third and fourth paragraphs of this Article 5.B. are being included in this Agreement to ensure that if an insolvency or other court determines that, notwithstanding the provisions of this Agreement and the express intent of the parties in entering into this Agreement, the Company retained ownership of or any rights in the Collateral, the Reinsurer’s rights to the Collateral are protected with a first priority, perfected security interest, and it is the intent of the parties that this Article 5.B. be interpreted as such.
Nothing contained in this Agreement shall be construed to support the conclusion that the Company will retain any ownership of or any rights in the Collateral after the Closing or to support the conclusion that the Reinsurer does not acquire full ownership thereof as of the Closing.
The Company shall execute and deliver and the Reinsurer is authorized to execute and deliver any and all financing statements reasonably requested by the Reinsurer to the extent that it may appear appropriate to the Reinsurer to file such financing statements in order to perfect the Reinsurer’s title under Article 9 of the UCC to any and all Collateral and the Company shall do such further acts and things as the Reinsurer may reasonably request in order that the security interest granted hereunder may be maintained as a first priority, perfected security interest. All costs and expenses incurred in connection with obtaining a first priority, perfected security interest shall be borne by the Reinsurer.

ARTlCLE 6 - COMMENCEMENT AND TERMINATION
This Agreement shall commence at 12:01 A.M. Eastern Standard Time on [ ] (the “Effective Time”) and shall be noncancellable, except (i) as otherwise mutually agreed by the Company and the Reinsurer in writing, after receipt of any required approval from any governmental authority or (ii) upon the expiration of all liability under the Covered Contracts and the complete performance by the Reinsurer and the Company of all obligations and duties arising under this Agreement.

ARTICLE 7 - REPORTING
For so long as the Services Agreement remains in effect, on a quarterly basis as provided therein, the Reinsurer shall provide to the Company the Quarterly Report and Settlement Statement (as defined in the Services Agreement) that, among other things, will set forth any amounts due to the parties hereunder. For so long as the Services Agreement remains in effect, the Reinsurer shall provide to the Company periodic accounting and other reports with respect to the Covered Contracts as specified in the Services Agreement.
In the event the Services Agreement is terminated, (i) within [twenty (20) calendar days] following the end of each calendar quarter, the Company shall provide to the Reinsurer a report in substantially the form of the Quarterly Report and Settlement Statement setting forth, among other things, any amounts due to the parties hereunder and (ii) the Company shall provide to the Reinsurer such other periodic accounting and other reports with respect to the Covered Contracts as specified in the Services Agreement to be provided by the Reinsurer to the Company.

ARTICLE 8 - OFFSET
All amounts due either the Company or the Reinsurer under this Agreement shall be subject to the right of recoupment and offset and upon the exercise of the same, only the net balance shall be due. All claims for amounts payable under this Agreement, whether or not fixed in amount at the time of the insolvency of any party to this Agreement, arising from coverage placed in effect under this Agreement prior to the insolvency of any party to this Agreement shall be deemed preliquidation debts and subject to this Article; provided, however, that in the event of insolvency of a party hereto, offsets shall only be allowed to the extent permitted by Applicable Law.

ARTICLE 9 - CURRENCY
All settlements of account between the Company and the Reinsurer shall be made in cash or its equivalent. Wherever the word ''Dollars'' and the sign “$” shall appear in or in connection with this Agreement, they shall be construed to mean United States Dollars unless clearly indicated to the contrary.

ARTICLE 10 - SUBROGATION AND RECOVERIES
In the event that, in connection with any Reinsurance Liabilities covered by this Agreement, any recovery, by way of subrogation (indemnity or otherwise), is received by the Company, the Reinsurer will be paid or credited by the Company for amounts attributable to that reimbursement so obtained or recovery made.
The Reinsurer shall be subrogated to the rights of the Company to any and all subrogation or other recoveries arising from the Covered Contracts to the extent of the Reinsurer's payments to the Company. In connection therewith, upon the Reinsurer’s request, the Company shall assign to the Reinsurer all reasonable rights of subrogation, recovery, indemnity, and other associated courses of action against all others to which the Reinsurer, as subrogee of the Company hereunder, may be entitled under the Covered Contracts and the Company shall reasonably cooperate with the Reinsurer's efforts in respect thereto.

ARTICLE 11 - ORIGINAL CONDITIONS
All reinsurance under this Agreement shall be subject to the same terms, conditions, interpretations and waivers, and to the same modifications, alterations and cancellations, as the respective Covered Contracts (except that in the event of the insolvency of the Company the provisions of the Article entitled “Insolvency” shall apply).

ARTICLE 12 - THIRD PARTY BENEFICIARIES
Except as expressly provided for in the Article entitled "Insolvency", the provisions of this Agreement are intended solely for the benefit of the Company and the Reinsurer, and nothing in this Agreement shall in any manner create or be construed to create any obligations to or establish any rights against any party to this Agreement in favor of any other persons not party to this Agreement.

ARTICLE 13 - ERRORS AND OMISSIONS
Any inadvertent act, delay, omission, or error by either party to this Agreement will not relieve either party to this Agreement from any liability that would attach to it under this Agreement if that act, delay omission, or error had not been made, provided that upon notice, such act, delay, omission, or error is promptly rectified.

ARTICLE 14 - BOOKS AND RECORDS
During the term of this Agreement, upon reasonable prior written notice and during normal business hours, the Reinsurer may visit, inspect, examine, audit, and verify, at the offices of the Company, any of the books and records of the Company retained by the Company relating to the Covered Contracts and may, at its own expense, may make copies thereof and extracts therefrom.
For so long as the Services Agreement remains in effect, the Reinsurer shall maintain all books and records relating to the Covered Contracts in accordance with the terms of the Services Agreement (the “Books and Records”), and the Company and its insurance regulators and Representatives shall have access to the Books and Records and the right to make copies of any Books and Records at their own expense in accordance with the terms of the Services Agreement.

ARTICLE 15 - INSOLVENCY
In the event of the insolvency of the Company, the reinsurance proceeds will be paid, with reasonable provision for verification, on the basis of the claim allowed in the insolvency proceeding without diminution by reason of the inability of the Company to pay all or part of the claim. It is further understood and agreed that, in the event of the insolvency of the Company, the reinsurance under this Agreement shall be payable directly by the Reinsurer to the Company or to its liquidator, receiver or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except (1) where this Agreement specifically provides another payee of such reinsurance in the event of the insolvency of the Company or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such obligations of the Company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the Company to such payees.
The Reinsurer shall be given written notice of the pendency of each claim against the Company on the Covered Contracts within a reasonable time after such claim is filed in the insolvency proceedings. The Reinsurer shall have the right to investigate each such claim and to interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defenses which it may deem available to the Company or its liquidator. The expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the insolvent Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.
In the event of the insolvency of the Company and upon notice of the insolvency, all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable to the extent allowed by Applicable Law by the Reinsurer directly to the contractholders, insureds, counterparties or other beneficiaries entitled to receive payment under the Covered Contracts (each, a “Payee”). The Reinsurer shall be credited with any amount equal to any payment by the Reinsurer directly to a Payee pursuant to this this Article and such payment shall be, to the extent of the payment, in substitution, satisfaction and discharge of the Reinsurer’s obligations to the Company, or to its liquidator, rehabilitator, receiver, conservator or statutory successor, under this Agreement. Neither this Article, nor any other provision of this Agreement, the Purchase Agreement nor any Covered Contract, shall be construed in a manner which would subject the Reinsurer to liability for duplicative payments of the Reinsurance Liabilities reinsured under this Agreement.

ARTICLE 16 - ARBITRATION
As a condition precedent to any right of action hereunder, any irreconcilable dispute between the parties to this Agreement will be submitted for decision to an arbitration board composed of two arbitrators and an umpire meeting in the City and State of New York. The results of the arbitration will be the sole remedy.
Arbitration shall be initiated by the delivery of a written notice of demand for arbitration by one party to the other within a reasonable time after the dispute has arisen and after a good faith attempt by the parties to resolve the dispute.
The members of the arbitration board shall be active or retired disinterested officials of insurance or reinsurance companies, or Underwriters at Lloyd’s of London, not under the control, affiliation or management of either party to this Agreement. Each party shall appoint its arbitrator, and the two arbitrators shall choose an umpire before instituting the hearing. If the respondent party fails to appoint its arbitrator within four weeks after being requested to do so by the claimant party, the latter shall also appoint the second arbitrator. If the two arbitrators fail to agree upon the appointment of an umpire within four weeks after their nominations, each of them shall name three, of whom the other shall decline two, and the decision shall be made by drawing lots.
The claimant party shall submit its initial brief within 45 days from appointment of the umpire. The respondent party shall submit its brief within 45 days thereafter, and the claimant may submit a reply brief within 30 days after filing of the respondent party’s brief.
In making its decision, the arbitration board shall consider the customs and practices of the insurance and reinsurance business. The arbitration board shall issue its decision in writing based upon a hearing in which evidence may be introduced without following strict rules of evidence but in which cross-examination and rebuttal shall be allowed. The arbitration board shall make its decision within 60 days following the termination of the hearings unless the parties consent to an extension. The majority decision of the arbitration board shall be final and binding upon all parties to the proceeding. Judgment may be entered upon the award of the arbitration board in accordance with Article 20.
Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the expense of the umpire and the other remaining costs of the arbitration proceedings.

ARTICLE 17 - RESERVES
From and after the date hereof, the Reinsurer shall maintain reserves as to the Reinsurance Liabilities in accordance with Applicable Law.

ARTICLE 18 - REINSURANCE CREDIT
Notwithstanding anything in this Agreement to the contrary, if the Reinsurer is or becomes unauthorized in any applicable state of the United States where authorization is required by insurance regulatory authorities of such state in order for the Company to obtain credit on its statutory financial statement of the reinsurance being provided under this Agreement, the Reinsurer shall establish on behalf of the Company such trust accounts, letters of credit, premiums withheld by the Company, similar funds or a combination thereof as required by Applicable Law to permit the Company to obtain credit in such state for the reinsurance being provided under this Agreement. The Reinsurer will have the sole option of determining the method of funding to be utilized.

ARTICLE 19 - COLLATERAL
During the term of this Agreement until such time as the Trust Account is no longer required pursuant to this Article 19, the Reinsurer, as grantor, shall establish and maintain, at its sole cost and expense, the Trust Account with a trustee reasonably acceptable to the Company, naming the Company as sole beneficiary thereof to secure certain assigned reinsurance receivables of the Company in respect of the Covered Contracts. The Reinsurer shall maintain the Trust Account in accordance with the terms of this Agreement and a Trust Agreement substantially in the form attached as Exhibit I (the “Trust Agreement”).
In accordance with the terms set forth herein and in the Trust Agreement, and subject to the provisions of this Article 19, the Reinsurer shall ensure that the Trust Account holds Eligible Assets (as defined in the Trust Agreement) in accordance with the terms hereof with a fair market value equal to the Required Balance. All transfers to and withdrawals from the Trust Account shall be in accordance with and subject to the requirements set forth herein and in the Trust Agreement.
The Company and the Reinsurer agree that the assets maintained in the Trust Account may be withdrawn by the Company or any successor by operation of law of the Company, including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Company, without diminution because of any insolvency, rehabilitation, conservatorship or comparable proceeding (an “Insolvency”) on the part of the Company or the Reinsurer, only in accordance with the terms of the Trust Agreement, (i) in the event of the Insolvency of the Reinsurer or (ii) otherwise with the prior written consent of the Reinsurer.
The amount of security required to be provided by the Reinsurer hereunder shall be adjusted following the end of each calendar year (or, at the Company’s election, following the end of each calendar quarter, in which case the mechanics set forth herein for adjusting the balance of the Trust Account shall be based on the Required Balance as of the end of the applicable calendar quarter) ending after the Effective Time based on (i) the Required Balance as of the end of such calendar year calculated in good faith by the Reinsurer as Administrator and furnished to the Company in a report (the “Security Funding Report”) no later than ten (10) Business Days following the end of such calendar year (the “Security Funding Reporting Date”) and (ii) the fair market value of the Eligible Assets held in the Trust Account as of the end of such calendar year as furnished by the Reinsurer to the Company in a report no later than the Security Funding Reporting Date. The amount of security required to be held in the Trust Account shall be adjusted as follows:
(i)If the aggregate fair market value of the Eligible Assets held in the Trust Account as of the end of any calendar year is less than the Required Balance, then the Reinsurer shall, no later than fifteen (15) calendar days following the Security Funding Reporting Date for such year, transfer additional Eligible Assets to the Trust Account so that the aggregate fair market value of the Eligible Assets held in the Trust Account is not less than the Required Balance; and
(ii)If the aggregate fair market value of the Eligible Assets held in the Trust Account as of the end of any calendar year exceeds the Required Balance, then the Reinsurer shall have the right to withdraw such excess in accordance with the procedures set forth in the Trust Agreement.
Notwithstanding anything to the contrary herein, once that the Required Balance drops below $500,000, the Reinsurer shall have no further obligation to maintain any assets in the Trust Account pursuant to this Agreement or the Trust Agreement and the Company shall take all actions reasonably requested by the Reinsurer to terminate the Trust Agreement and release all assets remaining in the Trust Account to the Reinsurer.

ARTICLE 20 - CONSENT TO JURIDICTION;WAIVER OF JURY TRIAL
Subject to the terms and conditions of Article 16, each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America therein for any actions, suits, or proceedings arising out of or relating to this Agreement (and each party agrees not to commence any actions, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to addresses set forth in Article 22.G. shall be effective service of process for any action, suit or proceeding brought in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in the courts of the State of New York or the United States of America therein and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
EACH OF THE COMPANY AND THE REINSURER WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY IT ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN. No party to this Agreement shall seek a jury trial in any lawsuit, proceeding, counterclaim, or any other litigation procedure based upon, or arising out of, this Agreement or any related instruments or the relationship between the parties. No party will seek to consolidate any such action, in which a jury trial has been waived, with any other action in which a jury trial cannot be or has not been waived. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS.

ARTICLE 22 - ADMINISTRATION

Pursuant to the Services Agreement, the Reinsurer shall administer the Covered Contracts and the Inuring Reinsurance on behalf of the Company. The Reinsurer shall conduct such administration in accordance with the performance standards and the other terms and conditions set forth in the Services Agreement.

ARTICLE 22 - OTHER TERMS AND CONDITIONS
A. Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed by and delivered on behalf of each of the parties. The waiver by a party of a breach of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation by any party of the same or any other provision of this Agreement. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
B. Severability. If any provision of this Agreement is finally determined by a court of competent jurisdiction to be contrary to Applicable Law in any jurisdiction, such provision shall not affect the validity or enforceability of any other provision of this Agreement or the enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such invalidity or unenforceability would cause any party to lose the material benefit of its economic bargain, then the parties agree to negotiate in good faith to amend this Agreement in order to restore such lost material benefit.
C. Descriptive Headings. The descriptive Article and Section headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
D. Binding; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns. Neither this Agreement, nor any rights, interests or obligations hereunder, may be assigned by any party to this Agreement to any other Person without the prior written consent of the other parties, and any purported assignment made without such consent shall be null and void.
E. Governing Law: This Agreement and all rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws therein.
F. Interpretation.
When a reference is made in this Agreement to a Section or an Article, such reference shall be to such Section or such Article of this Agreement unless otherwise clearly indicated to the contrary. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The meaning assigned to each term used in this Agreement shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
G. Notices: Any notice, request or other communication to be given hereunder shall be in writing and shall be delivered personally, sent by registered or certified mail, postage prepaid, by overnight courier with written confirmation of delivery or by electronic transmission (including e-mail). Any such notice shall be deemed given when so delivered personally or sent by electronic transmission, if mailed, on the date shown on the receipt therefor, or if sent by overnight courier, on the date shown on the written confirmation of delivery. Such notices shall be given to the following address(es):

PARTNERRE INSURANCE COMPANY OF NEW YORK
c/o Cerity Group, Inc.
10375 Professional Circle
Reno, NV 89521
Attention:     Mike Paquette, Chief Financial Officer
Email: mpaquette@employers.com

PARTNER REINSURANCE COMPANY OF THE U.S.
200 First Stamford Place
Suite 400
Stamford, CT 06902
Attention: Anthony Albano
Email: Anthony.Albano@partnerre.com

K.Entire Agreement: This Agreement, the Purchase Agreement (and all agreements contemplated by the Purchase Agreement), the Services Agreement and the Recapture Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and verbal, among the parties with respect to the subject matter hereof.
L.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart by facsimile or other means of electronic communication will be as effective as manual delivery of an executed counterpart.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Reinsurer have executed this Agreement in duplicate, each of which shall serve as an original, by then-authorized representatives as of the date hereof.
PARTNERRE INSURANCE COMPANY OF NEW YORK

______________________________________
Signature

Name ________________________________

Title _________________________________

Date _________________________________

PARTNER REINSURANCE COMPANY OF THE U.S.

_____________________________________
Signature

Name ________________________________

Title _________________________________
Date _________________________________

EXHIBIT C
FORM OF
SERVICES AGREEMENT

ADMINISTRATIVE SERVICES AGREEMENT
This ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”), dated as of the Effective Date, is made and entered into by and among PartnerRe Insurance Company of New York, a New York corporation (“Employers NY”) and Partner Reinsurance Company of the U.S., a New York corporation (“PRC”).
WHEREAS, pursuant to that certain Amended and Restated Stock Purchase Agreement by and between PRC and Employers Group, Inc., dated as of August 11, 2017 (the “Purchase Agreement”), PRC will sell 100% of the issued and outstanding capital stock of Employers NY to Employers Group, Inc.;
WHEREAS, the execution and delivery of this Agreement by the parties hereto is a condition to the closing of the transactions contemplated by the Purchase Agreement;
WHEREAS, concurrent with the execution and delivery of this Agreement, Employers NY and PRC have entered into that certain Loss Portfolio Reinsurance Agreement (the “New LPT Agreement”), pursuant to which, among other things, PRC has assumed and agreed to reinsure and indemnify Employers NY for the Reinsurance Liabilities (as defined below); and
WHEREAS, the Parties have agreed that PRC will undertake, on behalf of Employers NY, the administration of (i) the Covered Contracts (as defined below) and (ii) the Inuring Reinsurance (as defined below) (PRC, in performing that role, is herein referred to as “Administrator”).
NOW, THEREFORE, for and in consideration of the promises and the mutual agreements set forth herein, the sufficiency of which is hereby acknowledged and stipulated, the Parties agree as follows:

ARTICLE I
DEFINITIONS
Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth herein:
“Administrator” shall have the meaning set forth in the Recitals of this Agreement.
“Administrator Affiliates” shall have the meaning set forth in Section 2.2 of this Agreement.
“Administrator Indemnitees” shall have the meaning set forth in Section 8.1 of this Agreement.
“Affiliate(s)” means, with respect to any specific Person, a Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.
“Agreement” shall have the meaning set forth in the Preamble of this Agreement.
“Applicable Law” means any applicable law, statute, rule, ruling, determination, ordinance, regulation, regulatory guideline, opinion, order or judgment of any Governmental Authority, or any decision, judgment, order, writ, injunction or decree of any such Governmental Authority.
“Books and Records” means the originals or copies, whether stored electronically or in any other medium, of all records pertaining to the Covered Contracts or the Inuring Reinsurance, including any Covered Contract’s applicable underwriting file(s), claim file(s), date written, expiry date, class(es) and/or subclass of coverage, named insured, applicable producer, if any, and/or expiring premium.
“Business Interruption” means any material interruption or interference with Administrator’s ability to continue to provide the Services, including any material temporary loss of policyholder information or material adverse effect on Administrator’s operating environment or telecommunications infrastructure used to provide the Services.

“Claim(s)” shall mean any claim or claims made against or pursuant to a Covered Contract or Covered Contracts, including any request or demand for the payment of amounts due from Employers NY to ceding companies under the terms of the Covered Contracts.
“Claims Services” shall have the meaning set forth in Section 4.1 of this Agreement.
“Confidential Information” means, with respect to a Party, any and all information provided by, made available by or obtained on behalf of, such Party, any of its Affiliates or Representatives, on, before or after the date hereof; provided, however, that Confidential Information does not include information that (i) is generally available to the public other than as a result of a disclosure by the receiving Party in violation of its confidentiality obligation, (ii) is independently developed by the receiving Party, its Affiliates or any of its Representatives without use or access to the disclosing Party’s Confidential Information, or (iii) is rightfully obtained by the receiving Party from a third party without, to the knowledge of the receiving Party, breach by such third party of a duty of confidentiality of any nature to the disclosing Party; provided, further, that the foregoing exceptions shall not supersede the obligations of the receiving Party with respect to any Non-Public Personal Information; and provided, further, that information relating to the Covered Contracts and the Inuring Reinsurance is Confidential Information of PRC.
“Covered Contracts” has the meaning set forth in the New LPT Agreement.
“Damages” means costs, expenses, fines, penalties, losses, judgments, damages and other amounts (including reasonable attorneys’, actuaries’, accountants’ and experts’ fees and settlement amounts) incurred by any Party.
“Designee(s)” shall have the meaning set forth in Section 2.2 of this Agreement.
“ECO Claims” shall have the meaning set forth in Section 4.5 of this Agreement.
“Effective Date” shall mean the effective date of the closing of the transactions contemplated by the Purchase Agreement.
“Employers NY” shall have the meaning set forth in the Preamble of this Agreement.
“Employers NY Indemnitees” shall have the meaning set forth in Section 8.2 of this Agreement.
“Governmental Authority” means any United States federal, state or local or any supranational or non-U.S. government, political subdivision, governmental, legislative, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization, including the European Union and any insurance regulatory authority, domestic or foreign, having jurisdiction over a Person.
“Indemnification Claim” shall have the meaning set forth in Section 8.3(a) of this Agreement.
“Indemnified Party” shall have the meaning set forth in Section 8.3(a) of this Agreement.
“Indemnifying Party” shall have the meaning set forth in Section 8.3(a) of this Agreement.
“Inuring Reinsurance” means all reinsurance and retrocession agreements, treaties and contracts, including any renewals or extensions thereof, whereby Employers NY ceded or retroceded losses under the Covered Contracts to third parties (other than PRC), to the extent such reinsurance or retrocession agreements, treaties and contracts provide reinsurance coverage for losses thereunder.
“Inuring Reinsurer” means a reinsurer that has provided any Inuring Reinsurance.
“Legal Action(s)” shall have the meaning set forth in Section 4.5 of this Agreement.
“Legally Required Company Actions” means any actions related to the Services that the Company is required by Applicable Law or a Governmental Authority to take without the Administrator or a Subcontractor acting on its behalf.
“Loss Adjustment Expense” or “LAE” means any costs, fees or expenses (including all costs, fees and expenses of investigators, legal advisers, attorneys, medical consultants and/or other experts or witnesses) allocable to a specific Claim or Claims incurred by Employers NY, Administrator, or a third-party claims administrator and reimbursed by Administrator, on behalf of Employers NY, incurred in the investigation, appraisal, adjustment, negotiation, mitigation, settlement, litigation, defense or appeal of any Claim or Legal Action or sustained in pursuing any salvage, subrogation, reinsurance, retrocession, indemnity or contribution towards, or other form of recovery in respect of, a loss from any source in respect of any such Claim or Legal Action, including, but not limited to, court costs and fees, costs of supersedeas and appeal bonds, pre- and post-judgment interest, costs of service of process, copies of any public record costs, depositions and court-reported statement costs, subpoena service fee costs, interpreter fees, costs of retrieval of copies of documents, and declaratory judgment action costs. For the avoidance of doubt, Loss Adjustment Expenses shall not include standard and customary overhead expenses and any of Administrator’s payroll expenses.
“New LPT Agreement” shall have the meaning set forth in the Recitals of this Agreement.
“Non-Public Personal Information” means, with respect to any Party, any (i) personally identifiable information or data (including medical, financial and other personal information) concerning or relating to such Party’s past, current or prospective applicants, customers, clients, employees, agents, suppliers, vendors, policy owners, contract holders, insureds, claimants, or beneficiaries of any contracts issued by such Party, and their Representatives, (ii) any such personally identifiable information or data that any third-party administrator or its Representatives or subcontractors collect or derive from interactions with such Party’s past, current or prospective applicants, customers, clients, employees, agents, suppliers, vendors, policy owners, contract holders, insureds, claimants, or beneficiaries of any contracts issued by such Party, or (iii) any aggregation or a derivation thereof; provided, however, that information that is otherwise publicly available shall not be considered “Non-Public Personal Information”.
“Parties” or “Party” means Employers NY and PRC (in any capacity), collectively or individually.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization or other entity.
“PRC” shall have the meaning set forth in the Preamble of this Agreement.
“Prompt Notice” means written notice as soon as reasonably possible under the facts and circumstances.
“Purchase Agreement” shall have the meaning set forth in the Recitals of this Agreement.
“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, experts or others working at the direction of counsel, accountants, auditors, financial advisors, insurers, reinsurers and third party administrators. Any Administrator Affiliate or Designee shall be deemed to be a Representative of PRC.
“Regulatory Actions” shall have the meaning set forth in Section 3.5 of this Agreement.
“Run-Off Period” means the period beginning on the Effective Date through such time as: (a) all Covered Contracts have expired or been terminated and (b) all Claims have been concluded and closed.
“Security Assessment” shall have the meaning set forth in Section 7.6(a) of this Agreement.
“Services” shall have the meaning set forth in Section 2.1 of this Agreement.

ARTICLE II APPOINTMENT
Section 2.1 Appointment.
(a)Subject to Section 2.1(g), except to the extent specifically prohibited under Applicable Law, Employers NY hereby, and as of the Effective Date and throughout the Run-Off Period, appoints and authorizes Administrator on an exclusive basis to provide all administrative and other services necessary or appropriate to administer the Covered Contracts and the Inuring Reinsurance (collectively, the “Services”), on the terms, and subject to the limitations and conditions, set forth in this Agreement, and Administrator hereby accepts such appointment and agrees to perform such Services for and on behalf of and, where appropriate, in the name of Employers NY in accordance with the terms and conditions of this Agreement. Notwithstanding the delegation of duties contained in this Agreement, Employers NY shall have the right, but not the obligation, to direct Administrator to take any reasonable action, or refrain from taking any action, in connection with the performance of the Services hereunder, in each case, to the extent necessary to comply with Applicable Law. The performance of services by Administrator for Employers NY pursuant to this Agreement shall in no way impair the absolute control of the business and operations of Administrator or Employers NY by their respective Boards of Directors.  Administrator shall act hereunder so as to assure the separate operating identity of Employers NY. The business and operations of Employers NY shall at all times be subject to the direction and control of the Board of Directors of Employers NY.
(b)During the term of this Agreement, Administrator shall (i) maintain, and shall cause any subcontractors to maintain, any and all licenses, permits and authorizations required under Applicable Law to perform the Services and its other obligations specified herein, (ii) perform such Services in compliance with Applicable Law and in accordance with the standards set forth in Section 2.1(c) and the terms of the Covered Contracts, and (iii) cooperate with any Governmental Authority relevant to Employers NY’s business in connection with the provision of the Services.
(c)During the term of this Agreement, Administrator shall provide the Services with all due reasonable skill, care, prudence and diligence of a Person experienced in administering similar business.
(d)During the term of this Agreement, Administrator shall (i) monitor closely its delivery of the Services and (ii) disclose promptly to Employers NY any development that would have a material adverse impact on Administrator’s (or any of Administrator’s subcontractor’s) ability to carry out the Services effectively and in compliance with Applicable Law.
(e)During the term of this Agreement, to the extent not sub-contracted, the Administrator shall (i) maintain sufficient facilities and trained personnel of the kind necessary to perform its obligations under this Agreement in accordance with the standards set forth in Section 2.1(c) and (ii) notify Employers NY promptly in the event that there is a significant risk that such facilities or personnel might become insufficient.
(f)During the term of this Agreement, Administrator shall (i) maintain its internal control systems at least at their level as of the Effective Date, in line with reasonable additional requirements that may from time to time be required by Applicable Law and (ii) inform Employers NY in the event that any matter arises that could materially undermine such internal control systems.
(g)The Parties hereby agree that, notwithstanding anything to the contrary herein, Employers NY or its Affiliates shall, for the term of this Agreement, retain exclusive authority and responsibility to perform Legally Required Company Actions.
Section 2.2 Subcontracting. For the duration of this Agreement, Administrator may subcontract to any Affiliates of Administrator (each, an “Administrator Affiliate” or collectively “Administrator Affiliates”) or third-party service providers (each, a “Designee” or collectively, “Designees”) the performance of any of the Services; provided, however, that Administrator shall obtain the prior written consent of Employers NY before using a Designee to perform the Services, which consent shall not be unreasonably withheld. Administrator may subcontract any or all of its duties hereunder to any such Administrator Affiliate(s) or Designee(s) and such Administrator Affiliate(s) or Designee(s) shall be subject to the same conditions, limitations and obligations as Administrator hereunder with respect to any subcontracted duties. Administrator shall ensure that any such Administrator Affiliate(s) and Designee(s) have and maintain all the required legal authorizations, licenses and permits that may be required in the relevant jurisdictions to perform the Services so subcontracted to it. Administrator’s use of Administrator Affiliates or Designees pursuant to this Section 2.2 shall not relieve Administrator of any of its duties or obligations hereunder. With respect to significant services that are subcontracted, this Agreement shall be amended and filed with the New York State Department of Financial Services for appointing/changing a subcontractor or changing subcontractor services.
Section 2.3 Consideration. Apart from the performance by Employers NY of its obligations under the New LPT Agreement, except as otherwise set forth herein, there shall be no fee or other consideration due to Administrator for performance of the Services under this Agreement.

ARTICLE III
COVERED CONTRACT SERVICES

Section 3.1 Covered Contract Services and Authority of Administrator. While this Agreement is in effect, Administrator is authorized to and shall provide the services set forth in this Article III on behalf of Employers NY with respect to the Covered Contracts.
Section 3.2 Covered Contract Administration. It is the intention of the Parties that the types, scope and range of administrative services to be performed by the Administrator in administering the Covered Contracts hereunder be substantially similar to the types, scope and range of administrative services performed by Employers NY and its Affiliates in administering the Covered Contracts immediately prior to the Effective Date. Subject to 2.1(g), the Services shall include but not be limited to: (i) issuing endorsements, certificates, reinstatements and/or evidence of insurance; (ii) issuing all policyholder notices required by the language of the applicable Covered Contracts or Applicable Law in connection with such Covered Contracts; (iii) cancelling, non-renewing or otherwise terminating Covered Contracts in accordance with the language of such Covered Contracts or Applicable Law; (iii) interfacing, on behalf of Employers NY, with all counterparties under the Covered Contract; (iv) performing all of Employers NY’s obligations under the Covered Contracts; and (v) executing amendments, commutations and/or recaptures under the Covered Contracts as Administrator deems appropriate. Employers NY shall provide Administrator with all documents and records relating to the Covered Contracts that Administrator reasonably requests as needed to perform the Services.
Section 3.3 Information Reporting. In addition to any reports required under the New LPT Agreement, upon the reasonable request of Employers NY, Administrator shall provide Employers NY with additional information in its possession or control regarding the Covered Contracts and Inuring Reinsurance that is required by Employers NY in connection with the preparation of Employer NY’s statutory or GAAP financial statements, tax returns or other financial reports or regulatory filings required to comply with requirements of Governmental Authorities having jurisdictions over Employers NY.
Section 3.4 Filings. Employers NY shall be responsible for making all insurance regulatory and tax filings; provided, however, that, upon the reasonable request of Employers NY, Administrator shall provide to Employers NY information with respect to the Covered Contracts necessary for Employers NY to complete such filings. So long as Administrator is given reasonable notice of any such request for information, the information shall be provided by Administrator to Employers NY sufficiently in advance of any applicable filing deadlines.
Section 3.5 Underwriting Inquiries, Complaints and Legal Proceedings. Each Party shall provide Prompt Notice to the other Party of: (i) any and all complaints and/or inquiries from Governmental Authorities relating to the Covered Contracts; and (ii) any and all legal and/or administrative proceedings brought by Government Authorities relating to the Covered Contracts (“Regulatory Actions”). Administrator shall be responsible for handling, defending, responding to, and resolving all Regulatory Actions; provided, however, that Administrator shall (a) consult with Employers NY concerning the management of the response to and handling of any Regulatory Actions and (b) provide to Employers NY a copy of any proposed response for its review prior to submission or filing and take into account in good faith any suggestions or comments received thereon from Employers NY in a timely fashion. Administrator (as Reinsurer under the New LPT Agreement) shall be responsible for paying all Damages in connection with any Regulatory Actions to the extent such Damages constitute Reinsurance Liabilities under the New LPT Agreement. Employers NY shall reasonably cooperate with Administrator in its handling of any Regulatory Actions. To the extent a Regulatory Action involves matters or Damages that do not constitute Reinsurance Liabilities under the New LPT Agreement, Employers NY shall be responsible for such Damages and shall reimburse Administrator for an allocable portion of Administrator’s costs and expenses in handling, defending, responding and resolving such Regulatory Action.
Section 3.6 Premium; Accounts; and Payment. It is not expected that any premium or other consideration will become due and owing under the Covered Contracts. However, Administrator (as the Reinsurer under the New LPT Agreement) shall be entitled to any and all premium and other consideration that is received on any Covered Contracts after the Effective Date (“Additional Premium”). Administrator shall bill for, collect and receive all such Additional Premium so long as this Agreement remains in effect. Administrator shall provide Employers

NY with an accounting statement of the Additional Premium collected by Administrator for any quarter in which any such premium or other consideration is collected within [twenty (20) calendar days] following the end of such quarter. To the extent that Employers NY recovers any Additional Premium from any third party, Employers NY shall promptly transfer such amounts to Administrator, together with any pertinent information that Employers NY may have relating thereto.
Section 3.7 Technical Accounting. Administrator shall perform all processing functions required for the administration of the Covered Contracts, including processing of instructions for payment of premiums, claims or losses, commissions and other deductions, the administration of refunds, returns, recoveries and adjustments, reconciliation to ceding companies, credit control and data control.
Section 3.8 Actuarial and Other Reporting Obligations. On a quarterly basis, Administrator shall provide to Employers NY a report on the Covered Contracts in substantially the form attached as Exhibit A (the “Quarterly Report and Settlement Statement”) that includes for the applicable calendar quarter: (i) any Additional Premium collected (as required under Section 3.6); (ii) losses/claims paid; (iii) loss adjustment expenses paid; (iv) reported but unpaid claims reserves and incurred but not reported loss reserves (IBNR); (v) other data reasonably required in order for Employers NY to prepare its statutory or GAAP financial statements and tax returns and (vi) a calculation of any amounts due between the parties under the New LPT Agreement. Such information shall be provided within [twenty (20) calendar days] following the end of the applicable calendar quarter. If Administrator breaches its obligations under this Section 3.8 to timely provide a Quarterly Report and Settlement Statement to Employers NY, Administrator shall be liable for making a payment to Employers NY in an amount equal to $250 per day for each day of delay as liquidated damages. The parties agree that quantifying losses arising from any such delay is inherently difficult and stipulate that the agreed upon sum is not a penalty, but rather a reasonable measure of damages that may result from such delay. The parties agree and acknowledge that such payment shall be the sole and exclusive remedy for Administrator’s breach of its obligations under this Section 3.8 notwithstanding anything contained in Article VIII or otherwise provided under Applicable Law.
Section 3.9 Administration of Inuring Reinsurance. Administrator shall perform all of Employers NY’s reporting, reinsurance premium payment and other administrative obligations under the Inuring Reinsurance, including, but not limited to, (i) delivery of reports and notices to such Inuring Reinsurers and (ii) paying all premium and other consideration required to be paid by Employers NY under the terms of any Inuring Reinsurance. Administrator shall also have the right to (i) act on behalf of Employers NY with respect to any letters of credit, trust funds and other security for the benefit of Employers NY under the terms of the Inuring Reinsurance and (ii) execute amendments, commutations and/or recaptures under the Covered Contracts as Administrator deems appropriate.
Section 3.10 Retrocession Recoveries. Administrator shall be responsible for collection of amounts owed under the Inuring Reinsurance (other than the New LPT Agreement), including the identification, documentation, evaluation and assertion, billing and collection of amounts due under the terms of any such Inuring Reinsurance. Administrator (as the Reinsurer under the New LPT Agreement) shall be entitled to any and all amounts received under any Inuring Reinsurance. To the extent that Employers NY recovers any amounts paid under any Inuring Reinsurance from any third party, Employers NY shall promptly transfer such amounts to Administrator, together with any pertinent information that Employers NY may have relating thereto.
Section 3.11 Obligations of Employers NY. Employers NY shall provide Administrator with Prompt Notice of any communication that it may receive with respect to the Covered Contracts after the Effective Date.

ARTICLE IV
CLAIMS SERVICES; CLAIMS ACCOUNT
Section 4.1 Claim Services and Authority of Administrator. Administrator is authorized to and shall, in compliance with Applicable Law, appraise, investigate, handle, adjust, compromise, defend, settle and/or resolve all Claims arising under Covered Contracts on behalf of Employers NY (collectively, the “Claims Services”).

Section 4.2 Claim Related Payments. Administrator is authorized to and shall pay Claims and LAE on behalf of Employers NY. Administrator is authorized and directed to collect from any Inuring Reinsurers any reimbursements owed to Employers NY for Claims or LAE.
Section 4.3 Claims Reporting. Employers NY shall provide Prompt Notice of all Claims to Administrator. Administrator shall provide Prompt Notice of the following Claims to Employers NY: (i) any ECO Claim and/or Claim involving allegations of negligence or bad faith in the handling of Claims and/or (ii) any Claim involving a legal action against Employers NY. Administrator shall provide Employers NY with a bordereaux report, in substantially the form attached as Exhibit B, itemizing all Claim Related Payments made pursuant to Section 4.2 and all recoveries made pursuant to Section 4.4 for the prior quarter to the extent there are any Claim Related Payments made pursuant to Section 4.2 or recoveries made pursuant to Section 4.4.
Section 4.4 Subrogation and Salvage. Administrator shall investigate and pursue subrogation and salvage on behalf of Employers NY or PRC in its capacity as reinsurer under the New LPT Agreement when appropriate and feasible, and shall account for all subrogation and salvage recoveries as set forth in Section 4.3. All costs and expenses incurred in pursuing subrogation and/or salvage recoveries on behalf of Employers NY, including but not limited to attorney fees, shall be paid by Administrator on behalf of Employers NY or PRC in its capacity as reinsurer under the New LPT Agreement. Employers NY shall reasonably cooperate with Administrator in pursuing subrogation and/or salvage recoveries, which reasonable cooperation shall include but not be limited to providing all authorizations and/or assignments that are required to permit Administrator to pursue subrogation and/or salvage recoveries. Administrator (as the Reinsurer under the New LPT Agreement) shall be entitled to any and all subrogation and salvage recoveries received. To the extent that Employers NY recovers any such amounts from any third party, Employers NY shall promptly transfer such amounts to Administrator, together with any pertinent information that Employers NY may have relating thereto. Administrator is authorized and directed by Employers NY to deliver subrogation and salvage recoveries to applicable Inuring Reinsurers to the extent such Inuring Reinsurers are entitled to such recoveries under the Inuring Reinsurance.
Section 4.5 Legal Actions and ECO Claims. Each Party shall provide Prompt Notice to the other Party of all legal actions brought by a third party (other than a Governmental Authority) relating to the Covered Contracts (the “Legal Actions”). Administrator shall defend, handle, compromise, settle and/or resolve all Legal Actions, including but not limited to Legal Actions asserting extra-contractual obligations and losses in excess of policy limits (“ECO Claims”). Administrator (as Reinsurer under the New LPT Agreement) shall be responsible for paying all Damages in connection with any Legal Actions to the extent such Damages constitute Reinsurance Liabilities under the New LPT Agreement. Employers NY shall reasonably cooperate with Administrator in its handling of any Legal Actions. Subject to the preceding sentence, Employers NY hereby authorizes Administrator to reserve, settle and/or otherwise resolve the Legal Actions for any amount without Employers NY’s prior approval provided any such settlement or resolution involves cash payments only. To the extent the Legal Action involves matters or Damages that do not constitute Reinsurance Liabilities under the New LPT Agreement, Employers NY shall be responsible for such Damages and shall reimburse Administrator for an allocable portion of Administrator’s costs and expenses in handling, defending, responding and resolving such Legal Action.
Section 4.6 Right to Associate. Employers NY in its sole discretion shall have the right, at its own expense, to associate in the defense of any Legal Action(s) asserting ECO Claim(s).
Section 4.7 Attorney-Client Privilege. The Parties acknowledge that in view of the obligations under this Agreement and the New LPT Agreement, the Parties have a common interest in the Claims; and accordingly, the Parties agree that no communications pursuant to this Agreement shall result in a waiver of the attorney-client privilege or any other applicable work product and/or joint defense privileges.
Section 4.8 Claims Account. During the term of this Agreement, Administrator shall maintain one or more bank accounts for use by it in its capacity as Administrator in providing the Services (the “Claims Account”). In no event shall Employers NY have any obligation to deposit funds in the Claims Account.

ARTICLE V
BOOKS AND RECORDS
Section 5.1 Books and Records.
(a)Administrator shall be responsible for maintaining accurate and complete Books and Records in connection with its performance of the Services.
(b)All records, books, and files established and maintained by Administrator by reason of its performance of services under this Agreement, which absent this Agreement would have been held by Employers NY, shall be deemed the property of Employers NY and shall be maintained in accordance with applicable law and regulation, including, but not limited to, New York Department of Financial Services Regulation No.152. Such records should be available, during normal business hours, for inspection by Employers NY, anyone authorized by Employers NY, and any governmental agency that has regulatory authority over Employers NY’s business activities. Copies of such records, books and files shall be delivered to Employers NY on demand. All such records, books and files shall be promptly transferred to Employers NY by Administrator upon termination of this Agreement; provided, however, Administrator may retain a copy or copies of any or all such books, records and files at its option for records retention purposes, subject to Article VII.
(c)Employers NY and persons authorized by it or any governmental agency having jurisdiction over Employers NY shall have the right, at Employers NY’s expense, to conduct an audit of the relevant books, records and accounts of Administrator upon giving reasonable notice of its intent to conduct such an audit. In the event of such audit, Administrator shall give to the party requesting the audit reasonable cooperation and access to all books, records and accounts necessary to audit during normal business hours; provided, however, that any such access and opportunity should not result in the waiver of any evidentiary privilege and/or confidentiality rights by Administrator.

ARTICLE VI
AGREEMENT TERM; EXPIRATION OR TERMINATION
Section 6.1 Term. This Agreement shall become effective as of the Effective Date and continue in force through the conclusion of the Run-Off Period; provided, however, this Agreement shall terminate in the event of the termination of the New LPT Agreement. Notwithstanding anything in this Agreement to the contrary, in the event this Agreement is terminated prior to the conclusion of the Run-Off Period, electronic data processing services shall not be terminated by either party until one hundred and eighty (180) calendar days or more advance written notice of termination.  Subject to the terms (including any limitations and restrictions) of any applicable software licensing agreement then in effect between Administrator and any licensor, Administrator shall, upon termination of this Agreement, grant to Employers NY a perpetual license, without payment of any fee, in any electronic data processing software developed or used by Administrator in connection with the services provided to Employers NY hereunder, if such software is not commercially available and is necessary, in Employers NY’s reasonable judgment, for Employers NY to perform subsequent to termination the functions provided by Administrator hereunder.
Section 6.2 Effect of Expiration or Termination. Upon expiration or termination of this Agreement, and unless otherwise agreed to by the Parties, Administrator’s obligations to perform the Services hereunder shall terminate and Administrator shall provide Employers NY (at Employers NY’s expense) with copies of the Books and Records maintained by Administrator pursuant to Section 5.1. Administrator shall be permitted to retain a copy of all Books and Records at its option. The provisions, covenants and conditions of this Agreement that by their terms or nature extend beyond the expiration or termination of this Agreement shall survive such expiration or termination, including Articles I, V, VII, VIII and IX and this Section 6.2.

ARTICLE VII
CONFIDENTIALITY, PRIVACY AND MAINTENANCE OF PRIVILEGE
Section 7.1 Use of Confidential Information. Employers NY and Administrator acknowledge that they may have access to Confidential Information of or concerning each other Party and their respective businesses, and acknowledge that they have taken and will continue to take reasonable actions to ensure such Confidential Information is not made available to the public. Employers NY and Administrator further agree that they will not at any time (during the term hereof or thereafter) disclose to any Person (except to their respective Affiliates and Representatives who (i) require such Confidential Information in order to perform their duties in connection with the Services and (ii) are already subject to confidentiality obligations with respect to such Confidential Information), directly or indirectly, or make any use of, for any purpose other than those contemplated by this Agreement, Confidential Information or trade secrets relating to the Services or the business affairs of Employers NY or Administrator.
Section 7.2 Disclosure. Administrator or Employers NY may disclose Confidential Information in the following circumstances (or as otherwise provided by the provisions of this Agreement):
(a)in response to a court order or formal discovery request after notice to the applicable other Party (to the extent such notice is legal and reasonably practicable); provided, however, that such disclosure shall be limited only to the extent required by such court order or formal disclosure request;
(b)if a proper request is made by any Governmental Authority after notice to such other Party (to the extent such notice is legal and reasonably practicable); provided, however, that such disclosure shall be limited only to the extent required by such Governmental Authority;
(c)as otherwise required by Applicable Law after notice to such other Party (to the extent such notice is legal and reasonably practicable); provided, however, that such disclosure shall be limited only to the extent required by such Applicable Law; or
(d)to the extent publicly available other than by action of the Party seeking to disclose such Confidential Information.
Section 7.3 Privacy. The Parties acknowledge that Non-Public Personal Information about Employers NY’s (re)insureds, former (re)insureds, insurance applicants and claimants may be disclosed to Administrator during the course of, and as necessary for, the performance of the Services. Administrator and Employers NY agree that they shall maintain the confidentiality and privacy of such Non-Public Personal Information and comply with Applicable Law concerning the maintenance of the privacy of such Non-Public Personal Information. Administrator shall limit access to such Non-Public Personal Information to only those Representatives that require access to such Non-Public Personal Information for performance of the Services, and shall not disclose such Non-Public Personal Information to a third party unless otherwise permitted and in accordance with Applicable Law. Administrator shall maintain appropriate technical and organizational measures to protect such Non-Public Personal Information against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access, which measures shall provide a level of security appropriate to the risks represented by the processing and the nature of the data to be protected.
Section 7.4 Privilege. The Parties shall make best efforts to cooperate in the negotiation and execution of such documents as may be necessary in order to assure that all privileges (including but not limited to the attorney client privilege and work product protections) currently held by Employers NY with respect to the Claims, the Covered Contracts and the Inuring Reinsurance are maintained.
Section 7.5 Information Safeguards and Security Breaches. Administrator shall maintain administrative, technical and physical safeguards that are reasonably designed to (i) ensure the security and confidentiality of Confidential Information of Employers NY; (ii) protect against any anticipated threats or hazards to the security or integrity of such Confidential Information; (iii) protect against unauthorized access to or use of such Confidential Information that could result in substantial harm or inconvenience to the Person that is the subject of such Confidential Information; and (iv) ensure the proper disposal of such Confidential Information, in each case, not less than the standards required by Applicable Law. In the event of a security breach involving any Non-Public Personal Information in the possession or control of Administrator, Administrator shall, at its expense, as promptly as commercially reasonable but in no event later than required under Applicable Law, take all actions required of Employers NY or Administrator by Applicable Law and as reasonably requested by Employers NY to inform each impacted individual of such security breach and to implement curative action required by Applicable Law. As promptly as practicable, Administrator shall notify Employers NY thereof. Without limiting the foregoing, Administrator shall implement and maintain appropriate measures designed to meet the objectives of New York Department of Financial Services Regulation No. 173, with respect to safeguarding Employers NY’s customer information and customer information systems. Confirming evidence that Administrator has satisfied its obligations under this Agreement shall be made available, during normal business hours, for inspection by Employers NY, anyone authorized by Employers NY, and any governmental agency that has regulatory authority over Employers NY’s business activities. Data security shall be maintained in accordance with all applicable laws and regulations, including, without limitation, New York Department of Financial Services Regulation No. 500 (23 NYCRR 500).
Section 7.6 Access.
(a)Administrator shall provide to Employers NY publicly-available financial information concerning Administrator and its subcontractors as may be reasonably requested by Employers NY. Further, commencing on the date hereof and for as long as this Agreement is in effect, within [twenty (20) calendar days] after the end of each calendar quarter, if requested, Administrator shall deliver to Employers NY a completed quarterly management representation letter in substantially the form attached as Exhibit C.
(b)During the term of this Agreement, upon any reasonable request from Employers NY or its Representatives, subject to compliance with Applicable Law relating to the exchange of information and to the confidentiality requirements contained herein, Administrator shall (i) provide, or cause its subcontractors to provide, to Employers NY and its Representatives reasonable on-site and desk access during normal business hours to review the Books and Records (including any such materials developed on or after the Effective Date) under the control of Administrator or a subcontractor pertaining to the Covered Contracts and the Services; provided, that such access shall not unreasonably interfere with the conduct of the business of Administrator or the subcontractor, and (ii) permit, or cause its subcontractors to permit, Employers NY and its Representatives to make copies of such records. Access provided to Employers NY or its Representatives pursuant to this Section 7.6(b) shall be provided by Administrator upon forty-eight (48) hours’ advance notice. The Parties agree and acknowledge that reasonable access includes facilitating audits by Employers NY or its Representatives to comply with Applicable Laws relating to the Covered Contracts.
Section 7.7 Disaster Recovery. Administrator will implement a disaster recovery plan that is (i) consistent with current industry standards, (ii) contains service level agreements for recovery time objectives and recovery point objectives to be agreed in good faith between Employers NY and Administrator, and (iii) no less stringent than what Administrator deploys for its own systems and records, maintain its systems and records in accordance with such plan, and test such plan from time to time. In the event of a Business Interruption, Administrator will implement its disaster recovery plan.

ARTICLE VIII
INDEMNIFICATION
Section 8.1 Indemnification by Employers NY. Employers NY hereby agrees to indemnify Administrator and its Affiliates and its and their respective Representatives (“Administrator Indemnitees”) against, and agrees to defend and hold each of them harmless from: (i) any and all Damages incurred or suffered by any of them arising out of or relating to any breach by Employers NY of this Agreement or violations of Applicable Law by Employers NY or its Representatives and (ii) any and all Damages incurred or suffered by any of them arising out of or relating to successful enforcement of this indemnity provision.
Section 8.2 Indemnification by Administrator. Administrator hereby agrees to indemnify Employers NY and its Affiliates and its and their respective Representatives (“Employers NY Indemnitees”) against, and agrees to defend and hold each of them harmless from: (i) any and all Damages incurred or suffered by any of them arising out of or relating to any breach by Administrator of this Agreement or violations of Applicable Law by

Administrator or its Representatives and (ii) any and all Damages incurred or suffered by any of them arising out of or relating to successful enforcement of this indemnity provision.
Section 8.3 Indemnification Procedures.
(a)Any Party seeking indemnification (“Indemnified Party”) agrees to provide Prompt Notice to the applicable other Party (“Indemnifying Party”) if the Indemnified Party believes that it has incurred or may incur Damages for which indemnification may be asserted under this Article VIII (the “Indemnification Claim”). Such notice shall specify the circumstances of such asserted Indemnification Claim in reasonable detail to the extent practicable. Failure to provide Prompt Notice in accordance with this Section 8.3(a) shall not be deemed a waiver of an Indemnified Party’s right to seek indemnity under Section 8.1 or 8.2 other than to the extent that such failure substantially prejudices the defense of the Indemnification Claim by the Indemnifying Party.
(b)The Indemnifying Party shall assume the defense of the Indemnification Claim with counsel reasonably satisfactory to the Indemnified Party and shall pay all costs of such defense. The Indemnified Party may participate, at its expense, in the defense of such Indemnification Claim. The Indemnifying Party shall keep the Indemnified Party informed of the status of any such Indemnification Claim. Except as otherwise expressly set forth herein, the Indemnifying Party shall not, in the defense of such Indemnification Claim, take any substantive position regarding the Covered Contracts, consent to entry of any judgment or enter into any settlement, except with the prior written consent of the Indemnified Party.

ARTICLE IX
MISCELLANEOUS
Section 9.1 Independent Contractor. This Agreement is not a contract of employment and nothing contained herein shall be construed to create a joint venture, partnership, or employer/employee relationship between Employers NY and Administrator or between Employers NY and any of Administrator’s employees. Administrator and its Representatives shall not represent that they are employees of Employers NY, nor shall they in any manner hold themselves out to be employees of Employers NY. Administrator is an independent contractor for all purposes and in all situations and shall be free, subject to the provisions of this Agreement, to exercise independent judgment and discretion as to the time, place and manner of its performance under this Agreement.
Section 9.2 Cooperation. The Parties shall cooperate and use their reasonable best efforts in order that the duties assumed by Administrator will be effectively, efficiently and promptly discharged. In furtherance of the foregoing, Employers NY shall deliver to Administrator all Books and Records that Administrator may reasonably request for purposes of performing the Services hereunder. Each Party shall, at all reasonable times under the circumstances, make available to the other Parties properly authorized personnel for the purpose of consultation and decision as required by this Agreement.
Section 9.3 Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed by and delivered on behalf of each of the Parties. The waiver by a Party of a breach of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation by any Party of the same or any other provision of this Agreement. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
Section 9.4 Entire Agreement. This Agreement, the Purchase Agreement (and all agreements contemplated by the Purchase Agreement), the New LPT Agreement and the Recapture Agreements (as defined in the New LPT Agreement) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and verbal, among the Parties with respect to the subject matter hereof.
Section 9.5 Governing Law. This Agreement and all rights and obligations of the Parties hereunder shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws therein.
Section 9.6. Arbitration.

(a)As a condition precedent to any right of action hereunder, any irreconcilable dispute between the parties to this Agreement will be submitted for decision to an arbitration board composed of two arbitrators and an umpire meeting in the City and State of New York. The results of the arbitration will be the sole remedy.
(b)Arbitration shall be initiated by the delivery of a written notice of demand for arbitration by one party to the other within a reasonable time after the dispute has arisen and after a good faith attempt by the parties to resolve the dispute.
(c)The members of the arbitration board shall be active or retired disinterested officials of insurance or reinsurance companies, or Underwriters at Lloyd’s of London, not under the control, affiliation or management of either party to this Agreement. Each party shall appoint its arbitrator, and the two arbitrators shall choose an umpire before instituting the hearing. If the respondent party fails to appoint its arbitrator within four weeks after being requested to do so by the claimant party, the latter shall also appoint the second arbitrator. If the two arbitrators fail to agree upon the appointment of an umpire within four weeks after their nominations, each of them shall name three, of whom the other shall decline two, and the decision shall be made by drawing lots.
(d)The claimant party shall submit its initial brief within 45 days from appointment of the umpire. The respondent party shall submit its brief within 45 days thereafter, and the claimant may submit a reply brief within 30 days after filing of the respondent party’s brief.
(e)In making its decision, the arbitration board shall consider the customs and practices of the insurance and reinsurance business. The arbitration board shall issue its decision in writing based upon a hearing in which evidence may be introduced without following strict rules of evidence but in which cross-examination and rebuttal shall be allowed. The arbitration board shall make its decision within 60 days following the termination of the hearings unless the parties consent to an extension. The majority decision of the arbitration board shall be final and binding upon all parties to the proceeding. Judgment may be entered upon the award of the arbitration board in accordance with Section 9.7.
(f)Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the expense of the umpire and the other remaining costs of the arbitration proceedings.

Section 9.7 Consent to Jurisdiction; Waiver of Jury Trial.
(a)Subject to the terms and conditions of Section 9.6, each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America therein for any actions, suits, or proceedings arising out of or relating to this Agreement (and each party agrees not to commence any actions, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to addresses set forth in Section 9.15 shall be effective service of process for any action, suit or proceeding brought in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in the courts of the State of New York or the United States of America therein and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
(b)EACH OF EMPLOYERS NY AND ADMINISTRATOR WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY IT ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN. No party to this Agreement shall seek a jury trial in any lawsuit, proceeding, counterclaim, or any other litigation procedure based upon, or arising out of, this Agreement or any related instruments or the relationship between the parties. No party will seek to consolidate any such action, in which a jury trial has been waived, with any other action in which a jury trial cannot be or has not been waived. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS.

Section 9.8 Errors and Omissions. Inadvertent delays, errors or omissions made in connection with this Agreement or any action hereunder shall not relieve any Party from any liability which would have attached had such delay, error or omission not occurred. Any such error or omission must be rectified by the relevant Party as soon as reasonably possible after discovery.
Section 9.9 Severability. If any provision of this Agreement is finally determined by a court of competent jurisdiction to be contrary to Applicable Law in any jurisdiction, such provision shall not affect the validity or enforceability of any other provision of this Agreement or the enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such invalidity or unenforceability would cause any Party to lose the material benefit of its economic bargain, then the Parties agree to negotiate in good faith to amend this Agreement in order to restore such lost material benefit.
Section 9.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart by facsimile or other means of electronic communication will be as effective as manual delivery of an executed counterpart.
Section 9.11 Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended to or shall confer upon any Person, other than the Parties, their Affiliates and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement except as explicitly provided for by this Agreement.
Section 9.12 Binding; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns. Neither this Agreement, nor any rights, interests or obligations hereunder, may be assigned by any Party to this Agreement to any other Person without the prior written consent of the other Parties, and any purported assignment made without such consent shall be null and void. In addition, this Agreement cannot be assigned without the prior approval of the New York Department of Financial Services.
Section 9.13 Descriptive Headings. The descriptive Article and Section headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
Section 9.14 Use of Name. Except as otherwise set forth in this Agreement, neither Employers NY nor Administrator shall use any name, trademark, service mark, logo or identification of the other Party without such other Party’s prior written consent.
Section 9.15 Notices. Any notice, request or other communication to be given hereunder shall be in writing and shall be delivered personally, sent by registered or certified mail, postage prepaid, by overnight courier with written confirmation of delivery or by electronic transmission (including e-mail). Any such notice shall be deemed given when so delivered personally or sent by electronic transmission, if mailed, on the date shown on the receipt therefor, or if sent by overnight courier, on the date shown on the written confirmation of delivery. Such notices shall be given to the following address(es):

TO EMPLOYERS NY:
Employers NY Insurance Company of New York
c/o Employers Group, Inc.
10375 Professional Circle
Reno, NV 89521
Attention: Mike Paquette, Chief Financial Officer
Email: mpaquette@employers.com

TO ADMINISTRATOR:
Partner Reinsurance Company of the U.S.
Suite 400
200 First Stamford Place
Stamford, CT 06902
Attn: Anthony Albano
Email: Anthony.Albano@partnerre.com

Section 9.16 Interpretation.
(a)When a reference is made in this Agreement to a Section or an Article, such reference shall be to such Section or such Article of this Agreement unless otherwise clearly indicated to the contrary. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The meaning assigned to each term used in this Agreement shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
(b)The Parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by a duly authorized officer of each Party as of the date first above written.

PARTNERRE INSURANCE COMPANY OF NEW YORK
By:
Name:______________________________
Title:_______________________________
PARTNER REINSURANCE COMPANY OF THE U.S.
By:
Name:______________________________
Title:_______________________________

EXHIBIT D
FORM OF
GUARANTY

GUARANTY
THIS GUARANTY is dated and made effective as of [___], 2018 (this “Guaranty”), and is made by PartnerRe Ltd., a Bermuda company (the “Guarantor”), in favor of Cerity Group, Inc., a Nevada corporation (“Buyer”) and PartnerRe Insurance Company of New York, a New York corporation (“Company”).
WHEREAS, Buyer and Partner Reinsurance Company of the U.S., a New York corporation (“Seller”), are parties to an Amended and Restated Stock Purchase Agreement dated as of [•], 2018 (the “Purchase Agreement”), pursuant to which Buyer will purchase, and Seller will sell, all of the capital stock of Company;
WHEREAS, Company and Partner Reinsurance Company Ltd., a Bermuda company (the “Existing Retrocessionaire”), entered into that certain Portfolio Reinsurance Agreement, effective as of December 31, 1998 (as amended) (the “Existing Reinsurance Agreement”), pursuant to which Company retroceded certain liabilities to the Existing Retrocessionaire;
WHEREAS, pursuant to the Purchase Agreement and as a condition to the obligations of Buyer as set forth therein, (i) Company and the Existing Retrocessionaire entered into that certain Recapture and Termination Agreement, effective as of [•], 2018 (the “Recapture and Termination Agreement”), pursuant to which the liabilities retroceded to the Existing Retrocessionaire under the Existing Reinsurance Agreement shall be recaptured by Company (the “Recaptured Business”); (ii) Seller and Company entered into that certain Loss Portfolio Reinsurance Agreement dated as of [•], 2018 (the “Reinsurance Agreement”), pursuant to which Seller has agreed to reinsure and indemnify Company for the Recaptured Business and any and all other insurance contracts, certificates, treaties, policies, binders, slips, cover notes and other agreements of insurance, facultative and treaty reinsurance and retrocession (including all supplements, endorsements, riders, amendments, addendums and ancillary agreements in connection therewith) and all extensions thereto, whether or not in-force, issued, renewed, written, assumed or reinsured by or on behalf of Company (collectively with the Recaptured Business, the “Subject Business”); and (iii) Seller and Company entered into that certain Policy Administration and Claims Services Agreement dated as of [•], 2018 (the “Services Agreement”), pursuant to which Seller has agreed to administer the Subject Business;
WHEREAS, Seller is an Affiliate (as defined in the Purchase Agreement) of the Guarantor;
WHEREAS, pursuant to the Purchase Agreement and as a condition to the obligations of Buyer as set forth therein, Seller is required to deliver this Guaranty to Buyer and Company in connection with the closing of the transactions contemplated by the Purchase Agreement; and
WHEREAS, as an Affiliate of Seller and the Existing Retrocessionaire, the Guarantor will be benefited by the consummation of the transactions contemplated by the Purchase Agreement.
NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Guarantor agrees as follows:
1.The Guarantor unconditionally, absolutely and irrevocably guarantees to Buyer and Company, as appropriate, as a primary obligor and not merely as surety, the full and prompt payment and performance by (a) Seller of all of Seller’s obligations, liabilities and indemnities under the Purchase Agreement, the Reinsurance Agreement and the Services Agreement and the transactions contemplated thereby, including, without limitation, obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due and (b) Existing Retrocessionaire of all of Existing Retrocessionaire’s obligations, liabilities and indemnities under the Recapture and Termination Agreement and the transactions contemplated thereby, including, without limitation, obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due (Sections 1(a) and 1(b) hereof, collectively, the “Obligations”). The Guarantor hereby waives to the fullest extent permitted by applicable law: (i) grace, demand, presentment and protest or notice of dishonor with respect to the Obligations, (ii) notice of or as to grace, demand, presentment and protest, (iii) notice of non-payment or other defaults under the Purchase Agreement, the Reinsurance Agreement, the Services Agreement and the Recapture and Termination Agreement, (iv) notice of and/or any right to consent or object to the assignment of any interest in the Obligations, or the creation, advancement, accrual, renewal, increase, extension or rearrangement of the Obligations, (v) filing of any civil, criminal, administrative, investigative or informal action, audit, demand, suit, claim, arbitration, hearing, litigation, dispute, investigation or other proceeding of any kind or nature (an “Action”) by Buyer or Company, as appropriate, in collection or enforcement of the Obligations, (vi) any other notice regarding the Obligations, (vii) any right it may have to require Buyer or Company, as appropriate, to proceed against Seller, Existing Retrocessionaire or against any other party, (viii) any and all rights or defenses arising by reason of any law that would otherwise require any election of remedies by Buyer or Company, (ix) any defense based on or arising out of the disability of Seller or the Guarantor or any other party, or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of Seller or any other Person (as defined in the Purchase Agreement) other than that the Obligations shall have been indefeasibly discharged and fulfilled in full, and (x) all suretyship defenses generally. The Guarantor agrees that all of the obligations under this Guaranty are independent of the Obligations and that a separate Action may be brought against the Guarantor whether or not an Action is commenced against Seller under the Purchase Agreement, the Reinsurance Agreement or the Services Agreement or against Existing Retrocessionaire under the Recapture and Termination Agreement. Notwithstanding anything contained herein to the contrary, the Guarantor reserves the right to assert any and all defenses which Seller may have under the Purchase Agreement, the Reinsurance Agreement or the Services Agreement or against Existing Retrocessionaire under the Recapture and Termination Agreement with respect to the payment and performance of the Obligations. The Guarantor agrees at all times while this Guaranty remains in full force and effect to maintain adequate shareholders equity to pay the Obligations.
2.The Guarantor agrees that Buyer or Company, as appropriate, may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of the Obligations, or otherwise amend, modify, or change in any manner the Obligations, and may also make any agreement with Seller or Existing Retrocessionaire, as appropriate, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, in each case without in any way impairing or affecting the Guarantor's obligations under this Guaranty. The Guarantor agrees that the Obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (a) the failure or delay of Buyer or Company, as appropriate, to assert any claim or demand or to enforce any right or remedy against Seller or the Existing Retrocessionaire, as appropriate, under the Purchase Agreement, the Reinsurance Agreement, the Services Agreement or the Recapture and Termination Agreement, (b) any change in the time, place or manner of payment of the Obligations, (c) the addition, substitution or release of any Person now or hereafter liable with respect to the Obligations, to or from this Guaranty, the Purchase Agreement, the Reinsurance Agreement, the Services Agreement, the Recapture and Termination Agreement or any related agreement or document, (d) any change in the corporate existence, structure or ownership of Seller, the Existing Retrocessionaire or any other Person now or hereafter liable with respect to the Obligations, (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Seller, the Existing Retrocessionaire or any other Person now or hereafter liable with respect to the Obligations, (f) the existence of any claim, set-off or other right which the Guarantor may have at any time against Seller, Existing Retrocessionaire, Company or Buyer, whether in connection with the Obligations or otherwise, (g) the adequacy of any other means Buyer or Company, as appropriate, may have of obtaining payment of the Obligations, or (h) the taking by Buyer or Company, as appropriate, of any other action or Buyer or Company, as appropriate, omitting to take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of the Guarantor from its liabilities under this Guaranty (including, without limitation, any action or omission whatsoever that might otherwise vary the risk of the Guarantor or constitute a legal or equitable defense to or discharge of the liabilities of a guarantor or surety or that might otherwise limit recourse against the Guarantor).
3.The Guarantor hereby waives (to the fullest extent permitted by applicable law) notice of acceptance of this Guaranty and notice of the existence, creation or incurrence of any new or additional liability to which it may apply, and waives (to the fullest extent permitted by applicable law) promptness, diligence, presentment, demand of payment, demand for performance, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking of other action by Buyer or Company against, and any other notice to, any party liable thereon (including, without limitation, the Guarantor, any other guarantor or Seller), and the Guarantor further hereby waives (to the fullest extent permitted by applicable law) any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice or proof of reliance by Buyer or Company upon this Guaranty, and the Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended, modified, supplemented or waived, in reliance upon this Guaranty.
4.To the fullest extent permitted by applicable law, the Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Seller or Existing Retrocessionaire, as appropriate, that arise from the existence, payment, performance, or enforcement of the Guarantor's obligations under or in respect of this Guaranty or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Buyer or Company against the Seller or Existing Retrocessionaire, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Seller or Existing Retrocessionaire, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Obligations shall have been indefeasibly satisfied in full. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of the Obligations under this Guaranty, such amount shall be received and held in trust for the benefit of Buyer or Company, as appropriate, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to Buyer or Company, as appropriate, in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations, in accordance with the terms of the Purchase Agreement, the Reinsurance Agreement, the Services Agreement or the Recapture and Termination Agreement, as applicable, or to be held as collateral for the Obligations thereafter arising.
5.This Guaranty shall be an agreement of suretyship as well as guaranty. Buyer or Company, as appropriate, may proceed directly against the Guarantor whenever Seller or Existing Retrocessionaire, as appropriate, fails to perform any of its Obligations, without being required to proceed first against Seller, Existing Retrocessionaire or any other Person. All payments by the Guarantor to Buyer or Company shall be payable without set-off, deduction or counterclaim, except as such rights exist for Seller under the Purchase Agreement, the Reinsurance Agreement or the Services Agreement or against Existing Retrocessionaire under the Recapture and Termination Agreement. The Guarantor hereby acknowledges and agrees that Buyer and Company shall not be under any obligation (a) to marshal any assets in favor of the Guarantor or in payment of any or all of the liabilities of Seller or Existing Retrocessionaire or the obligations of the Guarantor hereunder or (b) to pursue any other remedy that the Guarantor may or may not be able to pursue itself, any right to which the Guarantor hereby waives.
6.This Guaranty will be binding upon the Guarantor’s successors and permitted assigns. This is a continuing Guaranty and shall remain in effect as to the Guarantor only until all of the Obligations are indefeasibly discharged and fulfilled in full in accordance with the terms and conditions of the Purchase Agreement, the Reinsurance Agreement, the Services Agreement and the Recapture and Termination Agreement, as applicable. The Guarantor may not terminate or revoke its obligations under this Guaranty in any manner.
7.The Guarantor represents, warrants and covenants that (which representations, warranties and covenants shall survive until all of the Obligations shall have been indefeasibly discharged and fulfilled in full in accordance with the terms and conditions of the Purchase Agreement, the Reinsurance Agreement, the Services Agreement and the Recapture and Termination Agreement, as applicable):
(a)Organization, Standing and Company Power. The Guarantor is a company duly organized, validly existing and in good standing under the Requirements of Law (as defined in the Purchase Agreement) of Bermuda and has the requisite power and authority to own its properties and assets and carry on its business as currently conducted. The Guarantor has full power and authority to enter into, consummate the transactions contemplated by, and carry out its obligations under, this Guaranty. The Guarantor is duly qualified as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of its owned, operated or leased assets or properties or the nature of its activities makes such qualification and good standing necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to materially impair or delay the ability of the Guarantor to perform its obligations under this Guaranty. The execution and delivery by the Guarantor of this Guaranty, the performance by the Guarantor of its obligations under this Guaranty and the consummation by the Guarantor of the transactions contemplated by this Guaranty have been duly authorized by all requisite corporate action on the part of the Guarantor. This Guaranty has been duly executed and delivered by Guarantor. This Guaranty constitutes the legal, valid and binding obligation of the Guarantor, enforceable against it in accordance with its terms subject to (i) Requirements of Law of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) Requirements of Law governing specific performance, injunctive relief and other equitable remedies.
(b)Non-contravention; Consents. The execution, delivery and performance by the Guarantor of this Guaranty does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with any of the provisions of the Transaction Agreements (as defined in the Purchase Agreement) or any material agreement or instrument which is binding upon the Guarantor or its assets, (ii) constitute grounds for acceleration of any material indebtedness or obligation of the Guarantor, or (ii) contravene any Requirements of Law applicable to the Guarantor.
(c)Governmental Consents and Approvals. The execution and delivery by the Guarantor of this Guaranty does not, and the performance by the Guarantor of its obligations under, and the consummation by the Guarantor of the transactions contemplated by this Guaranty will not, require the approval of any federal, state, local or foreign governmental or regulatory authority, agency, commission, department, body, court or other legislative, executive, or judicial or quasi-judicial governmental entity to be obtained by the Guarantor.
(d)Absence of Litigation. There are no Actions (as defined in the Purchase Agreement) pending or, to the actual knowledge (after reasonable investigation) of those individuals listed on Schedule 7(d), threatened against any of the Guarantor or its Affiliates that, individually or in the aggregate, would reasonably be expected to materially impair or delay the ability of the Guarantor to perform its obligations under this Guaranty.
(e)Financial Resources. The Guarantor has, and shall maintain, sufficient financial resources to fulfill its obligations under this Guaranty.
8.Expenses. The Guarantor agrees to pay on demand all fees and out of pocket expenses (including the reasonable fees and expenses of Buyer’s and Company’s counsel, as appropriate) reasonably relating to the enforcement or protection of the rights of Buyer and Company hereunder; provided, that the Guarantor shall not be liable for any fees or expenses of Buyer or Company if no payment under this Guaranty is due.
9.Recapture. Anything in this Guaranty to the contrary notwithstanding, if Buyer or Company receives any payment or payments on account of the Obligations guaranteed hereby, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver, or any other Person under any bankruptcy law, common law or equitable doctrine, then to the extent of any sum not finally retained by Buyer or Company, as appropriate, the Guarantor’s obligations to Buyer and Company, as appropriate, shall be reinstated and this Guaranty shall remain in full force and effect (or be reinstated) until payment shall have been made to Buyer or Company, as appropriate, which payment shall be due on demand.
10.Further Assurances. The Guarantor shall execute and deliver all such further documents and instruments and do all acts and things as may be reasonably required to carry out the full intent and purpose of this Guaranty.
11.Independent Investigation. The Guarantor acknowledges that it is fully aware of the financial condition of Seller and the Exiting Retrocessionaire. The Guarantor delivers this Guaranty based solely upon its own independent investigation and in no part upon any representations or statements of Buyer or Company with respect thereto or with respect to the Obligations as they may now or hereafter exist. The Guarantor assumes all responsibility for being and keeping itself informed of Seller’s and Exiting Retrocessionaire’s financial condition, affairs and assets, and of all other circumstances bearing upon the risk of nonpayment or nonperformance of the Obligations and the nature, scope and extent of the risks which the Guarantor assumes and incurs hereunder, and has adequate means to obtain from Seller and Exiting Retrocessionaire on an ongoing basis information relating thereto and Seller’s and Exiting Retrocessionaire’s ability to pay and perform their respective Obligations, and agrees to assume the responsibility to keep so informed.
12.Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of (a) in the case of personal delivery, when actually delivered, (b) in the case of delivery by prepaid overnight courier with guaranteed next day delivery, the day designated for delivery by such courier, (c) in the case of delivery by registered or certified mail, postage prepaid, return receipt requested, five (5) days after deposit in the mails, (d) in the case of transmittal by facsimile, upon receipt by the sender of a printed confirmation of transmittal or (e) in the case of transmittal by electronic mail, upon receipt by the sender of electronic confirmation of such transmittal, and in each case shall be addressed as follows (or at such other address, facsimile number or e-mail address for a party as shall be specified by like notice):
(a)    If to the Guarantor, to:
PartnerRe Ltd.
Wellesley House
90 Pitts Bay Road
Pembroke HM 08 Bermuda
Facsimile:     (441) 292-6080
Attention:     Chief Legal Officer

with a copy, which shall not constitute notice to the Guarantor, to:

Morgan, Lewis & Bockius LLP
One State Street
Hartford, Connecticut 06103
Facsimile:     (860) 240-2520
Attention:     Jeffrey S. MacDonald
E-mail:     jeffrey.macdonald@morganlewis.com

(b)    If to Buyer, to:

Cerity Group, Inc.
10375 Professional Circle
Reno, NV 89521
Attention:     Michael S. Paquette
E-mail:     mpaquette@employers.com

with a copy, which shall not constitute notice to Buyer, to:

Wilson Sonsini Goodrich & Rosati
650 Page Mill Road Palo Alto, CA 94304
Facsimile: 650.493.6811
Attention: Douglas Schnell; Katherine Ku
E-mail: dschnell@wsgr.com; kku@wsgr.com

(c)    If to Company, to:

PartnerRe Insurance Company of New York
10375 Professional Circle
Reno, NV 89521
Attention:     Michael S. Paquette
E-mail:     mpaquette@employers.com

with a copy, which shall not constitute notice to Buyer, to:

Wilson Sonsini Goodrich & Rosati
650 Page Mill Road Palo Alto, CA 94304
Facsimile: 650.493.6811
Attention: Douglas Schnell; Katherine Ku
E-mail: dschnell@wsgr.com; kku@wsgr.com

13.Severability. Whenever possible, each provision or portion of any provision of this Guaranty will be interpreted in such manner as to be effective and valid under applicable Requirements of Law, but if any provision or portion of any provision of this Guaranty is held to be invalid, illegal or unenforceable in any respect under any applicable Requirements of Law, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Guaranty will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
14.Entire Agreement. This Guaranty constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, of the parties with respect to the subject matter hereof.
15.Assignment. This Guaranty shall not be assigned, in whole or in part, by operation of law or otherwise without the prior written consent of, as applicable, Buyer, Company or the Guarantor, which consent shall not be unreasonably withheld or delayed. Any attempted assignment in violation of this Section 15 shall be null and void. This Guaranty shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Guarantor, Company and Buyer and their respective successors and permitted assigns.
16.No Third-Party Beneficiaries. This Guaranty is for the sole benefit of Buyer and Company and their respective successors and permitted assigns and nothing in this Guaranty, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Guaranty.
17.Amendment; Waivers. No provision of this Guaranty may be amended, supplemented or modified except by a written instrument signed by the Guarantor, Company and Buyer. No provision of this Guaranty may be waived except by a written instrument signed by the party against whom the waiver is to be effective. No failure or delay by Buyer, Company or the Guarantor in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by any Requirement of Law.
18.Governing Law; Venue; Waiver of Jury Trial. This Guaranty, and the rights and obligations of the parties hereto, shall be enforced by and construed in accordance with the Requirements of Law of the State of New York (including Section 5-1401 and Section 5-1402 of the New York General Obligations Law). The parties hereby irrevocably and unconditionally (a) submit to the exclusive jurisdiction of the United States Federal and New York State courts located in the County of New York, State of New York, over any Action arising out of or relating to this Guaranty, (b) agree that service of any process, summons, notice or document by the means specified herein shall be effective service of process for any Action, suit or proceeding brought against such party in such court, (c) waive any objection to the laying of venue of any such Action brought in such court has been brought in an inconvenient forum and (d) agree that final judgment in any such Action in such court shall be conclusive and binding upon the parties and may be enforced in any other courts to whose jurisdiction the party against whom enforcement is sought may be subject, by suit upon such judgment. IN ADDITION TO THE FOREGOING, EACH PARTY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY IT ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS GUARANTY, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS

CONTEMPLATED HEREIN. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS.
19.Counterparts. This Guaranty may be executed in counterparts, each of which shall be deemed an original for all purposes and all of which shall be deemed, collectively, one and the same agreement. Execution of a counterpart hereof in facsimile or electronic form will be deemed to be the execution of an original counterpart hereof. This Guaranty shall become effective when executed and delivered by the parties hereto.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has hereunto set its signature as of the date first written above.

PARTNERRE LTD.

By:
Name:
Title:

Accepted on behalf of Buyer as of the date first written above:

CERITY GROUP, INC.

By:
Name:
Title:

Accepted on behalf of Company as of the date first written above:

PARTNERRE INSURANCE COMPANY OF NEW YORK

By:
Name:
Title:

EXHIBIT E
FORM OF
RECAPTURE AND TERMINATION AGREEMENT

RECAPTURE AND TERMINATION AGREEMENT
By and Between
PARTNERRE INSURANCE COMPANY OF NEW YORK
And
PARTNER REINSURANCE COMPANY LTD.

This RECAPTURE AND TERMINATION AGREEMENT (this “Agreement”), dated as of [•], 2018, is made by and between PARTNERRE INSURANCE COMPANY OF NEW YORK, an insurance company organized under the laws of the State of New York (the “Ceding Company”), and PARTNER REINSURANCE COMPANY LTD., a reinsurance company organized under the laws of Bermuda (the “Reinsurer”) (the Reinsurer and the Ceding Company is each a “Party” and are collectively the “Parties”). Capitalized terms used but not defined in this Agreement shall have the respective meanings set forth in the Reinsurance Agreement (as defined below).
WHEREAS, the Ceding Company and the Reinsurer entered into that certain Portfolio Reinsurance Agreement, effective as of December 31, 1998 (as amended) (the “Reinsurance Agreement”) pursuant to which the Ceding Company retrocedes to the Reinsurer, and the Reinsurer assumes from the Ceding Company, a 100% quota share of the Reinsurance Liabilities (the “Subject Business”);
WHEREAS, the Parties desire the Subject Business to be retroceded by the Ceding Company to Partner Reinsurance Company of the U.S., an affiliate of the Reinsurer (“PartnerRe US”), rather than to the Reinsurer, effective as of [12:01 A.M.] Eastern time on [ ];
WHEREAS, to facilitate such retrocession, as of the Recapture Effective Time (as defined below), subject to the terms and conditions of this Agreement, the Parties desire that all liabilities retroceded to the Reinsurer pursuant to the Reinsurance Agreement be recaptured by the Ceding Company; and
WHEREAS, the Parties desire and full and final settlement, discharge and release of any and all of each of their respective liabilities, duties and obligations with respect to the Reinsurance Agreement.
NOW, THEREFORE, in consideration of the agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.Recapture. Effective as of [12:00 A.M.] Eastern time on [ ] (the “Recapture Effective Time”), all liabilities retroceded by the Ceding Company to, and assumed by, the Reinsurer under the Reinsurance Agreement are hereby recaptured by the Ceding Company on a cut-off basis as further provided below (the “Recapture”). This Recapture is effective notwithstanding any terms to the contrary in the Reinsurance Agreement.
2.Termination of the Reinsurance Agreement. The Parties agree that the Reinsurance Agreement is hereby terminated and commuted effective as of the Recapture Effective Time in accordance with the provisions of this Agreement. The Parties hereby waive any notice requirement in the Reinsurance Agreement to effect the Recapture.
3.Full Release. Effective as of the Recapture Effective Time, each Party hereby irrevocably releases and fully discharges the other Party and such other Party’s affiliates, subsidiaries, associates, officers, directors, shareholders and agents and all other successors, predecessors and/or assignees and/or assignors of such other Party from any and all past, present and future claims, liabilities and obligations, regardless whether contingent or absolute, mature or immature, liquidated or unliquidated, known or unknown, reported or unreported, currently existing or arising in the future, disputed or recognized, that such Party now has, owns or holds or claims to have, own or hold, or at any time had, owned or held or claimed to have had, owned or held, or may after the execution of this Agreement have, own or hold or claim to have, own or hold against such other Party arising under, related to or based on the Subject Business or the Reinsurance Agreement, including, without limitation, all premiums, claims, debits, liabilities, accounts, duties to report and submit accounts, deposits, damages, costs, losses and incurred but not reported claims, it being the intention of the Parties that this release operate as a full and final settlment of such other Party’s current and future liabilities to such Party under and in connection wth the Subject Business and the Reinsurance Agreement; provided, however, that this release shall not discharge the obligations of the Parties that have been undertaken or imposed by the terms of this Agreement.
4.Consideration.
i.In consideration for the transactions contemplated herein, and notwithstanding anything to the contrary set forth in the Reinsurance Agreement, on the date hereof, the Reinsurer shall pay the Ceding Company an amount equal to $[ ], which the Parties agree is the amount of (i) the net settlement due between the Parties for the final quarterly accounting period of the Reinsurance Agreement; plus (ii) the statutory reserves of the Ceding Company associated with the Reinsurance Liabilities as of the Recapture Effective Time determined in a manner consistent with the usual and customary practices of the Ceding Company (such sum, the “Terminal Accounting and Settlement”). The Parties agree and acknowledge that to the extent the calculation of the Terminal Accounting and Settlement was based on the Parties’ estimates as of the date hereof, nowithstanding the results of any subsequent calculations, such Terminal Accounting and Settlement in accordance with Section 4(b) shall be binding and the payment of such Terminal Accouting and Settlement shall constitute each Party’s payment in full of its obligations to the other Party under the Reinsurance Agreement and this Agreement.
ii.The Reinsurer shall pay the Terminal Accounting and Settlement on the date hereof in cash or investment assets chosen by the Reinsurer (or any combination of cash and investment assets chosen by the Reinsurer) either directly to the Ceding Company or as otherwise directed by the Ceding Company, to an account or accounts identified by the Ceding Company to the Reinsurer on or prior to the date hereof.
5.Representations and Warranties of Each Party. Each Party hereto represents and warrants to the other Party that:
(a) it is a corporation duly organized and validly existing under the laws of the jurisdiction in which it is incorporated;
(b) it has all the requisite corporate power and authority to execute, deliver and perform this Agreement;
(c) the execution, delivery and performance of this Agreement is fully authorized by it;
(d) it has executed and delivered this Agreement and this Agreement is the legal, valid and binding obligation of it, enforceable against it in accordance with its terms subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally, and to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law);
(e) neither the execution nor delivery of this Agreement nor compliance with or fulfillment of the terms, conditions, and provisions hereof, conflicts with, results in a material breach or violation of the terms, conditions, or provisions of, or constitutes a material default, an event of default, or an event creating rights of acceleration, termination, or cancellation, or a loss of rights under (i) its organizational documents, (ii) any judgment, decree, order, contract, agreement, indenture, instrument, note, mortgage, lease, governmental permit, or other authorization, right, restriction or obligation to which it is a party or any of its property subject or by which it is bound, in any material respects, or (iii) any federal, state, or local law, statute, ordinance, rule, or regulation applicable to it in any material respects;
(f) there is no pending, or to the best of its knowledge, threatened, litigation against it in any court or before any commission or regulatory body, whether federal, state or local, which challenges the validity or enforceability of this Agreement and it has no notice of any pending agreements, transactions, or negotiations to which it is a party or is likely to be made a party that would render this Agreement or any part hereof void, voidable, or unenforceable; and
(g) any authorization, consent, approval, order, license, certificate, or permit or act of or from, or declaration of filing with, any governmental entity or other party, required to make this Agreement valid and binding has been obtained and is in full force and effect.
6.Waiver. By executing this Agreement, each Party waives any rights to notice or any other procedure for recapture or amendment required under the Reinsurance Agreement with respect to the transactions contemplated by this Agreement.
7.No Third Party Beneficiaries. Nothing in this Agreement confers any rights upon any person or entity that is not a Party or successor thereto or an assignee to this Agreement.
8.Choice of Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York without giving effect to any principles of conflicts of law thereof that are not mandatorily applicable by law and would permit or require the application of the laws of another jurisdiction.
9.Entire Agreement. This Agreement and that certain Amended and Restated Stock Purchase Agreement, dated as of August 11, 2017 (and all related agreements) (collectively, the “SPA”) constitute the entire agreement between the Parties relating to the subject matter hereof, and other than this Agreement and the SPA, there are no other agreements between the Parties, either existing or contemplated, written or oral, relating to the subject matter of this Agreement.
10.Binding Effect. This Agreement is intended to resolve finally the rights and liabilities of the Parties under the Reinsurance Agreement and no Party shall seek to re-open or set aside this Agreement on any grounds whatsoever.
11.Successors and Assigns. This Agreement, and the terms and conditions contained herein, shall be binding upon and shall inure to the benefit of the Parties and their respective predecessors, successors and assigns.
12.Signatures; Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the Parties may execute this Agreement by signing any such counterpart.
13.Severability. Determination that any provision of this Agreement is invalid or unenforceable will not affect or impair the validity or the enforceability of the remaining provisions of this Agreement so long as the economic or legal substance of the transaction contemplated hereby is not affected in any material adverse manner to any Party. The Parties agree to attempt in good faith to reform any such invalid or unenforceable provison to the extent necessary to render such provision enforceable and to carry out its orginal intent.

SIGNATURES APPEAR ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

PARTNERRE INSURANCE COMPANY OF NEW YORK By: Name: Title:
PARTNER REINSURANCE COMPANY LTD. By: Name: Title: